                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                    YOUTH AND FAMILY CENTERED SERVICES, INC.



                  YOUTH SERVICES INTERNATIONAL HOLDINGS, INC.



                                      AND



                       YOUTH SERVICES INTERNATIONAL, INC.





                           DATED AS OF JULY 22, 1997

                               TABLE OF CONTENTS

SECTION 1    SALE AND PURCHASE OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . .          1
1.1          Agreement to Sell and Purchase Stock . . . . . . . . . . . . . . . . . . . . .          1
1.2          Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2
1.3          Determination of Estimated Net Working Capital . . . . . . . . . . . . . . . .          2
1.4          Payment of Consideration at Closing  . . . . . . . . . . . . . . . . . . . . .          2
1.5          Determination of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . .          3
1.6          Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4
1.7          Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4
1.8          Release from Corporate Obligations . . . . . . . . . . . . . . . . . . . . . .          5
1.9          Change of Corporate Names; Use of Service Marks and Trade Names  . . . . . . .          5
1.10         Trasnfer Back of Accounts Receivable . . . . . . . . . . . . . . . . . . . . .          6

SECTION 2    JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF YSI AND THE SELLER . . . .          6
2.1          Ownership of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6
2.2          Capacity and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6
2.3          Organization and Standing of the Seller Companies  . . . . . . . . . . . . . .          7
2.4          Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          7
2.5          Subsidiaries and Investments . . . . . . . . . . . . . . . . . . . . . . . . .          8
2.6          No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8
2.7          Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8
2.8          Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9
2.9          Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10
2.10         Compliance with Laws, Licenses, Accreditation and Third-Party Payor  . . . . .         10
2.11         Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11
2.12         Cost Reports, Third-Party Receivables and Conditions of Participation  . . . .         11
2.13         Medical Staff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11
2.14         Experimental Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . .         12
2.15         Wage Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12
2.16         Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12
2.17         Tax Returns and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .         12
2.18         Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12
2.19         Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . .         16
2.20         Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         16
2.21         Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         17
2.22         Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         19
2.23         Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         19
2.24         Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . .         20
2.25         Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20
2.26         No Untrue or Inaccurate Representation or Warranty . . . . . . . . . . . . . .         20

SECTION 3    REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . .         20
3.1          Organization; Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . .         20
3.2          Capacity and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21
3.3          No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21
3.4          Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . .         21
3.5          Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . .         21
3.6          Absence of Certain Proceedings; No Required Consents . . . . . . . . . . . . .         21
3.7          Adequacy of Available Funds  . . . . . . . . . . . . . . . . . . . . . . . . .         22
3.8          Due Diligence; Reliance on Representations and Warranties  . . . . . . . . . .         22
3.9          Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . .         22

SECTION 4    COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .         22
4.1          Pre-Closing Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22
4.2          Best Efforts of YSI and the Seller . . . . . . . . . . . . . . . . . . . . . .         24
4.3          Purchaser's Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . .         24
4.4          Medicaid Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . .         24
4.5          Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         24
4.6          Notification; Disclosure Schedule Changes  . . . . . . . . . . . . . . . . . .         25
4.7          Purchaser Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         25
4.8          Antitrust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
4.9          Vacation and Holiday Pay, Etc. . . . . . . . . . . . . . . . . . . . . . . . .         26
4.10         Non-Competition and Non-Solicitation Covenants . . . . . . . . . . . . . . . .         26
4.11         Election Under Section 338(h)(10)  . . . . . . . . . . . . . . . . . . . . . .         27
4.12         Payment of Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . . . . .         28
4.13         Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         30
4.14         Financing by the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . .         31
4.15         Reorganization of the Subsidiaries . . . . . . . . . . . . . . . . . . . . . .         31
4.16         Florida Juvenile Justice Assets  . . . . . . . . . . . . . . . . . . . . . . .         31
4.17         Environmental Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . .         31
4.18         "Tail Insurance" Policy  . . . . . . . . . . . . . . . . . . . . . . . . . . .         32
4.19         Transfer of 401(k) Plans . . . . . . . . . . . . . . . . . . . . . . . . . . .         32
4.20         Employee List  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33
4.21         List of Personal Property and Accounts, Deposits, etc. . . . . . . . . . . . .         33
4.22         Tax Basis in Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33
4.23         Cash Flow Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33

SECTION 5    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33
5.1          Grounds for Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .         33
5.2          Consequences of Termination  . . . . . . . . . . . . . . . . . . . . . . . . .         34
5.3          Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         35

SECTION 6    AMENDMENT OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .         35

SECTION 7    CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE  . . . . . . . . . . .         36
7.1          Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . .         36
7.2          Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36
7.3          Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36
7.4          Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36
7.5          Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36
7.6          HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37
7.7          Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37
7.8          No Adverse Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37
7.9          Facility Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37
7.10         Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37
7.11         Transition Services Agreement  . . . . . . . . . . . . . . . . . . . . . . . .         37
7.12         YSI Exercise of Option to Purchase . . . . . . . . . . . . . . . . . . . . . .         37
7.13         Lease of Tampa Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .         37
7.14         Lease and Tax Matters Agreement  . . . . . . . . . . . . . . . . . . . . . . .         38
7.15         Management Agreement Amendment . . . . . . . . . . . . . . . . . . . . . . . .         38
7.18         Release of Security Interests  . . . . . . . . . . . . . . . . . . . . . . . .         38
7.17         Liquidation, Dissolution and Transfer of Entities  . . . . . . . . . . . . . .         38
7.18         Tail Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38
7.19         Consents, Approvals, Waivers, Etc. . . . . . . . . . . . . . . . . . . . . . .         38
7.20         Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38

SECTION 8    CONDITIONS PRECEDENT TO OBLIGATION OF YSI AND THE SELLER TO CLOSE  . . . . . .         39
8.1          Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . .         39
8.2          Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39
8.3          Good Standing and Existence  . . . . . . . . . . . . . . . . . . . . . . . . .         39
8.4          Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39
8.5          Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39
8.6          HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39
8.7          Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39

SECTION 9    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40
9.1          Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40
9.2          Agreement of YSI and the Seller to Indemnify . . . . . . . . . . . . . . . . .         40
9.3          Agreement of Purchaser to Indemnify  . . . . . . . . . . . . . . . . . . . . .         41
9.4          Procedures for Indemnification . . . . . . . . . . . . . . . . . . . . . . . .         42
9.5          Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         42
9.6          Exclusive Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44
9.7          Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44
9.8          Tax Effect and Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .         44
9.9          Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44
9.10         Basket Amounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44

9.11         Limitation of Liability of the Seller and YSI  . . . . . . . . . . . . . . . .         45
9.12         Limitation of Purchaser Liability  . . . . . . . . . . . . . . . . . . . . . .         45

SECTION 10   PAYMENT OF EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         45

SECTION 11   ADDITIONAL DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         45

SECTION 12   NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         45

SECTION 13   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         46
13.1         Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         46
13.2         Representations and Survival . . . . . . . . . . . . . . . . . . . . . . . . .         46
13.3         Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         47
13.4         Assignability; Binding Terms and Provisions  . . . . . . . . . . . . . . . . .         47
13.5         Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         47
13.6         Governance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         47
13.7         Waiver of Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         47
13.8         Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . .         47
13.9         Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         47
13.10        Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         48
13.11        Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         48

                            STOCK PURCHASE AGREEMENT
                         LIST OF SCHEDULES AND EXHIBITS


SCHEDULES

1.2(c)     Exceptions to GAAP for Purposes of Determining Net Working Capital
1.8        Release from Corporate Obligations
2.4        Capital Stock
2.5        Subsidiaries of the Company
2.6        Violations
2.7        Subsidiary Financial Statements Matters
2.8        Insurance Policies
2.9        Litigation and Claims
2.10(a)    Compliance Exceptions
2.10(b)    Licenses, Permits List
2.12       Cost Report Dispute
2.13       Medical Staff
2.14       Experimental or Research Procedures
2.15       Wage Claims
2.16       Employment Compliance
2.17       Exceptions as to Tax Adequacy
2.18(a)    Employee Benefit Plans
2.18(b)    Compliance with ERISA
2.18(c)    Representations Concerning Employee Benefit Plans
2.18(d)    Compliance with Plan Reporting Requirements
2.18(h)    Change in Control Agreements
2.18(i)    Exceptions to Common Law Employees
2.19       Contracts and Commitments
2.20       Lease Agreements
2.21.1     Property Description(s)
2.21.2     Permitted Title Exceptions
2.21.3     Commitments to Others for Payment
2.21.4     Reassessment Notices
2.22       Title Exceptions
2.23       Hazardous Materials
2.24       Company Brokers
3.5        Purchaser Brokers
3.6        Required Consents
4.9        Vacation and Holiday Pay Schedule
4.19       401(k) Plan Transfers

EXHIBITS

2.7        Financial Statements
7.4        Form of Opinion of Counsel to YSI and the Seller
7.11       Form of Transition Services Agreement
7.14       Form of Lease Matters Agreement
8.4        Form of Opinion of Counsel to Purchaser

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of July 22, 1997 by and among YOUTH AND FAMILY CENTERED SERVICES, INC., a Georgia corporation ("Purchaser"), YOUTH SERVICES INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the "Seller"), and YOUTH SERVICES INTERNATIONAL, INC., a Maryland corporation ("YSI").

                              W I T N E S S E T H:

         WHEREAS, the Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock (the "Shares") of YSI Holdings-Georgia, Inc., a Georgia corporation (the "Company"), and YSI owns, directly or indirectly, all of the issued and outstanding capital stock of the Seller; and

         WHEREAS, on or before the Closing Date, the Company shall own and control, either directly or indirectly, all of the issued and outstanding capital stock of each of the subsidiaries of YSI which are engaged in the business of providing behavioral health services to troubled youth and which are listed on Schedule 2.5 to this Agreement (the "Subsidiaries"); and

         WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Purchaser will purchase from the Seller, and the Seller will sell to Purchaser, all of the Shares upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:


                                   SECTION 1
                           SALE AND PURCHASE OF STOCK

         1.1 Agreement to Sell and Purchase Stock. For the consideration hereinafter provided and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.6 hereof), the Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all liens, charges, claims or encumbrances, and Purchaser shall purchase and acquire from the Seller, the Shares. At the Closing, the Seller shall deliver to Purchaser certificates representing the Shares, together with stock powers or instruments of assignment, duly endorsed in blank for the transfer of such Shares to Purchaser and with all necessary transfer taxes paid or other revenue stamps affixed thereto.

         1.2     Consideration.

                 (a) The consideration to be paid by Purchaser to the Seller for the sale, transfer, and conveyance of the Shares (the "Purchase Price") shall be:

                          (i)     $21,720,250.00; plus or minus

                          (ii) The amount by which the Final Net Working Capital (as hereinafter defined in Section 1.5(b)) is greater than or less than $4,041,500.00.

                 (b)      Reserved.

                 (c) For purposes of this Agreement, "Net Working Capital' shall mean the amount derived by subtracting from the book value of the total current assets of the Company and the Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP"), consistently applied, but as adjusted in the manner contemplated by
Schedule 1.2(c) to this Agreement, as of a specified date, the aggregate amount of the book value of the current liabilities of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, consistently applied, but as adjusted in the manner contemplated by Schedule 1.2(c) to this Agreement, as of such date. For purposes of a determination of Audited Net Working Capital (hereinafter defined) only, the accounts receivable portion of Net Working Capital shall be an amount equal to any and all accounts receivable that have been collected by the Company and the Subsidiaries, pursuant to the Purchaser's reasonable best efforts, for the period from the Closing Date through close of business on the 150th calendar day subsequent to the Closing Date. Whenever this Agreement provides for a calculation of Net Working Capital of the Company and the Subsidiaries, the Net Working Capital shall be determined in accordance with the procedures provided for in this
Section 1.2(c).

         1.3 Determination of Estimated Net Working Capital. Not later than ten (10) business days prior to the Closing Date, the Seller shall furnish to Purchaser the Seller's best estimate of the Net Working Capital of the Company as of the Closing Date (the "Estimated Net Working Capital"). The Estimated Net Working Capital shall be determined in a manner consistent with
Section 1.5.

         1.4 Payment of Consideration at Closing. On the Closing Date, Purchaser shall deliver to the Seller a cash payment by wire transfer of immediately available funds to such account(s) as the Seller shall designate in the aggregate amount of $21,720,250.00, plus or minus the amount by which the Estimated Net Working Capital as of the Closing Date is greater than or less than $4,041,500.00 (the "Estimated Purchase Price").

         1.5     Determination of Purchase Price.

                 (a) Not later than one hundred eighty (180) days following the Closing Date, Purchaser, at its expense, shall furnish to the Seller (i) an audited balance sheet reflecting the consolidated Net Working Capital of the Company and the Subsidiaries as of the Closing Date prepared by Purchaser and reported upon by Ernst & Young LLP ("Purchaser's Accountants") (the "Audited Net Working Capital"), and (ii) a Schedule (the "Schedule") prepared by Purchaser and reviewed by Purchaser's Accountants setting forth Purchaser's determination of the Purchase Price based upon the Audited Net Working Capital (the "Purchase Price"). The Seller shall have the right to have its accountants review all work papers of Purchaser and Purchaser's Accountants contemporaneously with the preparation and audit of such Audited Net Working Capital.

                 (b) The Seller shall have fifteen (15) business days following receipt of the Audited Net Working Capital and the Schedule to agree or disagree with the calculation of the Purchase Price set forth in the Schedule. If Purchaser and the Seller agree as to the Purchase Price within such period, payment of any difference between the Estimated Purchase Price and the Purchase Price shall be made in cash as provided in Section 1.5(d) hereof. If Seller disagrees with the calculation of the Purchase Price set forth in the Schedule, the Seller shall deliver written notice of its objection(s) to the Purchaser within such fifteen (15) business day period, which notice shall describe, in reasonable detail, the reasons for the Seller's objections thereto. If the Seller fails to deliver a written notice of objection to the Purchaser within such fifteen (15) business day period, the Seller shall be deemed to have accepted the Audited Net Working Capital and the Schedule (and the resulting determination of the Purchase Price). If the Seller delivers a written notice of objection to the Purchaser within such fifteen (15) business day period, the Seller and Purchaser shall thereafter endeavor in good faith to resolve any disputed items within ten (10) business days after the date on which the Purchaser received the notice of objection. If, however, Purchaser and the Seller do not agree as to the Purchase Price within such ten (10) day period, the disagreement shall be resolved by a nationally known ("Big Six") independent accounting firm not then engaged by either YSI or Purchaser (the "Independent Accountants"). In connection with the foregoing, the Independent Accountants shall have reasonable access to all documents and facilities necessary in their judgment to perform their function. The determination of the Independent Accountants with regard to the disagreement shall be final and binding on the parties. The Net Working Capital of the Company as finally determined pursuant to this Section 1.5 (whether by failure of the Seller to deliver a notice of objection to the Purchaser in a timely manner, by agreement of the parties or by final determination of the Independent Accountants) shall be deemed to be and shall be referred to herein as, the "Final Net Working Capital."

                 (c) All costs associated with the resolution of any dispute by the Independent Accountants shall be borne equally by the Seller and Purchaser, except that the Seller and Purchaser shall each be responsible for the fees of their own attorneys and accountants, and other expenses incurred in connection with the resolution of the dispute.

                 (d) If the Final Net Working Capital is greater than the Estimated Net Working Capital, Purchaser shall pay the difference between such amounts, together with interest thereon as provided below, to the Seller. If the Final Net Working Capital is less than the Estimated Net Working Capital, the Seller shall pay the difference between such amounts, together with interest thereon as provided below, to Purchaser. The payments required by this Subsection (d) shall be made in cash or by wire transfer of immediately available funds within ten (10) days after the earlier to occur of (i) the date Purchaser and the Seller agree as to the Purchase Price or (ii) the determination of the Purchase Price according to the provisions of Subsection
(b) above. The payment shall bear interest from the Closing Date until the date of payment at the rate of ten percent (10%) per annum. The fees and expenses of the Seller's accountants shall be borne by the Seller, and all fees and expenses of Purchaser's Accountants shall be borne by Purchaser.

         1.6 Closing. The closing of the sale and purchase hereunder (the "Closing") shall take place at the offices of Alston & Bird LLP, located at One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424 at 10:00 a.m. local time, on or before September 30, 1997, or on such other date and time as is mutually agreed upon by the parties, but in no event later than September 30, 1997 (the date on which the Closing occurs being referred to as the "Closing Date"). The transactions contemplated hereby shall be effective for tax, accounting, and all other purposes as of 12:01 a.m. on the Closing Date, unless otherwise mutually agreed upon in writing by the parties hereto.

                 Subject to the provisions of Section 5 hereof, failure to consummate the transactions on or before September 30, 1997 shall not result in the termination of this Agreement, and will not relieve any party of any obligation hereunder.

         1.7     Closing Documents.

         At the Closing, the Seller, YSI, the Company and Purchaser, as the case may be, shall execute and deliver, or cause to be delivered, all documents required to be delivered by each of them under this Agreement, including, but not limited to, the following (the "Closing Documents"):

                 (a) A copy of resolutions duly adopted by the Seller, YSI and Purchaser authorizing and approving their performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and in full force and effect as of Closing by the Secretary or an Assistant Secretary of each entity;

                 (b) A certified copy of the Articles of Incorporation, and all amendments thereto, of each of the Seller, YSI, the Company, each of the Subsidiaries, and Purchaser from its respective state of incorporation, dated the most recent practical date prior to Closing;

                 (c) A copy of the Bylaws, and all amendments thereto, of each of the Seller, YSI, the Company, the Subsidiaries, and Purchaser, certified as true and in full force and effect as of Closing by the Secretary or Assistant Secretary of each such entity;

                 (d) A certificate of the President or a Vice President of the Seller, YSI and Purchaser, certifying that as of Closing all of the representations and warranties by or on behalf of such party contained in this Agreement are true and correct in all respects and each and every covenant and agreement of each such party to be performed prior to or as of Closing pursuant to this Agreement has been performed;

                 (e) Certificates of incumbency for the respective officers of each corporate entity making certifications for Closing, dated as of Closing Date;

                 (f) Certificates of corporate existence and good standing of each of the Seller, YSI, the Company, the Subsidiaries and Purchaser from its respective state of incorporation dated the most recent practical date prior to Closing;

                 (g) The opinions of counsel to the parties, as provided in Sections 7.4 and 8.4 hereof;

                 (h)      Share certificates and stock powers provided for in
Section 1.1 hereof; and

                 (i) Such other instruments and documents as are necessary to effect the transactions contemplated hereby and to place Purchaser in possession of the Shares.

         1.8 Release from Corporate Obligations. From and after the Closing, the Purchaser shall use its best efforts to obtain the release of YSI from any and all guaranties provided by YSI prior to the Closing in respect of any of the obligations, duties or responsibilities of any of the Subsidiaries, including, without limitation, those reflected in Schedule 1.8 hereto.

         1.9 Change of Corporate Names; Use of Service Marks and Trade Names. Promptly following the Closing, the Purchaser shall cause the Company and each of the Subsidiaries which have the terms "YSI", or "Youth Services International" in their respective corporate names to file with the appropriate state agencies in the states in which each is incorporated articles of amendment or similar documents in order to change the corporate names thereof to a name which does not include either of such terms, or any variation thereof or any confusingly similar term. From and after the Closing, neither the Purchaser nor any of the Subsidiaries (or any of their present or future affiliates or subsidiaries) shall use the terms "YSI" or "Youth Services International" or any derivative, variation or transliteration thereof, or any confusingly similar name, in their respective corporate names or as a service mark or trade name in connection with their respective businesses. The parties hereto acknowledge and agree that neither "Youth and Family

Center Services, Inc." nor "YFCS" is a derivative, variation or transliteration of "YSI" or "Youth Services International."

         1.10 Transfer Back of Accounts Receivable. As soon as practicable after the date which is 150 calendar days subsequent to the Closing Date, the Purchaser shall transfer and assign to YSI any and all accounts receivable of the Company and the Subsidiaries (or portion thereof) that have not been collected through close of business on the 150th day subsequent to the Closing, pursuant to such instrument or instruments of transfer as shall be reasonably satisfactory to YSI.


                                   SECTION 2
                JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES
                             OF YSI AND THE SELLER

         As an inducement to Purchaser to enter into this Agreement and to purchase the Shares, YSI and the Seller, jointly and severally, represent and warrant to Purchaser as follows:

         2.1 Ownership of Shares. The Seller is the owner of all right, title and interest (legal, record and beneficial) in and to all of the Shares, free and clear of any and all liens, charges, claims, encumbrances or restrictions of any nature whatsoever. The delivery to Purchaser of the Shares pursuant to the provisions of this Agreement will transfer to Purchaser good and marketable title to all such Shares, free and clear of all liens, charges, claims, encumbrances or restrictions of any nature whatsoever. Except as specifically contemplated by this Agreement, no person or entity has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option for the purchase of any of the Shares.

         2.2 Capacity and Validity. Each of YSI and the Seller has the corporate power and authority to enter into, execute, deliver and perform this Agreement and the other transaction documents required hereby to which it is a party and to perform its obligations under this Agreement and the other transaction documents required hereby to which it is a party. Each of this Agreement and the other transaction documents to which YSI or the Seller, as the case may be, is a party constitutes the legal, valid and binding obligation of YSI or the Seller, as the case may be, enforceable against it in accordance with the respective terms thereof, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws of general application relating to or affecting enforcement of creditor's rights and the exercise of judicial discretion in accordance with general principles of equity. The execution and delivery of this Agreement and the other transaction documents to which YSI or the Seller, as the case may be, is a party, and the consummation of the transaction contemplated hereby, has been duly authorized by all necessary corporate action on the part of YSI and the Seller, respectively, and no other proceedings (corporate or otherwise) by YSI or the Seller, as the case may be, or any of the directors or the shareholders thereof are necessary with respect thereto. Each of YSI and the Seller will take, or cause to be taken, all action (corporate or otherwise) necessary to consummate the transactions contemplated hereby.

         2.3 Organization and Standing of the Seller Companies. Each of YSI, the Seller, the Company and the Subsidiaries (collectively, the "Seller Companies") is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, and each of the Seller Companies has the corporate power and authority to carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Each of the Seller, the Company and the Subsidiaries is qualified to do business as a foreign corporation in each state or other jurisdiction in which the nature of the business conducted by it requires it to be qualified or licensed to transact business. Copies of the Articles of Incorporation and all amendments thereto of each of the Seller Companies (certified by the Secretary of State of its state of incorporation) and its Bylaws, as amended, (certified by its secretary or assistant secretary), and copies of the corporate minutes of the Seller, the Company and the Subsidiaries, which have been or will be made available to Purchaser for review, are true and complete as in effect on the date of this Agreement. The corporate minute books of the Subsidiaries accurately reflect all proceedings of the shareholders and directors of the Subsidiaries (and all committees thereof) which have taken place since YSI acquired control thereof and which are required by law to be reflected therein. The stock record books of the Company and the Subsidiaries, which have been or will be made available to Purchaser for review, contain true, complete and accurate records of the stock ownership of the Company and the Subsidiaries and the transfer of the shares of their capital stock since the dates when YSI acquired control thereof.

         2.4 Capital Stock. The authorized and outstanding capital stock of the Company and the Subsidiaries is as indicated in Schedule 2.4 hereto, and no other shares of capital stock of the Company or the Subsidiaries are authorized, issued or outstanding. All of the shares of the capital stock of each of the Subsidiaries that are outstanding as indicated in Schedule 2.4 (the "Subsidiary Shares") have been duly and validly issued, are fully paid and nonassessable. When issued, each of the Shares will have been duly and validly issued and fully paid and nonassessable. The Shares will be issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) applicable state blue sky laws. Except for this Agreement, there are no outstanding warrants, options, rights (including outstanding rights to demand registration or to sell in connection with a registration by the Company or any of the Subsidiaries under the Securities Act of 1933, as amended), calls or other commitments of any nature relating to the Shares or the Subsidiary Shares, and there are no outstanding securities of the Company or any of the Subsidiaries convertible into or exchangeable for Shares or Subsidiary Shares or any other capital stock of the Company or any of the Subsidiaries. Except as indicated in Schedule 2.4, neither the Company nor any of the Subsidiaries is obligated to issue any shares of its capital stock for any purpose, and no person or entity has entered into any contract, whether oral or written, or option or any right or privilege (whether pre-emptive or contractual) capable of becoming a contract or option for the purchase, subscription or issuance of any unissued shares, or other unissued securities of the Company or any of the Subsidiaries.

         2.5 Subsidiaries and Investments. (a) Neither the Company nor any of the Subsidiaries currently owns, or will own, as of the Closing, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity other than the Subsidiaries listed in Schedule 2.5 hereto. As of the Closing, the Seller will own all of the issued and outstanding capital stock of the Company, and the Company will own and control, directly or indirectly, all of the issued and outstanding capital stock of each of the Subsidiaries.

                 (b) Neither HealthExpert Systems, Inc. nor Professional Education Services, Inc. has made any contribution to revenues reflected in the Financial Statements.

         2.6. No Violation. Except as set forth in Schedule 2.6 hereto, the execution and delivery of this Agreement and other agreements, instruments and certificates to be delivered by YSI and the Seller at the Closing, and the consummation by YSI and the Seller of the transactions contemplated herein (a) will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, the respective Articles of Incorporation or Bylaws of any of the Seller Companies, and (b) will not conflict with or result in the material breach or violation of any of the material terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a material default under (i) any instrument, contract or other agreement to which any of the Seller Companies is a party or by which any of the Seller Companies is bound, (ii) any provision of law, statute, rule or regulation of any court or governmental authority to which any of the Seller Companies is subject, or
(iii) any judgment, decree, franchise, order, license or permit applicable to any of the Seller Companies.

         2.7. Financial Statements. The unaudited consolidated and consolidating balance sheets of the Company and each of the Subsidiaries as of June 30, 1997, and the related unaudited consolidated and consolidating statements of income and expense of the Company and each of the Subsidiaries for the twelve month period ended on June 30, 1997, which are attached hereto as Exhibit 2.7 (collectively the "Financial Statements"), present fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof and for the periods then ended. Such Financial Statements have been, and all interim monthly financial statements for periods which have been or are to be delivered to Purchaser will be, prepared in accordance with GAAP, consistently applied, except as noted on
Schedule 2.7. As to the foregoing, the parties acknowledge and agree that YSI and the Company shall incur no liability by reason of the fact that no reserve for IBNR has been created on the Financial Statements.

         Except as set forth on Schedule 2.7 hereto, since July 1, 1997:

         (i) There has not been any material adverse change in the working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), reserves, business or operations of the Company and the Subsidiaries (taken as a whole);

         (ii) Neither the Company nor any of the Subsidiaries has suffered any casualty loss (whether or not such loss or damage shall have been covered by insurance) that materially affects the ability of the Company or any of the Subsidiaries to conduct its business;

         (iii) Neither the Company nor any of the Subsidiaries has incurred any liability or obligation of any material nature (whether absolute, accrued, contingent or otherwise) except in the ordinary and regular course of business;

         (iv) Neither the Company nor any of the Subsidiaries has paid, discharged or satisfied any liability or obligation (whether absolute, accrued, contingent or otherwise) other than by payment, discharge or satisfaction in the ordinary and regular course of business and the settlement of any intercompany amounts;

         (v) Neither the Company nor any of the Subsidiaries has made (A) capital expenditures for additions to property, plant or equipment exceeding, in the aggregate, $500,000.00, or (B) commitments for addition to property, plant or equipment exceeding, in the aggregate, $100,000.00;

         (vi) Neither the Company nor any of the Subsidiaries has paid any material amount to any federal, state or local government or authority or any other third party for any claim, obligation, liability, loss, damage or expenses, of whatever kind or nature, incurred or imposed or based upon any provision of federal, state or local law or regulations or common law pertaining to environmental protection;

         (vii) There has not been any increase in the compensation or benefits to any employee of the Company or any of the Subsidiaries, except pursuant to written employment agreements which have been disclosed to the Purchaser or except in the ordinary course of business; and

         (viii) There has not been any transaction by the Seller, the Company or any of the Subsidiaries relating to the Company or any of the Subsidiaries outside the ordinary course of business.

         2.8. Insurance. A complete and accurate schedule of all insurance policies (including a statement of policy limits and deductibles) held by, or for the benefit of, the Company or any of the Subsidiaries now in force, including, without limitation, malpractice, public liability, property damage, business interruption, product liability and workers compensation or other coverage, is set out in Schedule 2.8 hereto. The Company and the Subsidiaries will continue to maintain such coverage in full force and effect until the Closing Date. Neither the Company nor any of the Subsidiaries has received any notice of requirements or recommendations by any insurance company that issued any such policy or by any Board of Fire Underwriters or other similar body exercising. similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of the Company or any of the Subsidiaries, or any repairs or other work to be done on or with respect to any of their assets. Neither YSI, the Company nor any of the Subsidiaries has received any notice or other communication from any such insurance company within two (2) years preceding the date hereof (or such shorter period during which YSI controlled such Subsidiary) canceling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies, and to the best knowledge of any of the Seller Companies, no such cancellation, amendment or increase of premiums is threatened currently.

         2.9. Litigation. Except as set forth on Schedule 2.9 hereto, there are no lawsuits, proceedings, actions, arbitrations, claims or governmental investigations, inquiries or proceedings pending, or, to the best knowledge of any of the Seller Companies, threatened, at law or in equity, against the Company or any of the Subsidiaries, and there is no action, suit or proceeding by any person or agency pending, or, to the best knowledge of any of the Seller Companies, threatened, which questions the legality, validity or propriety of the transactions contemplated hereby.

         2.10. Compliance with Laws, Licenses, Accreditation and Third-Party Payor. Except as set forth on Schedule 2.10(a) hereto, the Company and the Subsidiaries are in compliance in all material respects with all laws, regulations and orders applicable to the operation of their respective businesses. EEach of the Company and the Subsidiaries holds all governmental licenses, permits, registrations, approvals, certificates, consents, accreditations, approvals and franchises ("Licenses and Permits") required to be held by it to conduct its businesses in material compliance with all applicable laws and regulations and, with respect to those Subsidiaries which participate in Medicaid programs, to participate in applicable Medicaid reimbursement programs, including, without limitation, all licenses, certificates of need and permits required by the states in which they do business. Without limiting the generality of the foregoing, the facilities, equipment and operations of each of the Company and the Subsidiaries satisfy in all material respects the applicable licensing requirements of the states in which they do business and, to the extent applicable to their respective businesses, the accreditation standards of the Joint Commission on Accreditation of Health Care Organizations ("JCAHO") and, with respect to those Subsidiaries which participate in Medicaid programs, the requirements for participation in applicable Medicaid programs. Schedule 2.10(b) lists each of the Licenses and Permits held by the Company and the Subsidiaries, a true and correct copy of each of which has previously been delivered to Purchaser. No notice from any governmental authority with respect to the revocation, termination, suspension or limitation of any of such Licenses or Permits has been received by any of the Subsidiaries or YSI, and neither the Seller, YSI, the Company nor any of the Subsidiaries has knowledge of the proposed or threatened issuance of any such notice. Except as set forth in Schedule 2.10(b), none of the Licenses or Permits requires notice to, or the consent or approval of, any governmental agency or third party to any of the transactions contemplated hereby.

         The Company has previously delivered to Purchaser true and complete copies of (i) each of the Subsidiaries' most recent JCAHO accreditation survey report and deficiency list, if any, (ii) each of the Subsidiaries' most recent Statement of Deficiencies and Plan of Correction on Form HCFA-2567, (iii) each of the Subsidiaries' most recent state licensing report and list of deficiencies, if any, and (iv) each of the Subsidiaries' most recent Fire Marshall's survey and deficiency list, if any.

         2.11. Inventories. Except for items which were obsolete, below standard quality or in the process of repair on the date of this Agreement and for which adequate reserves have been or will be provided, all items of inventory of the Subsidiaries which are reflected in the Financial Statements, and all such items on hand on the date of this Agreement and to be on hand on the Closing Date, consist and will consist, in all material respects, of items of a quality usable or salable in the ordinary course of business. The quantities of all Inventory are reasonable and justified under the normal operations of the Company and the Subsidiaries. All inventories of the Company and the Subsidiaries included on the Financial Statements are valued at the lower of cost or market.

         2.12. Cost Reports, Third-Party Receivables and Conditions of Participation. The cost reports for Medicaid payments of each of the Subsidiaries that participate in the Medicaid programs of the states in which it operates, in each case for the fiscal year indicated in Schedule 2.12 hereto, have been audited and fully settled. All Medicaid cost reports of each such Subsidiary were filed by the required filing dates, and (except for insignificant amounts) such reports do not claim, and neither YSI, the Seller, the Company nor any of such Subsidiaries has received reimbursement in excess of the amount provided by law. Except as listed on Schedule 2.12 hereto, there is no dispute between the Company and governmental authorities or any Medicaid fiscal intermediary regarding such cost reports or the remaining unaudited cost reports, other than with respect to adjustments thereto made in the ordinary course of business which do not involve amounts in excess of $25,000.00 in the aggregate, and no audit is currently in process. Neither the Company nor any of the Subsidiaries participates in the federal Medicare program. All such cost reports have been or will be when filed materially complete and accurate. Revenues reflected in the Financial Statements include no material cost-based reimbursement, other than revenues contributed by Youth Services International of New Mexico, Inc.

         2.13. Medical Staff. The Seller has previously delivered to Purchaser a true and correct copy of all written agreements between any of the Subsidiaries and physicians, physician groups, and psychologists engaged to provide services to such Subsidiaries. A schedule listing all such physicians, physician groups, or psychologists, including a description of any professional liability litigation or claims pending against any of such persons which, to the best of the knowledge of any of the Seller Companies, exist, is attached hereto as Schedule 2.13.

         2.14. Experimental Procedures. Except as described in Schedule 2.14 hereto, neither the Company nor any of the Subsidiaries has performed or permitted the performance of any experimental or research procedures or studies involving patients of the Company or any of the Subsidiaries.

         2.15. Wage Claims. Except as disclosed in Schedule 2.15 hereto, no present or former employee of the Company or any of the Subsidiaries has asserted any claim (whether under federal or state law, under any employment agreement or otherwise) against the Company or any of the Subsidiaries on account of or for (a) overtime pay for any period on or before the Closing, or
(b) wages or salary accrued on or before the Closing.

         2.16. Employment Matters. Except as set forth on Schedule 2.16 hereto, (i) each of the Company and the Subsidiaries is in compliance in all material respects with all federal and state laws respecting employment (including, without limitation, the Immigration and Control Act of 1986) and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against the Company or any of the Subsidiaries pending currently or, to the best knowledge of any of the Seller Companies, threatened to be instituted before the National Labor Relations Board; and (iii) to the knowledge of YSI and the Seller, neither the Company nor any of the Subsidiaries has been the subject of any union organizing activities since the dates on which YSI acquired control thereof.

         2.17.   Tax Returns and Liabilities.

                 All tax returns of every kind (including, without limitation, returns of all income taxes, franchise taxes, real and personal property taxes, intangibles taxes, withholding taxes, employee compensation taxes and all other taxes of any kind applicable to the Company and the Subsidiaries) that are due have been filed in accordance with applicable laws, and all taxes shown to be due on such returns (other than those that may or will arise as a result of the Section 338(h)(10) Election, hereinafter defined) have been paid in full or will be paid or accrued on the balance sheets of the Company and the Subsidiaries as of the Closing Date. Except as disclosed in Schedule 2.17, the amounts so paid have been adequate in all material respects to pay all income, franchise, real and personal property, intangibles, withholding and employment compensation taxes and all other taxes of any kind whatsoever, including interest and penalties, due and payable by the Company and the Subsidiaries for all periods covered by those tax returns.

         2.18.   Employee Benefit Plans.

                 (a) Schedule 2.18(a) hereto lists every Employee Benefit Plan currently sponsored by YSI and the Subsidiaries (as hereinafter defined) of YSI and the

Subsidiaries.  True and complete copies of the Employee Benefit Plans listed on
Schedule 2.18(a) hereto (including with respect to any such Employee Benefit
Plans: (i) all trust agreements or other funding arrangements for such Employee Benefit Plans (including insurance contracts), and all amendments thereto, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1988, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Employee Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto) have heretofore been furnished to Purchaser.

                 (b) Except as disclosed in Schedule 2.18(b) hereto, all of the Employee Benefit Plans other than those described in Schedule 4.19 and the related trusts subject to ERISA (as hereinafter defined) comply with and have been administered in compliance with (i) the provisions of ERISA, (ii) all provisions of the Code (as hereinafter defined) relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, (iii) all applicable state or federal securities laws, and (iv) all other applicable laws, rules, regulations or ordinances, and YSI and the Subsidiaries have not received any notice from any Governmental Authority (as hereinafter defined) questioning or challenging such compliance. All available government approvals for the Employee Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans (as hereinafter defined) and tax exemption of related trusts, as applicable under the Code, and all such government approvals continue in full force and effect. No event has occurred which will or could give rise to disqualification of any such plan or loss of intended tax consequences under the Code or to any tax under Section 511 of the Code.

                 (c) Except as disclosed in Schedule 2.18(c) hereto, no oral or written representation or communication with respect to any aspect of the Employee Benefit Plans has been made to employees of YSI or the Subsidiaries prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither YSI nor any of the Subsidiaries nor any administrator or fiduciary of any Employee Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject YSI or the Subsidiaries or Purchaser to any direct or indirect liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Employee Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Employee Benefit Plan.

                 (d) Except as disclosed in Schedule 2.18(d) hereto, all Employee Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Benefit Plans other than any such plans listed in Schedule 4.19 hereto are correct and complete, have been timely filed with the United States Internal Revenue Service, the United States Department of Labor or distributed to participants of the Employee Benefit Plans (as required by law), and there have been no changes in the information set forth therein.

                 (e) No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the
Code) of any Employee Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Section 4975(c) of the Code or Section 406 of ERISA). Neither YSI nor any of the Subsidiaries has incurred any liability under Title IV of ERISA, including any liability that could arise as a result of YSI's or any Subsidiary's membership in a "controlled group" as defined in ERISA Section 4001(a)(14) and ERISA Section 4001(b)(1).

                 (f) YSI, the Subsidiaries and any member of a group of trades or businesses under common control (as defined in ERISA Sections 4001(a)(14) and 4001(b)(1)) with YSI or the Subsidiaries have never (individually or otherwise) had an "obligation to contribute" (as defined in ERISA Section 4212) or otherwise made contributions to a "multiemployer plan" within the meaning of ERISA Sections 3(37) or 4001(a)(3). YSI, the Subsidiaries and any entity or person required to be aggregated with YSI or the Subsidiaries under Code Sections 414(b), (c), (m) or (o) have never (individually or otherwise) maintained, sponsored, contributed to or been obligated under applicable law to contribute to a "defined benefit plan" (as defined in ERISA Section 3(35) or Code Section 414(j)).(g) Neither YSI nor any of the Subsidiaries has either maintained in the past nor currently maintains an Employee Benefit Plan providing welfare benefits (as defined in ERISA
Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B or their successors. No tax under Code Sections 4980B or 5000 has been incurred with respect to any Employee Benefit Plan, and no circumstances exist which could give rise to such taxes. YSI and the Subsidiaries have provided all notices required under Code Section 9801(e) and ERISA Section 701(e) in compliance with applicable law. The Subsidiaries have and will in the future have adequate information reasonably available to them to properly provide such notices on or after the Closing with respect to events occurring prior to the Closing.

                 (h) Except as disclosed on Schedule 2.18(h) hereto, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee or director of YSI or any of the Subsidiaries to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of YSI or any of the Subsidiaries, (ii) increase or enhance any benefits payable under any Employee Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

                 (i) Except as otherwise noted in Schedule 2.18(i) hereto, all individuals participating in (or eligible to participate in) any Employee Benefit Plan maintained (or contributed to) by YSI or any of the Subsidiaries are common-law employees under the rationale set forth in Professional and Executive Leasing, Inc., 89 TC 225 (1987).

                 (j) Neither the Company nor the Subsidiaries have or will in the future incur any liability, claim, expense, loss or other negative financial impact resulting from their participation in the Employee Benefit Plans.

                 (k) All liabilities of the Company and the Subsidiaries arising out of or related to Employee Benefit Plans of YSI or any of the Subsidiaries other than any such plans listed in Schedule 4.19 hereto are reflected on the Financial Statements in accordance with GAAP.

                 (l) When used in this Agreement, the words and phrases set forth below shall have the following meanings:

                 "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                 "Employee Benefit Plan" means collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by YSI or any of the Subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. Employee Benefit Plans include (but are not limited to) "employee benefit plans" as defined in section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee or director or independent contractor of YSI or any of the Subsidiaries, or any dependent or beneficiary thereof, maintained by YSI or any of the Subsidiaries or under which YSI or any of the Subsidiaries has any obligation or liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funding or unfunded, (iv) actual or contingent, or (v) generally available to any or all employees (or former employees) of YSI or any of the Subsidiaries (or their beneficiaries or dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

                 "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA Plan" means any Employee Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA.

                 "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

         2.19.   Contracts and Commitments.  Except as set forth on Schedule
2.19 or Schedule 2.20 hereto:

                 (a) Neither the Company nor any of the Subsidiaries is a party to or subject to any contract or agreement which by its terms requires either the Company or any of the Subsidiaries to pay to any other person, or entity or entities (or is likely to entitle) the Company or any of the Subsidiaries to receive from any person or entity, more than $10,000.00 per year;

                 (b) Neither the Company nor any of the Subsidiaries is a party to or subject to any contract or agreement obligating it to furnish services, except contracts made in the ordinary and regular course of business;

                 (c) Neither the Company nor any of the Subsidiaries is a party to (i) any employment contract with any officer, consultant, director or employee thereof, or (ii) any plan, arrangement or contract providing for options, bonuses, stock purchases, deferred compensation or the like; and

                 (d) There are no persons holding powers of attorney from the Company or any of the Subsidiaries.

         Each contract, agreement, or lease described on Schedule 2.19 and
Schedule 2.20 (the "Contracts") is valid and in full force and effect, and there are no existing material defaults by the Company or any of the Subsidiaries thereunder, and, to the best knowledge of each of the Seller Companies, there are no existing material defaults by any other parties thereunder. No event has occurred that (whether with notice, lapse of time, or both) would constitute a material default by the Company or any of the Subsidiaries, or, to the best knowledge of each of the Seller Companies, by any other parties, under any of the Contracts.

         2.20. Leases. Schedule 2.20 hereto contains a true, correct and complete list of all material leases of the Company and the Subsidiaries of real or personal property (the "Leases"). All of the Leases are valid and are in full force and effect, and there are no existing material defaults by the Company or any of the Subsidiaries thereunder, and, to the best knowledge of each of the Seller Companies, there are no existing material defaults by any other parties thereunder. No event has occurred that (whether with notice, lapse of time, or both) would constitute a material default by the Company or any of the Subsidiaries, or, to the best knowledge of each of the Seller Companies, by any other parties, under the Leases.

         2.21. Real Property. At or prior to Closing, one or more of the Subsidiaries shall have good and marketable fee title to or a valid leasehold interest in the properties described on Schedule 2.21.1 (collectively, the "Properties") free and clear of all liens, restrictions or encumbrances except for the following (collectively the "Permitted Exceptions") (i) taxes not yet delinquent, (ii) easement rights of record and other matters of public record, or (iii) other items as set forth on Schedule 2.21.2. The Permitted Exceptions do not materially impair the use of any or all of the Properties for its present purpose, or result in the title thereto not being good or marketable. None of the Seller Companies has received any notice from a governmental agency or authority of any breach or violation with regard to the Property of any ordinance, regulation, law, building or safety code, or rule, and to the best knowledge of each of the Seller Companies, no such breach or violation exists. None of the Seller Companies has received any lien assessment or the like relating to any part of the Property or the operation thereof. There is no condemnation or similar proceeding that could have a material adverse effect on the Subsidiaries' title to the Property, and to the best knowledge of each of the Seller Companies, there is no proposed condemnation proceedings that could have such an effect. Except as indicated on Schedule 2.21.1, hereto:

                 (a) All of the buildings, fixtures and other improvements constituting part of the Property are in good operating condition and repair as of the date this Agreement.

                 (b) Each of the Subsidiaries holds all certificates, approvals and other permits and licenses required by applicable law relating to the operation of its respective facilities, including without limitation all certificates of occupancy, underwriters' certificates relating to electrical work, zoning, building, housing, safety, fire and health approvals;

                 (c) The Subsidiaries have not experienced during the two years preceding the date hereof (or such shorter period during which YSI has controlled such Subsidiaries) any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes, and fuel oil) or other public services (including without limitation sanitary and industrial sewer service) required in the operation of the facilities situated on the Property during such period.

                 (d) The zoning of each parcel of Property permits the presently existing improvements and the continuation of the business of the facilities situated on the Property presently being conducted. None of the Subsidiaries has commenced, nor has any of the Subsidiaries received notice of the commencement of, any proceeding that would affect the present zoning classification of any such parcel.

                 (e) No person has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property.

                 (f) Neither YSI, the Seller, the Company nor any of the Subsidiaries has taken any action (or failed to take any action) or received any notice from any insurance carrier of any defects or inadequacies in the Property or any portion thereof which would adversely affect the insurability of the Property or the cost of such insurance.

                 (g) The Property is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a lien upon the Property. Except as set forth in Schedule 2.21.3 hereto, neither YSI, the Seller, the Company nor any of the Subsidiaries has made commitment to any governmental authority, utility company, school board, church or religious body, homeowner or homeowner's association or any other organization, group or individual relating to the Property which would impose an obligation upon the Company or any of the Subsidiaries or its or their successors or assigns to make, following the Closing, any contributions or dedications of money or land, or to construct, install or maintain, following the Closing, any improvements of a public or private nature as part of the Property or upon separate lands. No governmental authority has imposed any requirement that Seller or any of the Subsidiaries pay, directly or indirectly, any special fees or contributions or incur any expenses or obligations in connection with the development of the Property or any portion thereof, following the Closing, other than any regular and nondiscriminatory local real estate or school taxes assessed against the Property. The separate properties constituting the Property are separately assessed for real property tax assessment purposes and are not combined with any other real property for tax assessment purposes. Except as disclosed on Schedule 2.21.4 hereto, neither YSI, the Seller, the Company nor any of the Subsidiaries has received any notice of any contemplated or actual reassessment of the Property or any portion thereof for general real estate tax purposes. As of the date hereof, all due and payable taxes, assessments, water charges and sewer charges affecting the Property or any portion thereof have been paid.

                 (h) No portion of the Property is located in an area designated as a "flood hazard area" in accordance with the document entitled "Department of Housing and Urban Development, Federal Insurance Administration
- Special Flood Hazard Area Maps" or within the 100-year flood plain as depicted on the U.S. Army Corps of Engineers Geodetic Maps of such flood plain areas.

                 (i) Neither YSI, the Seller, the Company nor any of the Subsidiaries has received any written notice from the holder of any mortgage or deed of trust encumbering any of the Property, or any portion thereof or interest therein, or from any insurance company which has issued a policy with respect to any of the Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defect or deficiency in the Property or requiring the performance of repairs, alterations or other work to the Property.

                 (j) Neither the Seller, the Company nor any of the Subsidiaries is a "foreign person" as that term is defined in the Code and the Regulations promulgated pursuant thereto.

         2.22 Personal Property. Except as set forth and briefly described on Schedule 2.22 hereto, the Company and the Subsidiaries: (i) have good, valid and marketable title to all of the personal and mixed, tangible and intangible property, rights and assets which they purport to own, including all the personal property and assets reflected, but not shown as leased or encumbered, in the Financial Statements (except for inventory and assets sold in the ordinary course of business consistent with past practice and supplies consumed in the ordinary course of business consistent with past practice), and
(ii) own such rights, assets and personal property free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

         2.23 Environmental. There are no conditions at, in, on, under or related to the assets of the Company and the Subsidiaries (the "Assets") which pose a hazard to human health or the environment other than such conditions which are in accordance with applicable law. Except as specified in Schedule 2.23, (a) there is and has been no production, use, treatment, storage, transportation, handling, discharges, disposal, arrangement for disposal or release or threatened release of any Hazardous Substance, hereinafter defined, or Solid Waste, hereinafter defined, (i) at, in, on, under, from, over or related to the Property or the Assets or (ii) into or upon or over soil, surface water or groundwater at, on, under or related to the Property or the Assets or (iii) at, in, on, under or from any location where Hazardous Substances or Solid Waste from the Property or Assets have been placed, discarded, stored, discharged or disposed otherwise than in compliance with all applicable environmental laws; neither the Company nor any of the Subsidiaries has placed, discarded, stored, discharged or disposed of Hazardous Substances or Solid Waste at any location other than the Properties or the Assets within the past two years; (b) there are and there have been no underground tanks, below grade collection dumps or pits, land disposal facilities or surface impoundments at, on, under or related to the Property or the Assets which are or have been used for the collection, storage, treatment, handling, discharge or disposal of Hazardous Substances or Solid Waste; (c) there is and there have been no asbestos-containing material, PCB containing electrical transformers, ballasts or other PCB items, as defined at 40 C.F.R. Section 761.3, or other equipment or machinery which contains or has contained PCBs, or any radon, at, on, under or related to the Properties in violation of applicable law; and (d) there are no PCB items, radon, radioactive materials, asbestos in or on the Properties. For the purposes of this Agreement, Hazardous Substance means asbestos, radioactive substances, radon, PCB, petroleum or any substance deemed under federal, law or regulation, or state laws of any of the states in which facilities of the Company or any of the Subsidiaries are situated, a hazardous or toxic substance, material, chemical substance, pollutant or waste, or a pesticide, fungicide, rodenticide, pollutant, contaminant, air pollutant or air contaminant; Solid Waste means any substance deemed a waste under any applicable federal, state, county, local or foreign laws, ordinance, rule or regulation.

         2.24.   Brokers' and Finders' Fees.  Except as set forth in Schedule
2.24 hereto, neither any of the Seller Companies nor anyone acting on behalf of any of them has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

         2.25 Accounts Receivable. The accounts receivable included in the Company's Balance Sheet dated June 30, 1997, constitute valid and bona fide receivables established in the ordinary and regular course of business and in a manner consistent with prior practice of the Company and the Subsidiaries, and the accounts receivable included on the books of the Company and the Subsidiaries at the date of Closing are and will be valid and bona fide receivables.

         2.26. No Untrue or Inaccurate Representation or Warranty. No representation or warranty by YSI or the Seller in this Agreement, nor any statement, exhibit, schedule, certificate or other information furnished or to be furnished to Purchaser pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Purchaser pursuant hereto were, or will be, complete and accurate copies of such documents.


                                   SECTION 3
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to YSI and the Seller as follows:

         3.1 Organization; Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Purchaser has the full right, power, and authority (corporate and otherwise) to own, lease, and operate all of the assets and properties it presently owns, leases, and operates, and to conduct business as is presently being conducted by it. Purchaser is duly qualified as a foreign corporation in all jurisdictions where the nature of its business requires it to be so qualified. Purchaser has delivered to the Seller complete and accurate copies of the Articles of Incorporation and Bylaws of Purchaser, as amended and in effect on the Closing Date.

         3.2. Capacity and Validity. Purchaser has the absolute and unrestricted full right, power, and authority to enter into, execute, deliver and perform this Agreement and the other transaction documents required hereby to which it is a party and to perform its obligations under this Agreement and the other transaction documents required hereby to which it is a party. Each of this Agreement and the other transaction documents to which Purchaser is a party constitutes the legal, valid and binding obligation of Purchaser enforceable against it in accordance with the respective terms thereof. The execution and delivery of this Agreement and the other transaction documents to which Purchaser is a party, and the consummation of the transactions contemplated hereby, have been duly authorized, and no other proceedings (corporate or otherwise) by Purchaser, or any of the directors or the Seller thereof are necessary with respect thereto. Purchaser will take, or cause to be taken, all action (corporate or otherwise) necessary to consummate the transactions contemplated hereby.

         3.3. No Violation. Neither the execution and delivery of this Agreement or the other transaction documents contemplated hereby, nor the consummation by Purchaser of the transactions contemplated hereby or thereby will conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under the (i) Articles of Incorporation or Bylaws of Purchaser, (ii) any instrument, contract or other agreement to which Purchaser is a party or by which Purchaser is bound, (iii) any provision of law, statute, rule or regulation of any court or governmental authority to which Purchaser is subject, or (iv) any judgment, decree, franchise, order, license or permit applicable to Purchaser.

         3.4 Purchase for Investment. Purchaser is purchasing the Shares for investment for its own account and not with a view to, or in connection with, a distribution thereof within the meaning of Section 2(11) of the Securities Act of 1993, as amended. Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. Purchaser further acknowledges that the Seller has given Purchaser and its representatives the opportunity to ask questions of the officers and management employees of the Company and the Subsidiaries and to acquire such additional information about the business and financial condition of the Company and the Subsidiaries as Purchaser has requested, and that all such information has been received by Purchaser.

         3.5.    Brokers' and Finders' Fees.  Except as set forth on Schedule
3.5 hereto, neither Purchaser nor anyone acting on behalf of Purchaser has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

         3.6 Absence of Certain Proceedings; No Required Consents. There is no legal or other proceeding by any governmental authority or private party that has been commenced against Purchaser that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated hereby and, to Purchaser's knowledge, no such proceeding has been threatened. Except as set forth on Schedule 3.6 hereto, Purchaser is not and will not be required to obtain the consent from any person or entity in connection with the consummation of the transactions contemplated hereby.

         3.7 Adequacy of Available Funds. Purchaser has no reason to believe that it does not have the financial wherewithal to borrow funds, which, when taken in the aggregate with other funds available to Purchaser, including the funds that CGW Southeast Partners III, L.P. has committed to provide to Purchaser pursuant to that certain letter of even date herewith and addressed to YSI, will be an amount sufficient to pay the Purchase Price and provide adequate working capital for the operation of the Business by Purchaser following the Closing.

         3.8 Due Diligence; Reliance on Representations and Warranties. The Purchaser acknowledges that neither YSI nor the Seller has made any representations and warranties with respect to (i) any projections, estimates or budgets previously delivered or made to Purchaser or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations with respect to the Company or the Subsidiaries; or (ii) any other information, materials or documentation (financial or otherwise) previously made available to Purchaser or its counsel, accountants or advisors with respect to the Company or the Subsidiaries, except for those made expressly pursuant to this Agreement. Purchaser further acknowledges that it has made its own independent analysis, evaluation and examination, including, its own estimate of the value of the businesses of the Subsidiaries.

         3.9 Statements True and Correct. No representation or warranty of Purchaser in this Agreement or any of the other transaction documents required hereby, and no statement or information in any certificates, lists, documents, schedules or exhibits furnished by Purchaser in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not false or misleading (with the foregoing being to the knowledge of Purchaser with respect to underlying statements and information which are expressly so qualified).

                                   SECTION 4
                            COVENANTS AND AGREEMENTS

         4.1. Pre-Closing Activities. Each of YSI and the Seller covenants and agrees that from the date of this Agreement until the Closing Date, except as otherwise specifically agreed to in writing by Purchaser (which agreement shall not be unreasonably withheld), neither the Company nor any of the Subsidiaries shall:

                 (a) incur or agree to incur any material liability or obligation (absolute or contingent) except for trade payable and contractual obligations incurred in the ordinary course of business;

                 (b) authorize or make any capital expenditure in excess of $25,000.00, individually, or $150,000.00, in the aggregate;

                 (c) create or incur any mortgage, lien, charge or encumbrance on any of its assets other than purchase money security interests and the interests of lessors of personal property incurred or created in connection with the leasing by it of personal property in the ordinary course of business;

                 (d) increase the salary of any employee except pursuant to written employment agreements which have been disclosed to the Purchaser or otherwise in the ordinary course of business consistent in timing and amount with past practices, or pay or agree to pay any bonus to any employee except pursuant to written employment agreements which have been disclosed to the Purchaser or otherwise in the ordinary course of business consistent in timing and amount with past practices or adopt any new Employee Benefit Plan (except where required by law);

                 (e) amend, alter or terminate any agreement to which it is a party except in the ordinary course of business;

                 (f) sell, assign, lease or otherwise transfer or dispose of any of its property or equipment or its businesses, except in the normal course of business and with comparable replacement therefor except as expressly contemplated by this Agreement; or

                 (g) merge or consolidate or agree to merge or consolidate with or into any other entity;

and the Company and each of the Subsidiaries, as the case may be, shall:

                 (a) maintain in effect the insurance coverage referred to in Section 2.8;

                 (b) permit Purchaser and its authorized representatives (including, without limitation, any attorneys and accountants designated by Purchaser) to have access (at mutually agreeable times during normal daytime business hours upon at least 48 hours' prior notice to the Company) to all properties, records and documents of the Company and the Subsidiaries for the purpose of making such inspections and examinations as Purchaser shall deem desirable, and furnish to Purchaser and such representatives financial and other information with respect to the business and properties of the Company and the Subsidiaries as Purchaser may from time to time reasonably request;

                 (c) carry on business in substantially the same manner as heretofore conducted (during the preceding one-year period) and not make any material change in personnel, operations, finance, accounting policies, or real or personal property;

                 (d) maintain its assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted;

                 (e) perform all obligations under agreements with others in the ordinary course of business;

                 (f) use its best efforts to retain present employees and medical staff, and maintain relationships with suppliers, patients and others having business relations with it; and

                 (g) permit Purchaser to validate the inventories of the Subsidiaries and, if Purchaser deems necessary, conduct a physical inventory.

         4.2. Best Efforts of YSI and the Seller. YSI and the Seller covenant and agree to use their reasonable best efforts to cause all of its covenants and agreements and all conditions precedent to Purchaser's, YSI's and the Seller's obligations to close hereunder to be performed, satisfied and fulfilled.

         4.3. Purchaser's Best Efforts. Purchaser covenants and agrees to use its reasonable best efforts to cause all of its covenants and agreements and all conditions precedent to YSI's, the Seller's and Purchaser's obligations to close hereunder to be performed, satisfied and fulfilled.

         4.4. Medicaid Change of Control. The Seller and the Company shall, and the Company shall cause the Subsidiaries to, provide such assistance to Purchaser as is required in order to effect the change of control of the Company as provided in connection with the Medicaid programs in states in which the Company and the Subsidiaries do business, and in which any of the Subsidiaries participate, the cost of which shall be borne solely by Purchaser.

         4.5 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the parties mutually agree upon in advance (it being understood and acknowledged, however, by the Purchaser, that YSI may include information concerning the transactions contemplated by this Agreement in disclosure documents required to be filed by YSI pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder and that nothing contained herein shall be construed to prohibit YSI from including information concerning the transactions contemplated by this Agreement in such disclosure documents). The parties will consult with each other concerning the means by which the Company's and the Subsidiaries' employees, customers, patients, and suppliers and others having dealings with the Company or the Subsidiaries will be informed, if at all, of this Agreement and the transactions contemplated hereby, and each of YSI and Purchaser will have the right to review in advance and approve the general form and substance of any such written communications or to be present for any such oral communications (it being understood and acknowledged, however, by the Purchaser, that YSI may include information concerning the transactions contemplated by this Agreement in disclosure documents required to be filed by YSI pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder and that nothing contained herein shall be construed to prohibit YSI from including information concerning the transactions contemplated by this Agreement in such disclosure documents).

         4.6 Notification; Disclosure Schedule Changes. Between the date of this Agreement and the Closing Date, Purchaser, on the one hand, and YSI and the Seller, on the other hand, will promptly notify the other party in writing if Purchaser, on the one hand, or YSI and the Seller, on the other hand, becomes aware of any fact or condition that causes or constitutes a breach, (a) on the one hand, of any of Purchaser's representations and warranties as of the date of this Agreement, or if Purchaser becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of the occurrence or discovery of such fact or condition, or (b) on the other hand, of any of YSI's or the Seller's representations and warranties as of the date of this Agreement, or if YSI or the Seller become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the disclosure schedules contemplated by the provisions of this Agreement as to YSI and the Seller, or as to Purchaser, if such disclosure schedules were dated the date of the occurrence or discovery of any such fact or condition, YSI and the Seller, on the one hand, and Purchaser, on the other hand, will promptly deliver to the other party a supplement to the applicable disclosure schedule specifying such change, any of which such supplement is subject to the approval of Purchaser in its sole discretion, on the one hand, and YSI and the Seller in their sole discretion, on the other hand. During the same period, (i) Purchaser will promptly notify YSI and the Seller of the occurrence of any breach of any covenant of Purchaser in this Section 4, or of the occurrence of any event that may make the satisfaction of the conditions in
Section 8 hereof impossible or unlikely, and (ii) YSI and the Seller will promptly notify Purchaser of the occurrence of any breach of any covenant of YSI or the Seller in this Section 4, or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 hereof impossible or unlikely.

         4.7 Purchaser Exclusive. YSI and the Seller agree that during the 90 day period after the execution of this Agreement or until the earlier termination of this Agreement, they will not, directly or indirectly (i) solicit, initiate or encourage any offers or proposals to purchase the Company or any of the Subsidiaries or any of their respective assets, nor (ii) engage in negotiations or discussions with third parties that may be considering making or have made offers with respect to any such acquisition.

         4.8. Antitrust. With regard to filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), YSI, the Seller and Purchaser mutually covenant and agree that they shall each cooperate in the prompt preparation and making of such filings, if applicable, the filing fees for such filing to be the sole cost of Purchaser.

         4.9. Vacation and Holiday Pay, Etc. Prior to the Closing, the Seller shall provide Purchaser with Schedule 4.9 reflecting a list of all accrued vacation and holiday pay estimated as of the Closing Date based upon existing employment policies of the Company.

         4.10 Non-Competition and Non-Solicitation Covenants. (a) Except as specifically agreed to by Purchaser in writing, YSI and Seller covenant and agree that from the date hereof and for a period of three (3) years from the Closing Date, none of YSI, Seller or their affiliates shall, directly or indirectly, own (excluding ownership of less than one percent (1%) of the equity of any publicly traded entity), manage, operate, control, contract with or be otherwise associated with, lend funds to, lend its name to or maintain any interest whatsoever in, any enterprise having to do with the provision of mental, psychiatric or behavioral health care services in competition with Purchaser, the Company or any of the Subsidiaries (or any of their affiliates) within a 100-mile radius of any facility owned or operated by any of the Subsidiaries immediately prior to the time of the Closing (the "Protected Territory"); provided, however, (1) the foregoing covenants of this Section
4.10 shall not apply to the extent that YSI shall become an owner or operator of any such enterprise within such radius by reason of an acquisition by YSI of an entity principally devoted to a business other than such an enterprise, provided that (A) YSI promptly and in good faith acts to dispose of such business, and (B) the Purchaser shall have a right of first offer with respect to any such business; and (2) nothing contained herein shall be deemed to prohibit either YSI or the Seller or any of their presently existing or hereafter created affiliates from engaging in such services if the provision of such services is merely incidental to the provision of services in connection with the ownership, operation or management by such parties of any enterprise engaged in the Juvenile Justice Business, as hereinafter defined, even if within the Protected Territory. For purposes of the foregoing, "Juvenile Justice Business" means the business of providing educational or rehabilitative services under a detention and rehabilitative model to troubled youth substantially all of whom have been adjudicated or deemed "at risk" by a juvenile justice system or systems pursuant to contractual arrangements with juvenile justice systems.

                 (b) The parties also agree that, from the date hereof and for a period of three (3) years from the Closing Date, none of YSI, the Seller or their affiliates shall, directly or indirectly, for its own benefit or the benefit of others, induce, or attempt to induce, any employee of the Company or any of the Subsidiaries (or any of its affiliates) to terminate his or her employment with any such party. YSI and the Seller further agree that, from the date hereof and for a period of three (3) years from the Closing Date, none of YSI, Seller or their affiliates shall, directly or indirectly, for its own benefit or the benefit of another, solicit, entice or induce, or attempt to solicit, entice or induce, any employee or agent of the Company or any of the Subsidiaries or any of its affiliates to leave such employ.

                 (c) YSI and the Seller understand and acknowledge that the foregoing provisions in this Section are designed to preserve the goodwill of Purchaser in the business which it is acquiring pursuant hereto. Accordingly, if YSI or Seller breaches any obligation provided in this Section, in addition to any other remedies available under this Agreement, at law or in equity, Purchaser shall be entitled to enforce this Agreement by injunctive relief and by specific performance, such relief to be without the necessity of posting a bond, cash or otherwise (unless required by applicable law). Additionally, nothing in this paragraph shall limit Purchaser's right to recover any other damages to which it is entitled as a result of breach by YSI or Seller. If any one or more of the provisions of this Section or any word, phrase, clause, sentence or other portion of this Section (including, without limitation, the geographical, temporal or scope of activity restrictions contained in this Section) shall be held to be unenforceable or invalid for any reason such provision or portion of provision shall be modified or deleted in such a manner so as to make this Section, as modified, legal and enforceable to the fullest extent permitted under applicable law.

         4.11 Election Under Section 338(h)(10). (a) Purchaser, at its option, shall have the right to make a timely election under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code, and any corresponding elections under state or local tax law. The Seller shall (i) take, and cooperate with the Purchaser to take, all actions necessary and appropriate (including, without limitation, the preparation, completion and timely joint filing by Purchaser and the Seller of Form 8023-A, and the preparation, completion and timely filing of such other forms, returns, elections, schedules and other documents and instruments) to effect, perfect and preserve a timely Section 338(h)(10) election in accordance with Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code, and (ii) report the purchase and sale of the Purchased Shares, consistent with the election pursuant to Section 338(h)(10) and shall take no position contrary thereto or inconsistent therewith in any tax return, or in any discussion with or any proceeding before any taxing authority or other governmental body or otherwise.

                 (b) The Purchase Price and all other items that comprise the "modified aggregate deemed sale price" (as defined in, and required to be allocated pursuant to Section 338(h)(10) of the Code) and the Purchaser's "adjusted grossed up basis" shall be allocated in accordance with a schedule prepared by Purchaser (the "Allocation") and consented to by Seller, which consent shall not be withheld unreasonably. The Allocation shall, for tax purposes, be binding on the Company, the Seller and Purchaser. In the event the parties cannot agree as to the Allocation, the parties shall, if the Purchaser or the Seller so requests, mutually select an independent appraiser who shall prepare an allocation of such items which shall be accepted by the parties as the Allocation. The fees and expenses of such independent appraiser shall be paid 50% by the Purchaser and 50% by the Seller. The Company, the Seller and Purchaser shall file their respective tax returns in accordance with such allocation and shall not take any position inconsistent with such allocation. In the event that such allocation is disputed by any tax authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning resolution of such dispute and no such dispute shall be finally settled or compromised without the mutual consent of the parties, which consent will not be unreasonably withheld.

                 (c) At the Purchaser's election and to the extent permitted by state, local or foreign tax laws, the Seller and the Purchaser shall make any election similar to a Section 338(h)(10) Election which is optional under any state, local or foreign law, and shall cooperate and join in any election made by any of the Subsidiaries to effect such an election so as to treat the transactions contemplated herein as a sale of assets for state, local and foreign income tax purposes, the principles and procedures of this
4.11 shall also apply with respect to a Section 338(h)(10) Election under state, local or foreign law.

                 (d) For purposes of determining the Final Net Working Capital of the Seller and the Subsidiaries pursuant to Section 1.5 of this Agreement, no accrual shall be made for any federal, state or local income or other taxes which may arise and for which the Company or any of the Subsidiaries may become liable as a result of the Section 338(h)(10) Election (it being understood that such taxes shall not be considered in determining the Purchase Price for the Shares).

         4.12    Payment of Taxes and Tax Returns.

                 (a) YSI, for the Seller and on behalf of each of the Subsidiaries, shall timely and accurately file or cause to be filed all consolidated returns for consolidated taxes (including the filing of any state or local consolidated returns that include the result of the Section 338(h)(10) Election) required to be filed by or on behalf of any of the Subsidiaries for any taxable year or taxable period ending on or before the Closing Date, including any taxable period that ends on the Closing Date as a result of the
Section 338(h)(10) Election, and including any one-day state or local consolidated returns (all such periods described in this Section 4.12(a) being referred to herein as "Pre-Closing Periods").

                 (b) The Seller shall pay and be responsible for all consolidated taxes imposed upon or with respect to any of the Subsidiaries for any Pre-Closing Period, including any liability for Consolidated Taxes arising out of the inclusion of any of the Subsidiaries in any consolidated returns, and further including any liability for consolidated taxes arising as a result of the Section 338(h)(10) Election. The Purchaser shall, promptly after the receipt thereof, remit to Seller any Consolidated Tax refund received by the Purchaser or any of the Subsidiaries to the extent such refund relates to a Pre-Closing Period.

                 (c) The Purchaser and each of the Subsidiaries shall be responsible for: (i) the timely preparation and filing of all tax returns of the Subsidiaries for any taxable year or taxable period beginning after the Closing Date (the "Post-Closing Period"), and (ii) the preparation and filing of all Tax Returns required to be filed by any of the Subsidiaries after the Closing Date other than those tax returns for consolidated taxes described in Section 4.12(b).

                 (d) The Purchaser shall pay and be responsible for, and shall be entitled to all refunds and credits of, all taxes (including reasonable attorneys fees and any legal or other expenses for investigating or defending any actions with respect to Taxes) with respect to any of the Subsidiaries for any Post-Closing Period.

                 (e) If, for any federal, state or local tax purpose, a taxable year or taxable period of any of the Subsidiaries which begins before the Closing Date and ends after the Closing Date (a "Bridge Period") does not terminate on the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant tax authority to treat the portion of the Bridge Period ending on the Closing Date (the "Seller Period") for all purposes as a short taxable period ending as of the close of the Closing Date and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement and the portion of the Bridge Period after the Closing Date (the "Purchaser Period") shall be treated as a Post-Closing Period for purposes of this Agreement. In any case where applicable laws do not permit such an election to be made, then, for purposes of this Agreement, consolidated taxes for the Bridge Period shall be allocated between the Seller Period and the Purchaser Period using an interim-closing-of-the-books method assuming that the Seller Period is a taxable period ending at the close of business on the Closing Date.

                 (f) The Purchaser shall cause each of the Subsidiaries to timely and accurately prepare and file all tax returns and pay all taxes due, if any, with respect to any of the Subsidiaries for any Bridge Period that does not terminate on the Closing Date, for which it is responsible to pay taxes in whole or in part. The Seller shall promptly deliver to the Purchaser any work papers in Seller's possession relating to taxes due for any such Bridge Period setting forth in detail all information required to complete the applicable tax returns. Upon notice from the Purchaser, Seller shall pay to the Purchaser the taxes attributable to the Seller Period portion of the Bridge Period on or before the second business day prior to the due date for the payment of such taxes, by wire transfer of immediately available funds to the account designated by the Purchaser.

                 (g) The Purchaser shall have exclusive control over and responsibility to conduct any contest with respect to taxes arising in any Post-Closing Period or in any Bridge Period; provided, however, that the Purchaser shall not enter into any agreement in compromise or settlement of such contest which could affect Seller's liability with respect to a Pre-Closing Period or a Seller Period without the written consent of Seller, which shall not be unreasonably withheld or delayed.

                 (h) Seller shall have exclusive control over and responsibility to conduct any contest with respect to taxes arising in any Pre-Closing Period, unless the

Purchaser shall agree in writing to waive any claim for indemnification under Sections 4.12(b) with respect thereto, in which event the Purchaser shall have exclusive control over and responsibility to conduct any such contest; provided, however, that the Purchaser shall not enter into any agreement in compromise or settlement of such Contest which could affect Seller's liability with respect to a Pre-Closing Period or a Seller Period without the written consent of Seller, which shall not be unreasonably withheld or delayed; and provided, further, that Seller shall not enter into any agreement in compromise or settlement of such Contest which could affect the liability of the Purchaser and each of the Subsidiaries with respect to a Post-Closing Period or a the Purchaser Period without the written consent of the Purchaser, which shall not be unreasonably withheld or delayed.

                 (i) The Purchaser shall notify Seller in writing promptly upon receipt by any of the Subsidiaries after the Closing of notice of any assessment or the assertion of any deficiency by any tax authority relating to a Pre-Closing Period or a Bridge Period with respect to any of the Subsidiaries.

                 (j) Seller may participate in any contest concerning taxes with respect to any Bridge Period that relates to a Seller Period at its own expense. Seller shall not be liable for any portion of any settlement of any contest for a Bridge Period that relates to a Seller Period without its written consent, provided such consent was not unreasonably withheld or delayed.

                 (k) Except as otherwise provided in this Agreement and subject to the allocation of liabilities for Taxes, Seller and the Purchaser agree to cooperate fully with each other with respect to the preparation of all tax returns and with respect to all matters relating to taxes, and to keep each other advised as to any issue relating to taxes of which such party is aware which could have a bearing on such other party's responsibilities hereunder.

                 (1) In any contest controlled by Seller or the Purchaser, the other party will take such action as the one party may by written notice reasonably request in connection with such contest (including the payment of a tax preparatory to filing a claim for refund of such tax).

                 (m) As of the Closing, except as otherwise provided in this Agreement, Seller and the Subsidiaries shall mutually release each other from any obligation with respect to any period under any tax sharing, tax indemnity or tax allocation agreement between any of the Subsidiaries and Seller or YSI.

         4.13 Confidentiality. Each of the parties hereto, for themselves and their respective officers, directors, employees, stockholders and representatives, hereby agrees to hold in confidence all information, books, records and documents acquired from any other party hereto prior to, on, or after the date hereof in the course of negotiation of the transactions contemplated hereby or pursuant to the provisions hereof and will not disclose the same to any third party except as required by law, and except to the extent necessary to (a) respond to lawful process, (b) comply with applicable laws,
(c) establish a lawful claim or defense, or (d) obtain reasonably necessary advice of counsel, and shall not use such information for any purpose whatsoever other than for purposes of negotiating the transactions contemplated hereby, or, in the case of the Purchaser, evaluating the businesses of the Subsidiaries in connection with the transactions contemplated hereby (it being understood and acknowledged, however, by the Purchaser that YSI may include information concerning the transactions contemplated by this Agreement in disclosure documents required to be filed by YSI pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and that nothing contained herein shall be construed to prohibit YSI from including information concerning the transactions contemplated by this Agreement in such disclosure documents). Should the transactions contemplated hereby not be consummated for any reason, each party shall promptly return to the other all originals and copies of such documents and other written information obtained from the other in the course of such negotiations or pursuant hereto and shall promptly destroy all evaluations and studies prepared by it or by any of its representatives on the basis of such information, books, records or documents. The provisions of this Section 4.13 shall survive the termination of this Agreement for a period of two (2) years following the date on which this Agreement shall have been terminated.

         4.14 Financing by the Purchaser. Promptly following the execution hereof, the Purchaser shall promptly undertake such actions and use its reasonable best efforts to obtain such financing as will provide it with funds sufficient to pay to the Seller the Purchase Price for the Shares at the Closing.

         4.15 Reorganization of the Subsidiaries. At, or immediately prior to the Closing, YSI shall take, and shall cause the Seller to take, all such actions as may be reasonably necessary to cause all of the issued and outstanding capital stock of each of the Subsidiaries to be contributed to the capital of the Company, such that, as of the Closing, the Company shall own and control all of the issued and outstanding capital stock of each of the Subsidiaries.

         4.16 Florida Juvenile Justice Assets. At, or immediately prior to the Closing, YSI shall cause Youth Services International of Florida, Inc. ("YSI Florida") to distribute to YSI or to another subsidiary of YSI, all of its assets, rights and properties which are used or useful substantially exclusively in connection with the operation of its Cypress Creek School and Everglades Academy programs, subject to all of the liabilities and obligations of YSI Florida relating to the operation of such programs, and to assign to YSI or another subsidiary of YSI its option to purchase the Tampa Bay Property under Section 23 of that certain Lease Agreement dated as of March 27, 1996 by and between The Tampa Bay Academy, L.P. and YSI Florida.

         4.17 Environmental Due Diligence. For a period of twenty (20) business days following the date hereof, the Purchaser and its agents shall have the right from time to time to enter upon the business premises of the Subsidiaries for the purpose of conducting Phase I environmental surveys of the facilities and properties of the Subsidiaries and testing for the presence of lead paint, asbestos and other hazardous materials in, on, under or about the facilities of properties of the Subsidiaries; provided that such entries do not interfere unreasonably with the business operations of the Subsidiaries thereon and that the Purchaser shall repair any damage caused to the facilities or properties by its agents or employees while conducting such surveys and that the Purchaser shall indemnify and hold harmless YSI and each of the Subsidiaries from and against any and all claims, damages, liabilities, costs or expenses (including attorneys' fees and expenses) asserted against, suffered by or incurred by YSI or any of the Subsidiaries by reason of, in connection with or as a result of any bodily injury, death or property damage proximately caused by the agents or employees of the Purchaser in conducting such surveys. Purchaser shall furnish to Seller a copy of any written Phase I Environmental Survey prepared by the Purchaser's environmental consultant and provided to the Purchaser by such consultant. If, in the course of conducting such surveys, the Purchaser shall discover the presence of any lead paint, asbestos or other hazardous materials in, on, under or about any of the facilities or properties of any of the Subsidiaries, which presence is in violation of any applicable environmental law (an "Unlawful Environmental Condition"), the Purchaser promptly shall so notify YSI in writing of the discovery thereof. If, in the reasonable estimation of the Purchaser, the cost to remediate any such Unlawful Environmental Condition would exceed $500,000 in the aggregate (a "Material Environmental Condition"), YSI shall have the right to either (i) terminate this Agreement, or (ii) remediate such Material Environmental Condition to the reasonable satisfaction of the Purchaser. If, as a result of any such survey, the Purchaser shall discover the presence of lead paint, asbestos or any other hazardous materials in violation of any applicable environmental laws, and, in the reasonable estimation of the Purchaser, the cost to remediate is $500,000 or less (an "Immaterial Environmental Condition"), the Purchaser shall so notify YSI, and the Purchaser shall have the right, provided that it exercises such right prior to the close of business on the 20th business day following the date of this Agreement, to elect to require YSI to remediate such Immaterial Environmental Condition, at the sole cost and expense of YSI, without any adjustment to the Purchase Price, prior to the Closing. If the Purchaser shall so elect, YSI shall proceed diligently and in good faith to remediate the same and the parties shall proceed to closing.

         4.18 "Tail Insurance" Policy. Effective at the Closing, YSI shall provide, at its sole expense, for the benefit and in the name of the Company and the Subsidiaries, a so-called "tail insurance" policy covering professional liability and malpractice claims against the Company and the Subsidiaries for a period of seven (7) years subsequent to the Closing Date and providing insurance in favor of such entities with such deductibles and otherwise substantially similar to the professional liability insurance policy in effect for the Company and the Subsidiaries immediately prior to the Closing, all with an insurer reasonably satisfactory to the Purchaser and pursuant to a policy of insurance that is reasonably satisfactory to the Purchaser.

         4.19 Transfer of 401(k) Plans. Prior to the Closing, YSI shall have effected a transfer to itself or an affiliate other than the Company or any of the Subsidiaries of sponsorship of the 401(k) plans described in
Schedule 4.19 hereto.

         4.20 Employee List. Not later than thirty (30) days prior to the Closing, YSI shall provide to the Purchaser a list of all employees of the Company and Subsidiaries as of the most recent practicable date prior to the date when such list is provided. Such list shall designate whether such employees would constitute highly compensated employees as defined in Code
Section 414(q).

         4.21 List of Personal Property and Accounts, Deposits, etc. Not later than thirty (30) days prior to the Closing, YSI shall provide to the Purchaser (i) a complete and accurate list and brief description of all tangible assets of the Company and the Subsidiaries existing on August 1, 1997, the net book value of which, as properly reflected in their respective books and records, on an individual item-by-item basis, exceeds $500.00, and (ii) to the extent not itemized in the Subsidiary Financial Statements, a complete and accurate list and brief description of all certificates of deposit, equipment, utility and other deposits, bank accounts and other cash equivalents owned by the Company and the Subsidiaries.

         4.22 Tax Basis in Assets. Not later than thirty (30) days prior to the Closing, YSI shall provide to the Purchaser a complete and accurate schedule showing the Company's and Subsidiaries' tax basis in its and their assets as of the most recent practicable date prior to the date when such schedule is provided.

         4.23 Cash Flow Statements. Not later than thirty (30) days prior to the Closing, YSI shall provide to the Purchaser consolidated and consolidating statements of cash flows of the Company and each of the Subsidiaries for the twelve-month period ended on June 30, 1997.


                                   SECTION 5
                                  TERMINATION

         5.1 Grounds for Termination. Anything herein to the contrary notwithstanding, this Agreement and the obligations of the parties hereunder may be terminated on or prior to the Closing Date, as follows:

                 (a) By Purchaser (i) in the event that the transactions contemplated hereunder have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Purchaser, YSI, the Seller or the Company; (ii) in the event the conditions precedent to Purchaser's obligation to close are not satisfied and performed in full (or waived in writing by the Purchaser) at or prior to close of business on September 30, 1997; or (iii) in the event YSI or the Seller breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by YSI or the Seller under the terms of this Agreement, and such breach, violation or failure is not cured or waived by Purchaser prior to Closing, provided, however, that the right of the Purchaser to terminate this Agreement pursuant to Section 5.1(a)(ii) shall not be available if the failure to satisfy such conditions on or before such date was caused by or resulted from the failure of the Purchaser to perform any of the material obligations to be performed by it prior to or as of the Closing under this Agreement.
 .
                 (b) By YSI or the Seller (i) in the event that the transactions contemplated hereunder have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving YSI, Purchaser, the Seller or the Company; (ii) in the event the conditions precedent to the obligation of YSI and the Seller to close are not satisfied and performed in full (or waived in writing by YSI) at or prior to close of business on September 30, 1997; or (iii) in the event Purchaser breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by Purchaser under the terms of this Agreement, and such breach, violation or failure is not cured or waived by YSI or the Seller prior to Closing; provided, however, that the right of YSI and the Seller to terminate this Agreement pursuant to Section 5.1(b)(ii) shall not be available if the failure to satisfy such conditions on or before such date was caused by or resulted from the failure of YSI or the Seller to perform any of the material obligations to be performed by them prior to or as of the Closing under this Agreement.

                 (c)      By YSI, the Seller and Purchaser by mutual agreement.

         5.2 Consequences of Termination. (a) Each party's right of termination under Section 5.1 hereof is in addition to any other rights such party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 5.1, all further obligations of the parties under this Agreement shall terminate, except for those which survive termination expressly under the terms hereof, and except that the obligations in Section 4.5 and Section 10 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                 (b) Anything herein to the contrary notwithstanding, in the event that, at or before the close of business on September 30, 1997, the Purchaser has not obtained such financing as will provide the Purchaser with funds sufficient to pay to the Seller the Purchase Price for the Shares, and, as of such time, YSI and the Seller shall (A) have performed or complied with all of the covenants or agreements required to be performed or complied with by each of them prior to the Closing in order to satisfy the conditions to the obligation of the Purchaser to close, and (B) be ready, willing and able to take such other actions as are reasonably required in order to effect the Closing; Purchaser shall thereupon be and become obligated to make payment to YSI in an amount equal to

$650,000.00, such payment to constitute liquidated damages to YSI for the damages it will have incurred by reason of entering into an agreement to deal exclusively with the Purchaser in connection with the transactions contemplated hereby from the date of the execution and delivery hereof through the date of the termination hereof (which damages are not reasonably ascertainable as of the date hereof). In such event, anything herein to the contrary notwithstanding, (i) such remedy shall be the sole and exclusive remedy of YSI and the Seller by reason of such failure on the part of the Purchaser, (ii) neither YSI nor Seller shall have the right to any other remedy by reason of such failure; in either such case unless the Purchaser shall have breached its obligation under Section 4.14 thereof.

         5.3 Risk of Loss. The Seller Companies shall bear all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement through the Closing. If the condemnation, destruction, loss or damage is such that the business of the Company and the Subsidiaries (taken as a whole) is materially interrupted or curtailed, then the Purchaser shall have the right to terminate this Agreement. If the condemnation, destruction, loss or damage is such that the business is neither interrupted nor curtailed materially and the assets are not materially affected, or if the business of the Company is curtailed or interrupted or the assets are materially affected, and the Purchaser nevertheless foregoes the right to terminate this Agreement, then the consideration payable hereunder shall be adjusted at Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance proceeds are not sufficient to cover such destruction, loss or damage. If the Purchaser and the Seller are unable to agree upon the amount of such adjustment, then the dispute shall be resolved jointly by the independent accounting firms then employed by the Seller and the Purchaser, and if said accounting firms do not agree, they shall appoint the Independent Accountants to make such determination, whose determination of the dispute shall be final and binding. The fees and expenses of the Independent Accountants shall be borne one-half by the Purchaser and one-half by the Seller if engaged pursuant to the provisions of this Section 5.3.


                                   SECTION 6
                             AMENDMENT OF AGREEMENT

         At any time on or prior to the Closing Date, Purchaser, YSI and the Seller may, by written agreement:

         (a) extend the time for performance of any of the obligations or other actions of the parties hereto;

         (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant thereto;

         (c) waive compliance with any of the covenants or conditions contained in this Agreement; provided, however, that a party may waive any or all of the conditions precedent to its obligation to close without a written amendment signed by both parties; and

         (d) amend this Agreement in any other respect. Any and all amendments shall be effective only if made in writing by all parties.


                                   SECTION 7
            CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

         The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to and contingent upon the satisfaction on or before the Closing Date of the following express conditions precedent:

         7.1. Representations and Warranties. Each of the representations and warranties of YSI and the Seller contained in this Agreement and the other transaction documents required hereby shall be true and correct in all material respects as of the date hereof and in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, and YSI and/or the Seller shall have performed all covenants and agreements in all material respects on their parts required to be performed and shall not be in default under any of the provisions of this Agreement on the Closing Date.

         7.2. Good Standing. YSI and the Seller shall have delivered to the Purchaser good standing certificates for the Company and each of the Subsidiaries, issued by the Secretary of State of its state of incorporation, in each case, and dated not more than thirty (30) days prior to the Closing.

         7.3. Litigation. No action or proceeding shall have been instituted and no order, decree or judgment of any court, agency, commission or authority shall be subsisting questioning the validity of this Agreement or seeking to restrain the consummation of the transactions contemplated hereby which would in Purchaser's good faith opinion render it impossible or inadvisable to consummate the transactions provided for in this Agreement.

         7.4. Opinion of Counsel. YSI and the Seller shall have delivered to Purchaser an opinion of counsel to YSI and the Seller reasonably satisfactory to Purchaser substantially in the form of Exhibit 7.4 hereto, subject to such qualifications, assumptions and limitations as may be reasonably satisfactory to Purchaser.

         7.5. Resolutions. Each of YSI and the Seller shall have delivered to Purchaser copies, certified by its Secretary or Assistant Secretary of resolutions adopted by its Board of Directors approving this Agreement and the transactions contemplated hereby.

         7.6. HSR Act. The waiting period (and any extension thereof) applicable to the transaction contemplated herein under the HSR Act shall have expired or been terminated.

         7.7. Governmental Approvals. Each of the Company and the Subsidiaries shall have received or been granted, or otherwise have in effect as of the Closing, all licenses, permits, and governmental approvals reasonably necessary for the operation of their respective businesses from and after the Closing, or shall have received assurances reasonably satisfactory to the Purchaser that all such licenses, permits or approvals will be issued or granted in due course.

         7.8. No Adverse Changes. There shall not have occurred any other event or condition or combination of events and conditions which has had or which reasonably may be expected to have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Company and the Subsidiaries, taken as a whole.

         7.9. Facility Licenses. All required healthcare facility licenses for each healthcare provider facility owned or operated by the Company and each of the Subsidiaries shall have been issued and shall be in effect and unexpired.

         7.10. Financing. Purchaser shall have consummated a borrowing from one or more lenders under terms reasonably satisfactory to Purchaser, which borrowing, when taken in the aggregate with other funds available to Purchaser, including the funds that CGW Southeast Partners III, L.P. has committed to provide to Purchaser pursuant to that certain letter of even date herewith and addressed to YSI, shall be in an amount sufficient to pay the Purchase Price and provide adequate working capital for the operation of the Business by Purchaser (the "Financing").

         7.11. Transition Services Agreement. The Seller and the Purchaser shall have entered into a Transition Services Agreement in substantially the form attached hereto as Exhibit 7.11.

         7.12. YSI Exercise of Option to Purchase. YSI or an affiliate of YSI shall have exercised its option to purchase that certain property known generally as 12012 Bayette Road, Riverview, Florida, under that certain lease agreement dated March 27, 1996 and entered into by and between YSI and The Tampa Bay Academy, and YSI shall have provided to Purchaser evidence reasonably satisfactory to Purchaser showing YSI to be the owner of the property that was subject to such lease (the "Tampa Property").

         7.13. Lease of Tampa Property. YSI or its affiliate (the "Tampa Lessor") shall have entered into a Lease Agreement in commercially reasonable form, to be negotiated in good faith by the parties hereto, providing for a lease of the Tampa Property from the Tampa Lessor to Purchaser or its affiliate on a triple net basis (the "Tampa Lessee"), such lease to provide for (i) rental of $41,667 per month, and (ii) an initial five-year term, with option to renew for another five years at the same rental.

         7.14. Lease and Tax Matters Agreement. The Purchaser and its affiliates, or any of them, and YSI and its affiliates, or any of them, shall have entered into a Lease and Tax Matters Agreement substantially in the form of Exhibit 7.14 hereto.

         7.15 Management Agreement Amendment. That certain Management Agreement dated April 1, 1995 and entered into by and between Tampa Bay Academy and The National Mental Health Institute on Deafness, Inc. (the "Manager") shall have been amended in a manner reasonably satisfactory to the Purchaser to provide for a flat fee payment arrangement with the Manager or in such other manner as may be reasonably satisfactory to the Purchaser.

         7.16 Release of Security Interests. The security interests described in numbered paragraph 1 of Schedule 2.22 hereto and items under the caption "FILINGS AFFECTING COLLATERAL" in Attachment 2.22 to Schedule 2.22 shall have been released and of no further force or effect. The security interest described in paragraph 2 of Schedule 2.22 shall have been released and of no further force or effect or other action shall have been taken with respect to such security interests as shall be reasonably satisfactory to the Purchaser.

         7.17 Liquidation, Dissolution and Transfer of Entities. (a) Ocotillo Pediatric Services, Inc., an Arizona corporation, and Desert Hills Alternative Programs, Inc., an Arizona corporation, shall have been liquidated and dissolved.

                 (b) Youth Services International of Florida, Inc. shall have transferred any and all of its interest in HealthExpert Systems, Inc. and Professional Education Services, Inc. to YSI or an affiliate thereof other than the Company or any of the Subsidiaries.

         7.18.   Tail Insurance.  The tail insurance policy provided for in
Section 4.18 hereof shall have been issued.

         7.19 Consents, Approvals, Waivers, Etc. All of the consents, approvals and waivers listed in Schedule 2.6 hereto shall have been obtained so as to obviate any violation of the terms of any of the agreements, contracts, instruments, licenses and permits listed in such Schedule.

         7.20. Other Agreements. YSI and the Seller shall have executed and delivered to Purchaser all of the other Closing Documents and all other documents, instruments and certificates required to be delivered by YSI or the Seller pursuant to any term or provision of this Agreement.

                                   SECTION 8
                     CONDITIONS PRECEDENT TO OBLIGATION OF
                          YSI AND THE SELLER TO CLOSE

         The obligation of YSI and the Seller to consummate the transactions contemplated by this Agreement is subject to and contingent upon the satisfaction on or before the Closing Date of the following express conditions precedent:

         8.1. Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement and the other transaction documents required hereunder shall be true and correct in all respects as of the date hereof and in all material respects as of the Closing Date, and Purchaser shall have performed all covenants and agreements on its part required to be performed in all material respects and shall not be in default under any of the provisions of this Agreement at or prior to the Closing Date.

         8.2. Resolutions. Purchaser shall have delivered to YSI and the Seller copies, certified by the Secretary or Assistant Secretary of Purchaser, of resolutions adopted by the Board of Directors of Purchaser and approving this Agreement and the consummation of the transactions contemplated hereby.

         8.3. Good Standing and Existence. YSI and the Seller shall have received a good standing certificate for Purchaser, issued by the Secretary of State of the State of Georgia, and dated not more than thirty (30) days prior to the Closing.

         8.4. Opinion of Counsel. YSI and the Seller shall have received an opinion of counsel to Purchaser in substantially the form of Exhibit 8.4 and reasonably satisfactory to YSI and the Seller.

         8.5. Litigation. No action or proceeding shall have been instituted and no order, decree or judgment of any court, agency, commission or authority shall be subsisting questioning the validity of this Agreement or seeking to restrain the consummation thereof which would, in the Seller's good faith opinion, render it impossible or inadvisable to consummate the transactions provided for in this Agreement.

         8.6. HSR Act. The waiting period (and any extension thereof) applicable to the transaction contemplated herein under the Hart-Scott-Rodino Act shall have expired or been terminated.

         8.7. Other Agreements. Purchaser shall have executed and delivered to YSI and the Seller all of the other Closing Documents and all other documents, instruments, certificates required to be delivered by Purchaser.

                                   SECTION 9
                                INDEMNIFICATION

         9.1     Definitions.

         For the purposes of this Section 9:

                 (a) "Indemnification Claim" means a claim for indemnification hereunder.

                 (b) "Indemnitor" means a party from whom indemnification is sought hereunder.

                 (c) "Indemnitee" means the party seeking indemnification hereunder.

                 (d) "Losses" means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

                 (e) "Third Party Claim" means any claim, suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

         9.2     Agreement of YSI and the Seller to Indemnify.

         Subject to the terms and conditions of this Section 9, YSI and the Seller agree, jointly and severally, to indemnify, defend, and hold harmless Purchaser from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, Purchaser and resulting from, based upon, or arising out of:

                 (a) the inaccuracy, incompleteness or breach of any representation or warranty of YSI or the Seller contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by YSI or the Seller in connection herewith which survives the Closing by virtue of
Section 9.7 hereof;

                 (b) a breach of or failure to perform any covenant or agreement of YSI or the Seller made in this Agreement;

                 (c) the operation of any juvenile detention center by the Seller or any of the Subsidiaries at any time prior to the Closing;

                 (d) termination of employment of Edward Hoefle for any reason whatsoever, to the extent, but only to the extent, that such Losses exceed the amount of $51,500.00, provided, however, that such termination of employment shall have been effected in a manner that was reasonable in the circumstances, and, provided further, that this Section 9.2(d) is not intended to, and shall not be construed to, relieve the Purchaser or its affiliates from the requirement to pay any earnout amount under terms of the "earn-out" provisions of (i) Asset Purchase Agreement dated March 27, 1996 by and among Tampa Bay Academy, Ltd., YSI and YSI-Florida, or (ii) Agreement dated March 27, 1996, by and among YSI, YSI-Florida and American Residential Centers, Inc.;

                 (e)      any matter listed in Schedule 2.16 or 2.17 hereto;

                 (f) any act of professional or medical malpractice in the Company or any of the Subsidiaries occurring at any time prior to the Closing, whether known or unknown; or

                 (g) any lawsuit, proceeding, action, arbitration, claim or governmental investigation, inquiry or proceeding listed in Schedule 2.9 hereto.

         9.3     Agreement of Purchaser to Indemnify.

         Subject to the terms and conditions of this Section 9, Purchaser agrees to indemnify, defend, and hold harmless YSI and the Seller from, against, for, and in respect of any and all Losses asserted against or paid, suffered or incurred by YSI or the Seller and resulting from, based upon, or arising out of:

                 (a) the inaccuracy, incompleteness or breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Purchaser in connection herewith which survives the Closing by virtue of Section 9.7 hereof;

                 (b) a breach or partial breach of or failure to perform any covenant or agreement of Purchaser made in this Agreement;

                 (c) any of the guaranties provided by YSI prior to the Closing in respect of any of the obligations, liabilities or duties of any of the Subsidiaries;

                 (d) any failure of the Purchaser or Youth Services International of Florida, Inc. ("YSI-Florida") to observe or comply with terms of the "earn-out" provisions of (i) Asset Purchase Agreement dated March 27, 1996 by and among Tampa Bay Academy, Ltd., YSI and YSI-Florida, or (ii) Agreement dated March 27, 1996, by and among YSI, YSI-Florida and American Residential Centers, Inc.

         9.4     Procedures for Indemnification.

                 (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

                 (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 9.5 hereof shall be observed.

                 (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) calendar days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by the Indemnitor and the dispute is not resolved by the Indemnitee and the Indemnitor within fifteen (15) business days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in Section 13.9 of this Agreement.

                 (d)      Upon determination of the amount of an
Indemnification Claim, whether by agreement between the Indemnitor and the Indemnitee or by an arbitration award or by any other final adjudication, the Indemnitor shall pay the amount of such Indemnification Claim within ten (10) business days of the date such amount is determined.

         9.5 Third Party Claims. The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

                 (a) The Indemnitee shall give the Indemnitor written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor of such claim shall not relieve the Indemnitor of any liability that it may have with respect to such claim except to the extent the Indemnitor demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor shall be an acknowledgment of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, the defense, compromise and settlement of any claim being defended by the Indemnitor, it may do so at its sole cost and expense. If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) business days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section
9.4 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

                 (b) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Indemnitor, and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitor hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

                 (c) No settlement of a Third Party Claim involving the asserted liability of the Indemnitor under this Section 9.5 shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $10,000 or less where the Indemnitor has not responded within five (5) business days of notice of a proposed settlement. If the Indemnitor assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (b) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

                 (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

         9.6 Exclusive Remedies. Except to the extent that an Indemnitee shall elect to pursue its equitable remedies in respect of the breach or threatened breach of any of the provisions hereof for which such a remedy is available, and except to the extent that an Indemnitee shall seek to recover monetary damages in respect of a breach of any of the provisions of Section 4.10, following the Closing, the sole and exclusive remedy of each of the parties hereto with respect to any misrepresentation or breach of any warranty, covenant or agreement by the other party or parties hereto shall be an Indemnification Claim under the provisions of this Section 9.

         9.7 Survival. The representations and warranties in this Agreement shall survive the Closing as indicated in Section 13.2 hereof.

         9.8 Tax Effect and Insurance. The liability of the Indemnitor with respect to any Indemnification Claim shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnitee as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax detriment actually suffered by the Indemnitee as a result of such Losses. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnitor of the Indemnification Claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the Indemnification Claim is based. Any dispute as to the amount of such tax benefit or detriment shall be resolved by arbitration as provided in Section 13.9 hereof.

         9.9 Subrogation. Upon payment in full of any Indemnification Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitor shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

         9.10 Basket Amounts. Anything hereinabove to the contrary notwithstanding, (i) YSI and the Seller shall not be liable for any Losses to Purchaser except to the extent that such Losses exceed, in the aggregate, $100,000.00, (ii) Purchaser shall not be liable for any Losses to YSI or the Seller, except to the extent that such losses, damages or deficiencies exceed, in the aggregate, $100,000.00, and, (iii) in addition to the foregoing, YSI and the Seller shall not be liable for any Losses to Purchaser on account of the breach of any representation or warranty in Section 2.18 except to the extent that any such Losses exceed, in the aggregate, $10,000, provided that (A) the limitations on the liability of the Purchaser provided for herein shall not apply to any failure of the Purchaser to observe or comply with its obligations under Sections 1.4, 1.5(d), 4.12 or 5.2(b) hereof or the indemnification obligation under Section 9.3(d); and (B) the limitations on the liability of YSI and the Seller provided for herein shall not apply to a breach of Section
2.17 hereof, any failure of YSI or the Seller to observe or comply with its or their obligations under Sections 1.5(d) or 4.12 hereof or the indemnification obligation reflected in Section 9.2(d), (e) and (f) hereof.

         9.11    Limitation of Liability of the Seller and YSI.
Notwithstanding anything to the contrary herein, neither the Seller nor YSI shall be liable for any Losses under Section 9.2 to Purchaser, in the aggregate, in excess of the Purchase Price.

         9.12 Limitation of Purchaser Liability. Notwithstanding anything to the contrary herein, Purchaser shall not be liable for any Losses under
Section 9.3 to YSI or the Seller, in the aggregate, in excess of the Purchase Price.


                                   SECTION 10
                              PAYMENT OF EXPENSES

         Legal, accounting and other expenses incident to this Agreement and the transactions contemplated hereby incurred by YSI or the Seller shall be paid by YSI or the Seller, and not by the Company; legal, accounting and other expenses incurred by Purchaser shall be paid by Purchaser.


                                   SECTION 11
                              ADDITIONAL DOCUMENTS

         The parties hereto will, at any time, before, at or after the Closing Date, sign, execute and deliver all such documents and instruments and do or cause to be done all such other acts and things as may be reasonably necessary to carry out the provisions of this Agreement.

                                   SECTION 12
                                    NOTICES

         Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, or by Federal Express, UPS or similar service or by telecopy (if delivered during normal business hours, Eastern Time), addressed as follows:

YSI:                              Youth Services International, Inc.
                                  2 Park Center Court, Suite 200
                                  Owings Mills, Maryland  21117
                                  Fax No.:  (410) 356-8634
                                  Attention:  Mark S. Demilio
                                        Senior Vice President--Corporate
                                        Development and General Counsel
the Seller:                       c/o Youth Services International
                                  2 Park Center Court, Suite 200
                                  Owings Mills, Maryland  21117
                                  Fax No.:  (410) 356-8634
                                  Attention:  Mark  S. Demilio

Purchaser:                        1705 Capital of Texas Highway South
                                  Suite 500
                                  Austin, Texas  78746
                                  Attention:  Kevin P. Sheehan

With a copy (which shall          c/o CGW Southeast Partners
not constitute notice) to:        Suite 210, Twelve Piedmont Center
                                  Atlanta, Georgia 30305
                                  Fax No.:  (404) 816-3258
                                  Attention:  Mr. Bart A. McLean

With a Copy (which shall          Alston & Bird
not constitute notice) to:        One Atlantic Center
                                  1201 West Peachtree Street
                                  Atlanta, Georgia  30309-3424
                                  Fax No.:  (404) 881-7777
                                  Attention:  Jonathan W. Lowe, Esq.

or to such other addresses as shall be furnished in writing by any of the parties and any such notice or communication shall be deemed to have been given as of the date so expressed or telecopied (if delivered during normal business hours, Eastern Time, or on the next business day if delivered after normal business hours, Eastern Time) and three business days after the date so mailed (if mailed).


                                   SECTION 13
                                 MISCELLANEOUS

         13.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be one and the same Agreement.

         13.2 Representations and Survival. Except as otherwise provided in this Agreement, and except for those covenants and agreements made herein which by their terms are to be performed at and after the Closing during or for a specified period following the Closing, all of the representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement, and the certifications made by the parties at the Closing, and the indemnity obligations set forth in Section 9 hereof shall survive the Closing, but shall terminate on, and no claim or action with respect thereto may be brought after the close of business on September 30, 1999; provided, however, that (i) the representations and warranties contained in Sections 2.1, 2.2, 2.10, 2.12, 2.18, 2.21 (as to title to real estate),
2.22(c), 2.23, 3.1 and 3.2, and the related indemnity obligations of the parties under Section 9 hereof, shall survive the Closing and remain effective until expiration of the period provided for in any applicable statute of limitations.

         13.3 Headings. The headings in this Agreement are for convenience only and shall not affect the construction hereof.

         13.4 Assignability; Binding Terms and Provisions. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other parties hereto. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

         13.5 Entire Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the foregoing and may not be amended except as provided herein. Upon the execution and delivery of this Agreement, the letter of intent dated May 29, 1997 and entered into by and among Purchaser and YSI, as amended to date, shall expire and be of no further force or effect.

         13.6 Governance. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

         13.7 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

         13.8 Third Party Beneficiaries. Except as expressly provided in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement. Anything hereinabove to the contrary notwithstanding, the parties acknowledge and agree that Purchaser shall have the right to make a security assignment of its interest in this Agreement to any financial institution that provides financing for the benefit of Purchaser in connection with the acquisition of the Shares pursuant to this Agreement.

         13.9 Dispute Resolution. Except as otherwise provided in this Agreement, all disputes arising under this Agreement (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Seller and Purchaser in accordance with such Rules.

The arbitration shall be held in such place in Charlotte, North Carolina, as may be specified by the arbitrator (or any place agreed to by the Seller, Purchaser and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement; provided, however, if necessary, such decision and satisfaction procedure may be enforced in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by YSI and the Seller as one party and Purchaser as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

         13.10 Knowledge. As used in this Agreement, the term "knowledge," with respect to an individual, means and is deemed to exist as to a particular matter or fact if such individual is actually aware of such fact or other matter, and, with respect to YSI and the Seller or the Seller Companies means and is deemed to exist as to a particular matter of fact if any individual who on and as of the date of this Agreement is serving as an officer of YSI or as an officer or Executive Director of any of the Subsidiaries, at the time such statement was made, had knowledge of such fact or other matter of the sort described above in this Section 13.10.

         13.11. Schedules. Each Schedule to this Agreement shall be considered a part hereof as if set forth herein in full.


                        [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by a duly authorized officer on the date first above written.


                                     YOUTH AND FAMILY CENTERED SERVICES, INC.


                                     By:          [SIG]
                                            -----------------------------------
                                     Title:  President & CEO
                                            -----------------------------------




                                     YOUTH SERVICES INTERNATIONAL HOLDINGS, INC


                                     By:          [SIG]
                                            -----------------------------------
                                     Title:  Vice President and Secretary
                                            -----------------------------------




                                     YOUTH SERVICES INTERNATIONAL, INC.


                                     By:          [SIG]
                                            -----------------------------------
                                     Title:  Sr. V.P. Corporate Development and
                                            -----------------------------------
                                             General Counsel
                                            -----------------------------------

                                   SCHEDULES

                                      TO

                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG
                   YOUTH AND FAMILY CENTERED SERVICES, INC.,
                  YOUTH SERVICES INTERNATIONAL HOLDINGS, INC.
                                      AND
                       YOUTH SERVICES INTERNATIONAL, INC.


                           DATED AS OF JULY 22, 1997

                                SCHEDULE 1.2(c)

       EXCEPTIONS TO GAAP FOR PURPOSES OF DETERMINING NET WORKING CAPITAL


         For purposes of determining the Net Working Capital of the Company and the Subsidiaries, the following procedures shall be used, regardless of whether such procedures shall conform to GAAP:

         1. The unpaid balances of all accounts receivable of the Subsidiaries which are older than 120 days, as shown on the accounts receivable aging report of the Subsidiaries, as of the date with respect to which Net Working Capital shall be determined, shall be deducted in determining the book value of the accounts receivable of the Company and the Subsidiaries as of such date.

         2. The balances of all of the following types of accounts receivable of the Subsidiaries, as of the date with respect to which Net Working Capital shall be determined, shall be deducted in determining the book value of the accounts receivable of the Company and the Subsidiaries as of such date:

                 (a) all accounts receivable reflected on the books of the Subsidiaries which arose outside of the ordinary course of business or by reason of the sale of goods or the provision of services by the Subsidiaries other than behavioral health or educational services provided to patients or students in any of the programs operated by the Subsidiaries;

                 (b) all accounts receivable reflected on the books of the Subsidiaries (i) which arose from the provision of services by the Subsidiaries to its "private" patients or students (i.e. those who are enrolled in the Subsidiaries program otherwise than pursuant to an agreement or arrangement with a governmental agency) for which the patient, student or their parents or guardians are liable primarily and (ii) which constitute the private pay amount associated with any third party receivable; and

                 (c) those accounts receivable reflected on the books of Desert Hills Center for Youth and Families, Inc., the payment of which has been denied by the third-party payor thereof.

         3. No accrual shall be made for any federal, state or local income taxes which may or will become payable by any of the Subsidiaries as a result of the Section 338(h)(10) Election.

         4. No reserve shall be established for "incurred but not reported" professional or malpractice liability

         5. In the case of the preparation of Schedule 1.5(c) and for purposes of determining the Final Net Working Capital, no reserve shall be established for any contingent liabilities of any of the Subsidiaries with respect to any matter as to which YSI and the Sellers have agreed, pursuant to the terms of this Agreement, to indemnify the Purchaser or for the $100,000.00 "basket amount" against their liability to so indemnify the Purchaser which is provided for in Section 9.10 of this Agreement.

         6. No accrual shall be made for federal, state or local income taxes arising from the operations of the business of the Subsidiaries except for those state or local income taxes which are due and payable to jurisdictions in which the Subsidiaries conduct business which do not permit the filing of consolidated tax returns by members of an affiliated group.

                                 SCHEDULE 1.8

      Guaranties by YSI of Obligations of Behavioral Health Subsidiaries

    1. Pursuant to the terms of the Management Agreement dated June 30, 1995 by and between Youth Services International of Texas, Inc. ("YSI Texas") and DHMG, Inc. (the "College Station Management Agreement"), YSI has guaranteed to DHMG, Inc. all of the payment and performance obligations of YSI Texas under the terms of the College Station Management Agreement.

    2. Pursuant to the terms of a Guaranty dated as of June 30, 1995 in favor of Meditrust of College Station, Inc. ("Meditrust"), YSI guaranteed to Meditrust all payment and performance obligations of YSI Texas under the College Station Management Agreement and the Facility Lease and Security Agreement by and between Meditrust, as lessor, and Youth Services
International of Texas, Inc., as lessee (the "College Station Lease
Agreement").

                                 SCHEDULE 2.4

                                 Capital Stock

                                                                             Par Value
                                                              Authorized     Per Share        Outstanding
                                                              ----------     ---------        -----------
Developmental Behavioral Consultants, Inc.                        10,000     No Par                 1,000
Introspect HealthCare, Corporation                           100,000,000     $1.00                 55,000
Promise House, Inc.                                              100,000     $1.00                100,000
Southwestern Children's Health Services, Inc.                      1,000     $0.10                    100
Youth Services International of Florida, Inc.                    100,000     $0.10                    100
Youth Services International of New Mexico, Inc.                 100,000     $0.10                  1,000
Youth Services International of Texas, Inc.                      100,000     $0.10                  1,000
YSI of Utah, Inc.                                                  1,000     $0.10                    100
Desert Hills Center for Youth and Families, Inc.               1,000,000     $1.00                    500
Desert Hills Center for Youth and Families
   of New Mexico, Inc.                                           500,000     $1.00                    500


     The authorized capital stock of the Company consists of 10,000 shares of common stock, $.001 par value, none of which has been issued as of the date hereof. The Seller has subscribed for 1000 shares of the common stock of the Company.

                                 SCHEDULE 2.5

                         Subsidiaries and Investments


Developmental Behavioral Consultants, Inc.
Introspect HealthCare, Corporation
Desert Hills Center for Youth and Families, Inc.
Desert Hills Center for Youth and Families of New Mexico, Inc.
Promise House, Inc.
Southwestern Children's Health Services, Inc.
Youth Services International of Florida, Inc.
Youth Services International of New Mexico, Inc.
Youth Services International of Texas, Inc.
YSI of Utah, Inc.

    Desert Hills Center for Youth and Families, Inc. is the holder of all of the issued and outstanding capital stock of Ocotillo Pediatric Services, Inc., an Arizona corporation. Ocotillo Pediatric Services, Inc. is not in good standing with the State of Arizona because it failed to file its annual reports for 1996. The company is not an operating company and it does not have any material assets or conduct any business.

    Youth Services International of New Mexico, Inc. is the holder of all of the issued and outstanding capital stock of Desert Hill Alternative Programs, Inc., an Arizona corporation. Desert Hills Alternative Programs, Inc. is not in good standing with the State of Arizona because it failed to file its annual reports for 1996. The company is not an operating company and it does not have any material assets or conduct any business.

    Youth Services International of Florida, Inc. is the holder of approximately 91% in common with American Residential Centers, Inc. of HealthExpert Systems, Inc. and of 50% in common with American Residential Centers, Inc. of Professional Education Services, Inc.

                                 SCHEDULE 2.6

           Violations -- Required Consents, Approvals, Waivers, Etc.

    Unless certain consents, approvals or waivers shall be obtained by YSI or one or more of the Subsidiaries, consummation by YSI and the Seller of the transactions contemplated by this Agreement will violate the terms of the following agreements, contracts, instruments, licenses and permits:

    1. Facility Lease and Security Agreement dated as of June 30, 1995 by and between Meditrust of College Station, Inc., as lessor, and Youth Services International of Texas, Inc., as lessee. Pursuant to Section 21 thereof, consent of the lessor is required prior to any transfer of capital stock of Youth Services International of Texas, Inc.

    2. Loan and Security Agreement dated as of June 20, 1995 by and between Signet Bank/Maryland (predecessor in interest to Signet Bank) and the Original Borrowers named therein, as amended by First Amendment to Loan and Security Agreement dated as of December 12, 1996 by and among Signet Bank, YSI, Youth Services International of Iowa, Inc., Youth Services International of Tennessee, Inc., Youth Services International of Maryland, Inc., Youth Services International of Baltimore, Inc., Youth Services International of Northern Iowa, Inc., YSI of Central Iowa, Inc., YSI of Utah, Inc., Youth Services International of South Dakota, Inc., Youth Services International of Missouri, Inc. and Southwestern Children's Health Services, Inc.

    3. Assumption Agreement dated as of July 25, 1995 by Youth Services International of New Mexico, Inc., YSI and Signet Bank.

    4.   Assumption Agreement dated as of December 12, 1996 by Youth
Services International of Texas, Inc., Youth Services International of Florida, Inc., Youth Services International of Virginia, Inc., Developmental Behavioral Consultants, Inc., Introspect Healthcare, Corporation, Desert Hills Center for Youth and Families, Inc., YSI and Signet Bank.

    5. Lease for 5128 E. Thomas Road, Phoenix, AZ 85018, first floor, by and between Sal and Catherine Fusco and Parc Place Realty Holdings, Inc., expiring October 31, 1997.

    6. Lease for 5128 E. Thomas Road, Phoenix, AZ 85018, second floor, by and between Sal and Catherine Fusco and Southwestern Children's Health Services, Inc. expiring June 30, 1999.

    7.   Employment Agreement dated March 25, 1996 by and between YSI,
Youth Services International of Florida, Inc. and Edward Hoefle provides Mr. Hoefle with right, among other things, to participate in the employee benefit programs of YSI. Following the Closing, Mr. Hoefle will not be entitled to participate in those programs.

    8. Participation Agreement for a Residential Treatment Center between Youth Services International of New Mexico, Inc. and the U.S. Department of Defense, stamped as received on April 29, 1996, for 5310 Sequoia NW, Albuquerque, New Mexico 87120.

    9. Participation Agreement for a Psychiatric Partial Hospitalization Program between Desert Hills Center for Youth and Families and the U.S. Department of Defense for 5310 Sequoia NW, Albuquerque, New Mexico 87120.

    10. Participation Agreement for Substance Use Disorder Rehabilitation Facility Services for CHAMPUS Beneficiaries between Southwestern Children's Health Services d/b/a Parc Place and the U.S. Department of Defense for 5116 E. Thomas Rd., Phoenix, AZ 85018.

    11. Participation Agreement for a Residential Treatment Center between Desert Hills Center for Youth and Families and the U.S. Department of Defense for 2797 North Introspect Drive, Tucson, Arizona 85745.

    12.  Subcontract Agreement dated July 8, 1996 between Southeastern
Arizona Behavioral Health Services, Inc. and Introspect HealthCare Corporation (dba Desert Hills).

    13. Participation Agreement for a Residential Treatment Center between Tampa Bay Academy and the U.S. Department of Defense for 12012 Boyette Road, Riverview, Florida 33569.

    14. Participation Agreement for a Psychiatric Partial Hospitalization Program between Tampa Bay Academy and the U.S. Department of Defense for 12012 Boyette Road, Riverview, Florida 33569.

    15. Subcontract Agreement between Northern Arizona Behavioral Health Authority and Desert Hills Hospital effective 7/1/95 to 6/30/97. [RENEWED]

    16. Certain of the Licenses and Permits (as defined herein) improperly name YSI as the licensee thereunder and will need to be signed or transferred to the appropriate Subsidiaries prior to the Closing or appropriate licenses or permits obtained for the Subsidiaries prior to the Closing. In addition, various state licensing agencies require notice of the proposed transaction prior to the consummation thereof. See Schedule 2.10(b).

    17. The following leases at which YSI of Utah, Inc. conducts certain of its operations improperly named YSI as the tenant thereunder. The right of YSI thereunder will need to be assigned to YSI of Utah prior to the Closing.

         17.1 Commercial Lease Agreement for 130 S. Main, Logan, Utah between Mountain States Property Management, Inc. (lessor) and Youth Services International, (lessee) for 3/17/97 to 3/17/98.

         17.2 Office Building Lease dated 2/24/93 between Mountain States - 24th Street, Ltd. and Interstate Youth Services; Amendment to Lease for 289 24th Street, Suite 300, Ogden Utah 84401 between Mountain States-24th Street, Ltd. (lessor) and Youth Services International, Inc. (lessee).

         17.3 Lease for 199 West Center Street, Orem, Utah 84059 between Hammond Company, Suzanne Hammond, general partner (lessor) and Youth Services International (lessee) for 5/1/94 to 4/30/96; Letter extending lease to 4/98.

                                  SCHEDULE 2.7

                   EXCEPTIONS TO GAAP IN FINANCIAL STATEMENTS

1. The reserve for uncollectible accounts receivable provided in balance sheets may be inadequate.

2. No reserve has been established in any of the balance sheets for any matters which may have occurred prior to June 30, 1997 which would give rise to "incurred but not reported" liabilities.

3. The Financial Statements do not include footnote and other disclosure information required by GAAP.

4. All account balances relating to intercompany accounts receivable and accounts payable from or to any of the Subsidiaries or from or to YSI (or any of its affiliates) or any of the Subsidiaries have been eliminated.

                                 SCHEDULE 2.8

                                   Insurance

                             [See Attachment 2.8 ]

                                 SCHEDULE 2.9

                                  Litigation

    1.   Hintze (Suh) v. Developmental Behavioral Consultants, Inc., Case
No. 96-00716, Superior Ct., Maricopa County, AZ, (filed 7/29/96). Plaintiff's complaint alleges negligent administration of an improper medication to a developmentally disabled boy, Donald Suh. This matter was settled on July 16, 1997.

    2. Machiz v. Developmental Behavioral Consultants, Inc., Case No. CV-03136, Superior Ct., Maricopa County, AZ, (filed April 3, 1997). Plaintiff's complaint alleges that on 2/21/95, she was struck by Deron Houser, a member of one of DBC's group homes. On 2/20/97, a Certificate for Compulsory Arbitration and a Complaint were filed by the Plaintiffs' attorney. A letter from defendant's attorney dated 5/2/97 was sent to K. Mahoney requesting copies of all documentation regarding this litigation, Deron Houser, and any communications pertaining to him in order to prepare an accurate answer to the complaint. This case was settled for $7,500 and dismissed with prejudice on July 2, 1997.

    3. Timmering-Corley v. State of Arizona, Desert Hills Center for Youth and Families, Inc. et al., Case No. CV 97-147 TUC FRZ, Dist. Ct., AZ, (filed 3/21/97). Plaintiff filed an Amended Complaint and Motion for Leave to Proceed in Forma Pauperis. Her Amended Complaint is substantially similar in substance and form to the previous complaint filed in Court, alleging violation of her rights under the 5th and 14th Amendments of the Constitution and claims under 42 U.S.C. Section 1983. An ex parte hearing was held on Plaintiff's motion for a temporary restraining order on March 4, 1997. That motion was denied and the Court expressed serious reservations about the basis for jurisdiction, noting among other things, that there was no allegation in the complaint that Defendant Ronald Corley, an employee of the Arizona Department of Economic Security, Child Protective Services Administration, had acted under color of state law. The amended complaint includes allegations that Defendant Corley had acted as an agent of the State of Arizona, DES, and CPS, and acted deliberately and with malice under color of state law including custodial interference, fraud, intentional infliction of emotional distress, invasion of privacy, and unlawful imprisonment. The Amended Complaint was filed 3/20/97. Defendant's Amended Answer was filed on April 28, 1997. An Application of Default was filed by Ronald Corley on May 4, 1997 and entered by the clerk on May 13, 1997. Health Partners, Inc. filed a Motion to Dismiss on May 16, 1997 and is set for a hearing on July 28, 1997. A default judgment was entered against Desert Hills Center for Youth and Families of New Mexico, Inc. on July 1, 1997. Desert Hills Center for Youth and Families of New Mexico, Inc. filed a Motion to Set Aside Judgment on July 18, 1997. Richard Crenshaw represents Desert Hills Center for Youth and Families of New Mexico, Inc.

    4. Claim of the Estate of David Hull against Desert Hills Center for Youth and Family of New Mexico, Inc. By initial letter dated January 21, 1997, estate alleges wrongful death due to negligence on the part of Desert Hills of New Mexico; namely, inadequate maintenance of a playground. David Hull was an elementary school student who sustained fatal injuries as a result of a fall from a piece of playground equipment at Ann Parish Elementary School on 8/22/96.

    5.   Shawn McGrew, individually, and as Parent and Next Friend of
David McGrew v. Youth Services International of New Mexico, Inc., Cause No. CV-97 00173, 2nd Jud. Dist. Ct., County of Bernalillo, NM (filed January 9,
1997). Plaintiff's complaint alleges that David McGrew was allegedly sexually assaulted by other patients of Desert Hills of New Mexico on 9/15/96. The Complaint was filed on January 9, 1997, the Discovery Schedule Order was filed on June 30, 1997, and the plaintiff's most recent Discovery Request was made on June 30, 1997. Bill Gralon is defending Youth Services International of New Mexico, Inc.

    6. Daniela Morzos v. Desert Hills of New Mexico, New Mexico HRD# 97-04-28-0130 (filed 4/28/97). Charge of discrimination based on sex (female) gender/pregnancy which was filed with the EEOC and the New Mexico Human Rights Division on 4/28/97. On 5/6/97, a letter from the New Mexico Department of Labor was sent to Youth Services International of New Mexico stating that it had determined that the complaint is jurisdictional and will conduct an investigation. A letter dated 5/16/97 to Reliance National indicates that N. Simutis is in the process of compiling the response to the allegations.

    7. Beverly A. Keith v. Desert Hills of Texas, Charge # 360-970-575,(filed 2/5/97). Complainant claims that she was discriminated against because of her age, 52, in violation of the Age Discrimination in Employment Act of 1967. This charge is in reference to her being discharged on 12/5/96 from her Youth Counselor position for "allegedly" sleeping on the job. A letter dated 4/16/97 from J. Van Duyn, Jr. was sent to EEOC stating that Keith was not disputing whether or not she had been sleeping on the job. This letter further submits that sleeping on the job is a child safety and security issue and unacceptable and that Keith's claim is without merit and should be dismissed.

    8.   Youth Services International, Inc. and Southwestern Children's
Health Services, Inc. v. Parc Place Limited Partnership, Bertram Trobman, et al. On February 15, 1995, YSI and its subsidiary, Southwestern Children's Health Services, Inc. initiated a civil action against Parc Place Limited Partnership, certain assets of which YSI acquired in August of 1994. The action sought specific performance of covenants in the purchase and sale agreement which required Parc Place to provide audited financial statements to YSI, as well as injunctive relief, declaratory relief and damages for breach of contract. Parc Place and its principals, including Bertram Trobman, filed counterclaims against YSI claiming breach of contract, interference with contractual relations, and defamation. As of June 9, 1997, defendants planned to depose eight people in Phoenix between July 7 and July 18, 1997. This matter is being handled by the law firm of Miles & Stockbridge, a Professional Corporation.

    9.   Derrick Stinson v. Desert Hills of New Mexico, Case No. CV 97 0715
SC, EEOC Charge No. 390960950, Dist. Ct., NM, filed 5/22/97. On May 22, 1997, a former employee of Desert Hills of New Mexico, Derrick Stinson, filed suit against Desert Hills of New Mexico and YSI, in the United States District Court for the District of New Mexico. The complaint contains two counts alleging race and sex discrimination and harassment in violation of Title VII of the Civil Rights Act of 1964 and 42 U.S.C. Section 1981 as well as a common count of breach of an implied contract. Desert Hills of New Mexico is represented by Miles & Stockbridge, a Professional Corporation.

    10. John Jones v. Tampa Bay Academy. Pursuant to a Demand Letter dated May 5, 1997, counsel to John Michael Jones and John Paul Jones, his father, have made a demand against American International Group, YSI's liability insurer, for damages in the amount of $1,000,000 arising out of the claim of alleged negligence on the part of Youth Services International of Florida, Inc. relating to incidences of alleged sexual misconduct occurring at the Tampa Bay Academy in 1996. AIG currently is investigating this matter and formulating a response. AIG has not yet engaged legal counsel to defend Youth Services International of Florida in this matter.

    11.  Christopher D. Price v. Youth Services International, State of
Utah Industrial Commission, Charge No. 97-0563, EEOC Charge No. 35C-97-0663. Claimant, a former employee of YSI of Utah, Inc., alleges discrimination based on race (Asian) and sex (male). Price claims that he was denied privileges, given unpleasant work assignments, denied promotions, retaliated against for complaining about discrimination and ultimately terminated from his position as Counselor. This matter has been referred to Reliance National Insurance Company for a determination as to coverage under YSI's Employment Practices insurance policy. YSI of Utah currently is investigating the charges and formulating a response to the charge. The charge erroneously names "Youth Services International" as a defendant.

    12. Scott Anderson v. TBA Partnership, Ltd., formerly known as Youth Services International of Florida, Inc., dba Tampa Bay Academy, Case No. 96-6496, Cir. Ct., County of Hillsborough, FL, filed 10/16/96. Plaintiff, a former employee of Tampa Bay Academy, alleges that Tampa Bay discriminated against him by terminating him on 2/16/95. He attributes his termination to discrimination against his disability and retaliation for filing a worker's compensation claim. The complaint erroneously identifies the proper defendant in the matter. The termination occurred prior to the date on which Youth Services International of Florida, Inc. acquired the assets of The Tampa Bay
Academy.   Liability for these types of matters was not assumed by Youth
Services International of Florida in connection with the acquisition of the assets of The Tampa Bay Academy. The complaint does not allege that Youth Services International of Florida would be liable therefor as a "successor" to TBA Partnership, Ltd. Reliance National has denied coverage for this matter.

    13. Toni Branch v. Desert Hills Center, Nevada Equal Rights Commission Charge No. 0306-96-032L, EEOC No. 34B-96-0453, filed 3/6/96. The Plaintiff's allegations in the EEOC action include failure to promote and constructive discharge based on age discrimination. The charge has been closed without a determination although Ms. Branch has the right to appeal.

    14.  Worker's Compensation Claims:

        See listing dated June 30 General Accident Insurance Commercial Risk Experience provided to Purchaser on July 21, 1997.

    15. Following his termination in June from his position of Vice President of YSI, Inc., Michael L. McKee has made claims, through demand letters, against YSI and Southwestern Children's Health Services, Inc. for past wages and accrued vacation time. He also made claims related to his severance and the change of control agreement. YSI believes that Mr. McKee's claims are without merit and have referred the matter to the law firms of Fennemore Craig and Miles & Stockbridge for defense.

    16. Parc Place CHAMPUS Reimbursement Dispute. On or about June 24, 1997, YSI received a letter from the United States Attorney for the District of Arizona seeking a proposal for the resolution of dispute between "Parc Place, Inc." and its payment intermediary for payments made to Parc Place under the CHAMPUS program. The dispute involves alleged improper reimbursements to Parc Place in the aggregate amount of approximately $19,000 for services rendered in late 1991 to Amity B. Thompson. Under federal law, penalties accrue on such amounts from the date reimbursed to the provider until repaid at the annual rate of 6% of the amount to be repaid. SWCHS purchased the assets of Parc Place Limited Partnership in August of 1994, at
which time the existence of this dispute was not disclosed to SWCHS.   SWCHS
did not assume liability for this amount as part of the purchase transaction and intends to seek indemnification from Parc Place Limited Partnership for any damages it may incur as a result of such dispute.

                               SCHEDULE 2.10(a)

                             Compliance with Laws


    The Texas Department of Protective and Regulatory Services has informed Youth Services International of Texas, Inc., through a series of letters written between September 1996 and May 1997, that Youth Services International of Texas, Inc. has failed to comply with standards (i) requiring that staff working with children be trained in crisis management, the appropriate use of restraining measures and other disciplinary practices, (ii) requiring that information about treatment plans and reviews be shared with children, parents, or managing conservators, (iii) relating to hygiene, (iv) relating to the training and supervision of staff, and (v) relating to the proper feeding of children, maintenance of kitchen and food storage. Corrective action plans have been formulated and communicated in writing by Youth Services International of Texas, Inc. to the Texas Department of Protective and Regulatory Services.

                               SCHEDULE 2.10(b)

           Licenses, Permits and Accreditations of the Subsidiaries


    The following is a true and correct list of each of the Licenses and Permits held by the Subsidiaries. The Company does not hold any licenses or permits.

Arizona Department of Health Services, Behavioral Health Service Agency:

    1. Health Care Institution License, for Level I Behavioral Health Facility, Level II Behavioral Health Facility and Outpatient Clinic issued to Youth Services International, Inc. d/b/a Desert Hills Center for Youth and Families for 5245 N. Camino De Oeste, Tucson, Arizona effective 8/1/96 to 7/31/97.

    2. Health Care Institution License, for Level I Behavioral Health Facility and Level II Behavioral Health Facility issued to Youth Services International, Inc. d/b/a Desert Hills Center for Youth and Families for 2797
N. Introspect Dr., Tucson, Arizona 85745 effective 10/1/96 to 9/30/97.

    3. Health Care Institution License, for Level I Behavioral Health Facility, Outpatient Clinic, Court Ordered Services and Other Services issued to Youth Services International, Inc. d/b/a Desert Hills Center for Youth and Families for 2797 N. Introspect Dr., Tucson, Arizona 85745 effective 10/1/96 to 9/30/97.

    4. Health Care Institution License, for Special Hospital issued to Youth Services International. Inc. d/b/a Desert Hills Center for Youth and Families for 2797 N. Introspect Dr., Tucson, Arizona 85745 effective 9/12/96 to 9/30/97.

    5. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 1801 E. Wincomb, Phoenix, Arizona 85022 effective 12/1/96 to 11/30/97.

    6. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 2706 W. Warner Road, Chandler, Arizona 85224 effective 7/1/97 to 6/30/98.

    7. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 3192 W. Thude Dr., Chandler, Arizona 85226 effective 5/1/97 to 4/30/98.

    8. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 800 E. Southern, Tempe, Arizona 85283 effective 11/1/96 to 10/31/97.

    9. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 4515 W. Mercury Way, Chandler, Arizona 85226 effective 11/1/96 to 10/31/97.

    10. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 1900 E. Libra Dr., Tempe, Arizona 85283 effective 7/1/97 to 6/30/98.

    11. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 5917 S. Kenwood, Tempe, Arizona 85283 effective 12/1/96 to 11/30/97.

    12. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 5934 S. Juniper Street, Tempe, Arizona 85283 effective 6/1/96 to 5/31/97. [RENEWED]

    13. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 5811 S. Hazelton Ln., Tempe, Arizona 85283 effective 5/1/97 to 4/30/98.

    14. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 2010 E. Diamond Dr., Tempe, Arizona 85283 effective 3/1/97 to 2/28/98.

    15. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 718 E. Manhattan, Tempe, Arizona 85282 effective 5/21/97 to 4/30/98.

    16. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 2405 E. Southern Ave., Ste. 9, Tempe, Arizona 85282 effective 12/1/96 to 11/30/97.

    17. Health Care Institution License, for Level II Behavioral Health Facility issued to Developmental Behavioral Consultants, Inc. for 1201 E. Todd Dr., Tempe, Arizona 85283 effective 1/1/97 to 12/31/97.

    18. Health Care Institution License for Level I Behavioral Health Facility and Outpatient Clinic issued to Southwestern Children Health Services, Inc., Parc Place for 5116 E. Thomas Rd., Phoenix, Arizona 85018 effective 10/1/96 to 9/30/97.

Arizona Department of Economic Security, Division of Developmental
Disabilities:

    1. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 4652 W. Whitten Street, Chandler, Arizona 85364 expiring 2/22/98.

    2. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 1801 E. Wincomb, Phoenix, Arizona 85022 expiring 8/3/97.

    3. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 2706 W. Warner Rd., Chandler, Arizona 85224 expiring 8/3/97.

    4. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 1201 E. Todd Dr., Tempe, Arizona 85283 expiring 11/22/97.

    5. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 3192 W. Thude Dr., Chandler, Arizona expiring 2/16/98.

    6. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 5309 S. River, Tempe, Arizona 85283 expiring 9/26/98.

    7. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 800 E. Stephens, Tempe, Arizona 85282 expiring 9/26/98.

    8. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 4515 W. Mercury Way, Chandler, Arizona 85226 expiring 8/3/97.

    9. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 718 E. Manhatten, Tempe, Arizona 85283 expiring 1/7/99.

    10. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 1900 E. Libra, Tempe, Arizona 85283 expiring 2/26/98.

    11. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 955 Southern, Apt. #285, Tempe, Arizona 85282 expiring 12/11/98.

    12. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 3409 S. Rural Rd. #210, Tempe, Arizona 85282 expiring 9/27/98.

    13. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 5917 S. Kenwood, Tempe, Arizona 85283 expiring 11/22/98.

    14. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 5934 S. Juniper, Tempe, Arizona 85283 expiring 9/27/98.

    15. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 5811 S. Hazelton, Tempe, Arizona 85283 expiring 9/26/98.

    16. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 1101 W. Erie #A, Chandler, Arizona 85224 expiring 7/31/98.

    17. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 1101 W. Erie #B, Chandler, Arizona 85224 expiring 7/31/98.

    18. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 1101 W. Erie #C, Chandler, Arizona 85224 expiring 8/16/98.

    19. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 1101 W. Erie #D, Chandler, Arizona 85224 expiring 8/29/98.

    20. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 1101 W. Erie #E, Chandler, Arizona 85224 expiring 8/29/98.

    21. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 1101 W. Erie #F, Chandler, Arizona 85224 expiring 8/29/98.

    22. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 2010 E. Diamond, Tempe, Arizona 85283 expiring 8/3/97.

    23. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 10010 N. 29th Street, Phoenix, Arizona 85028 expiring 8/14/97.

    24. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 3706 S. Dorsey Lane, Tempe, Arizona 85282 [IN APPLICATION]

    25. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants, Inc. for 2123 West Cheyenne, Chandler, Arizona 85224 effective 5/19/97 to 5/19/99.

    26. Regular License for a Community Residential Setting issued to Developmental Behavioral Consultants for 14045 E. Williams, Gilbert, Arizona 85296 effective 6/2/97 to 6/2/99.


Arizona Department of Economic Security:

    1. License for a Group Care Agency issued to Westwind Children's Services for 4150 West Peoria, Phoenix, Arizona 85029 effective 3/28/97 to 3/27/98.

    2. License for a Satellite Home issued to Westwind Children's Services for 7137 W. Libby Street, Glendale, Arizona 85308 effective 3/28/97 to 3/27/98.

    3.. License for a Satellite Home issued to Westwind Children's Services for 6509 W. Sunnyside Drive, Glendale, Arizona 85308 effective 3/28/97 to 3/27/98.

    4. License for a Satellite Home issued to Westwind Children's Services for 105 E. Missouri, Phoenix, Arizona 85012 effective 3/28/97 to 3/27/98.

    5. License for a Satellite Home issued to Westwind Children's Services for 5323 W. Westwind Dr., Glendale, Arizona 85023 effective 3/28/97 to 3/27/98.

    6. License for a Satellite Home issued to Westwind Children's Services for 13113 N. 24th Avenue, Phoenix, Arizona 85029 effective 3/28/97 to 3/27/98.

    7. License for a Satellite Home issued to Westwind Children's Services for 15828 N. 29th Avenue, Phoenix, Arizona 85023 effective 3/28/97 to 3/27/98.

    8. License for a Satellite Home issued to Westwind Children's Services for 23848 N. 40th Drive, Glendale, Arizona 85310 effective 3/28/97 to 3/27/98.

    9. License for a Satellite Home issued to Westwind Children's Services for 5038 W. Acoma, Phoenix, Arizona 85306 effective 3/28/97 to 3/27/98.

    10.  License for a Satellite Home issued to Westwind Children's
Services for 15210 North 5th Avenue, Phoenix, Arizona 85023 effective 3/28/97 to 3/27/98.

[Note: Promise House, Inc. provides services to Westwind Children's Services, an Arizona non-profit corporation, for the operation of the programs covered by the foregoing licenses pursuant to a Provider Service Agreement dated March 29, 1996 by and between Promise House and Westwind Children's Services.]


New Mexico Children, Youth & Families Department, Prevention & Intervention
Division:

    1. Certification Certificate for a Treatment Foster Care Program issued to Desert Hills for 4900 Sequoia, NW, Albuquerque, New Mexico 87120.

    2. Certification Certificate for Behavioral Management Skills Development Services issued to Desert Hills for 5310 Sequoia, NW, Albuquerque, New Mexico 87120.

    3. Operator's License for Children's Residential Treatment Facility issued to Youth Services International of New Mexico, Inc. d/b/a Desert Hills Center for Youth and Families of New Mexico for 5310 Sequoia, NW, Albuquerque, New Mexico 87120.

    4. Operator's License for Children's Residential Treatment Facility issued to Youth Services International of New Mexico, Inc. d/b/a Desert Hills Center for Youth and Families of New Mexico for 4900 Sequoia, NW, Albuquerque, New Mexico 87120.


New Mexico Department of Health, Public Health Division:

    1. Operator's License for a Special Hospital issued to Youth Services International of New Mexico, Inc. d/b/a Desert Hills Center for Youth and Families of New Mexico for 5310 Sequoia, NW, Albuquerque, New Mexico 87120 effective 11/1/96 to 10/31/97.


New Mexico Children, Youth and Families Department, Protective Services
Division:

    1. Child Placement Agency License issued to Desert Hills for child placement, foster care effective 12/1/96 to 12/1/97.


State of Florida Department of Health and Rehabilitative Services:

    1. Certificate of License for Child Caring Agency issued to Tampa Bay Academy for 12012 Boyette Rd., Riverview, FL 33569 effective 6/1/97 to 5/31/98.

    2. License for Level II Residential Programs and Day or Night Treatment Nonresidential Programs issued to Tampa Bay Academy for 12012 Boyette Rd., Riverview, FL 33569 effective 3/20/97 to 3/19/98.

[Note: Pursuant to a Management Agreement dated September 1, 1995 by and between Brazos Valley Youth Corporation and Youth Services International of Texas, Inc. ("YSI Texas"), YSI Texas provides services for the operation of the programs covered by the foregoing licenses.]


Texas Department of Protective and Regulatory Services:

    1. License to operate a Residential Treatment Center issued to Brazos Valley Youth Corporation for 4201 Texas Avenue South, College Station, Texas 77845 issued 7/31/96.

    2. License to operate a Residential Treatment Center issued to Brazos Valley Youth Corporation for 6955 Broach Rd., Bryan, Texas 77803 issued 2/1/97.


State of Arizona Department of Education:

    1. Letter of Conditional Approval for Desert Hills Residential School to provide Emotional Disability, Specific Learning Disability and Non-special Education vouchers to teachers located at 2797 N. Introspect Drive - Tucson, Girls Unit effective 8/19/96.


Hillsborough County Occupational License:

    1. License for Boarding Home issued to Tampa Bay Academy- Residential Child Care Facility for 12012 Boyette Rd., Riverview, FL 33569


Puma County, Arizona Planning & Development Services:

    1. Certificate of Occupancy for Desert Hills Hospital- Children's Psychiatric issued to Introspect Healthcare Corp. for 2797 N. Introspect Drive, Tucson, Arizona 85745 dated 9/28/90.


Puma County, Arizona Building Code Department:

    1. Certificate of Occupancy for Desert Hills-Dormitory issued to Desert Hills for 5245 N. Camino de Oeste, Tucson, Arizona.

CHAMPUS:

    1. Renewal Certification under Civilian Health and Medical Program of the Uniformed Services (CHAMPUS) criteria as a 100 bed psychiatric residential treatment center for children ages 4 to 17 issued to Tampa Bay Academy dated February 2, 1993; Recertification dated 1996.


Accreditations:

    1. Certification as Accredited School issued to Tampa Bay Academy from the Commission on Secondary and Middle Schools Southern Association of Colleges and Schools for 1996 - 1997.

    2. Letter of Accreditation for 1996-97 school year issued to Desert Hills School by North Central Association, Commission on Schools effective April 8, 1997.

    3. Letter of Accreditation issued to Parc Place from the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") effective for three years from 5/15/97.

    4. Letter of Accreditation from JCAHO issued to Tampa Bay Academy for Mental Health, Chemical Dependency, and Mental Retardation/Developmental Disabilities Services effective as of June 30, 1994.

    5. Accreditation from JCAHO for all sites of care for Desert Hills Center for Youth and Families under Accreditation Manual for MHM by Behavioral Health Accreditation Services effective 12/96; accreditation for all surveyed services offered by Desert Hills Center for Youth and Families by Behavioral Health Accreditation Services effective 12/5/96 to 12/5/99.

    6. Letter of Accreditation from JCAHO to Desert Hills Center for Youth and Families of New Mexico for Mental Health, Chemical Dependency, and Mental Retardation/Developmental Disabilities Services effective as of June 27, 1996.


State of Utah Department of Human Services, Office of Licensing:

    1. License for Child Placing Services issued to Youth Services International for 199 West Center, P.O. Box 986, Orem, Utah 84057 effective February 1, 1997 to October 31, 1997.

    2. License for Residential Treatment Services issued to Youth Services International for Provo Girls Home, 235 North 2420 West, Provo, Utah 84057 effective November 1, 1996 to October 31, 1997.

    3. License for Residential Treatment Services issued to Youth Services International for Clearfield Group Home, 430 East 450 South, Clearfield, Utah 84015 effective February 1, 1997 to October 31, 1997.

    4. License for Residential Treatment Services issued to Youth Services International for Madison Group Home, 2604 Madison, Utah 84401 effective January 1, 1997 to October 31, 1997.

    5. License for Residential Treatment Services issued to Youth Services International for Lehi Group Home, 177 North 500 East, Lehi, Utah 84043 effective July 1, 1997 to August 31, 1997.

    6. License for Residential Treatment Services issued to Youth Services International for Ogden Boys Group Home, 606 23rd Street, Ogden, Utah, 84401 effective January 1, 1997 to October 31, 1997.

    7.   License for Residential Treatment Services issued to Youth
Services International for Linden Group Home, 200 North Anderson Lane, Linden, Utah 84042 effective February 1, 1997 to October 31, 1997.


Business Licenses for the State of Utah:

    1. License issued to YSI of Utah for 200 North Anderson Lane, Lindon City, Utah effective 1/1/97 to 12/31/97.

    2. License issued to YSI of Utah for Residential Home for Youth with Disabilities located at 177 North 500 East, Lehi, Utah effective 2/24/97 to 12/31/97.

    3. License issued to Clearfield Groupe Home d/b/a YSI of Utah, Inc. for 430 East 450 South, P.O. Box 986, City of Clearfield, Orem, Utah effective 1/22/97 to 1/1/98.

    4. Certificate of License issued to YSI of Utah for Home Health Care Services located at 606 E. 2300 South St., Ogden City, Utah effective 1/8/97 to 12/31/97.

    5. Commercial Business License issued to Y.S.I. of Utah, Inc. for 199 W. Center Street, City of Orem, Utah effective 11/20/96 to 12/31/97.

    6. License issued to YSI of Utah for Foster Care located at 739 W. 200 North, Vernal City, Utah effective 1/1/97 to 12/31/97.

    7.   Business License issued to Youth Services International of Utah, 3809
S. West Temple St. 1-D for Miscellaneous Business Services effective 8/5/97 to 12/31/97.

    8. Certificate of License issued to Timothy Welch of Youth Services International of Utah, Inc. for 26045 Madison Ave., Ogden City, Utah effective 2/6/97 to 12/31/97.

    9. Certificate of License issued to Youth Services International of Utah for 235 North 2420 West, Provo City, Utah effective 12/5/96 to 12/31/97.


    Required Notices to State Licensing Agencies Regarding a Change of Control of Subsidiaries:

         Arizona: The Arizona Department of Economic Security requires each licensee to send written notification of any planned change in the licensee's ownership, governing board member, chief executive officer, or program director at least one month before the change. If the change occurs without sufficient time for prior written notice, the licensee must orally notify the licensing authority as soon as the change is known, and then send written confirmation within 48 hours of giving oral notice. The Arizona Department of Education requires that written notice of any change in control of the licensee be sent to the Secretary for Education Vouchers for Private Schools.

         Florida: Notice must be given to the Florida Department of Health and Rehabilitative Services regarding the change in ownership interests in Youth Services International of Florida, Inc. and the corresponding need to initiate a new license application. Moreover, with respect to the certificate of need, notice of the sale must be given.

         New Mexico: Notice must be given to all relevant state agencies in New Mexico regarding the change in ownership of Youth Services International of New Mexico, Inc.

         Texas: Notice must be given to the Texas Department of Protective and Regulatory Services regarding changes in the membership of the Board of Directors, if any, of Youth Services International of Texas, Inc.

         Utah: Notice must be given to the Utah Department of Human Services of any change of ownership of YSI of Utah, Inc.

                                 SCHEDULE 2.12

     Cost Reports, Third Party Receivables and Conditions of Participation


    Youth Services International of New Mexico, Inc. is the only Subsidiary which files Medicaid cost reports.

    An audit of its cost reports for the years 1991 through 1996 currently is being conducted by Myers & Stauffer, LLC.

    None of the Subsidiaries currently is involved in any disputes involving amounts in excess of $25,000.00 in the aggregate with any governmental authorities or any Medicaid fiscal intermediaries regarding cost reports.

    YSI of Utah recently reached a settlement with the Utah Department of Human Services concerning alleged overpayments by the Utah Department of Human Services to YSI of Utah, Inc. through the fiscal year ended June 30, 1996 which is memorialized in a letter of May 16, 1997 from Vaughn Emett of the Utah Department of Human Services of Youth Services International, Inc. The Utah Department of Human Services alleged that, during the fiscal year ended June 30, 1996, YSI of Utah had failed to document treatment services sufficiently to support payments for services rendered in the approximate amount of $121,715 (as identified in the Department's report, "Youth Services International, Inc. of Utah--Limited Review," dated April 2, 1997). Following negotiations, the parties agreed to the following: (i) Y.S.I. of Utah, Inc. will repay a total of $121,715 in four installments of $30,428.75, the first of which is due on July 31, 1997; and (ii) the Department will not charge interest during the repayment period, provided the repayment schedule is adhered to and the entire repayment is made prior to May 1, 1998.

    On or about June 24, 1997, YSI received a letter from the United States Attorney for the District of Arizona seeking a proposal for the resolution of dispute between "Parc Place, Inc." and its payment intermediary for payments made to Parc Place under the CHAMPUS program. The dispute involves alleged improper reimbursements to Parc Place in the aggregate amount of approximately $19,000 for services rendered in late 1991 to Amity B. Thompson. Under federal law, penalties accrue on such amounts from the date reimbursed to the provider until repaid at the annual rate of 6% of the amount to be repaid. SWCHS purchased the assets of Parc Place Limited Partnership in August of 1994, at which time the existence of this dispute was not disclosed to SWCHS. SWCHS did not assume liability for this amount as part of the purchase transaction and intends to seek indemnification from Parc Place Limited Partnership for any damages it may incur as a result of such dispute.

                                 SCHEDULE 2.13

                                 Medical Staff


    The following is a listing, by Subsidiary, of all physicians, physicians groups, and psychologists currently engaged to provide services to the
Subsidiaries:


Developmental Behavioral Consultants, Inc.:

Kurt D. Mahoney, Ph.D.
Eric Benjamin, M.D.
Manual Mota, M.D.
Jill Zweig, D.O.
Laurie Ramsbacher, M.D.
Mark Rubin, M.D.


Introspect Healthcare Corporation:

Eliud Faz                  M.D.
Herbert Grossman           M.D.
Steven Shaw                M.D.
Michael W. Cohen           M.D., P.C.
Philip Balch               Ph.D.
James Manshardt            M.D.
Howard Toff                M.D.
Scott McKenzie             D.M.D.
Stanley Kolker             D.D.S.


Promise House:

NONE


Southwestern Children's Health Services, Inc.:

Robert Shapiro             M.D. - Medical Director

Youth Services International of Florida, Inc.:

Heather Roher              M.D.
Susan Mike                 M.D.
Gary L. Wood               Psy. D.



Youth Services International of New Mexico:

Richard Smith              M.D.
David Friar                M.D.
Leah Rudnick               M.D.
Lisa Forrest               M.D.
Michael Dudelczyk          M.D.
Judith Pentz               M.D.
Daniel Rifkin              M.D.




Youth Services International of Texas, Inc.:

Bevan Steadman             M.D.
James Hinkle               M.D.
Annabelle Arteaga          Candidate for Psychologist License



YSI of Utah, Inc.:

NONE



    To the knowledge of the Seller Companies, there are no professional liability litigation or claims pending against any of the above people.

                                 SCHEDULE 2.14

                            Experimental Procedures


                                     NONE

                                 SCHEDULE 2.15

                                  Wage Claims

Following his termination in June from his position of Vice President of YSI, Michael L. McKee has made claims, through demand letters, against YSI and Southwestern Children's Health Services, Inc. for past wages and accrued vacation time. He also made claims related to his severance and the change of control agreement. YSI believes that Mr. McKee's claims are without merit and have referred the matter to the law firms of Fennemore Craig and Miles & Stockbridge for defense.

                                 SCHEDULE 2.16

                              Employment Matters


                                 No Exceptions

                                 SCHEDULE 2.17

                                  Tax Matters

    Prior to September 11, 1996, Introspect HealthCare, Corporation ("Introspect"), and its subsidiaries were members of an affiliated group, of which Diversification Association, Inc. ("DAI") was the common parent, that filed federal income tax returns on a consolidated basis. As part of the transaction pursuant to which Southwestern Children's Health Services, Inc. ("SWCHS") acquired all of the issued and outstanding capital stock of Introspect, YSI and SWCHS learned, based upon its due diligence review, that the sale of the stock of Introspect to SWCHS likely would cause such affiliated group to be required to recognize certain "deferred intercompany gains" in the approximate amount of $4,000,000 to $5,000,000 in the year of the sale. Because Introspect and its subsidiaries were members of the affiliated group during the year of the sale, and because all members of an affiliated group that files a consolidated return are, under federal law, jointly and severally liable for the payment of the consolidated tax obligations of the affiliated group, Introspect and its subsidiaries is liable jointly and severally with the other members of the group for the payment of taxes on such deferred intercompany gains. Therefore, if and to the extent that DAI fails to pay such taxes in full, Introspect and its subsidiaries may be liable for the payment thereof.

    YSI has been advised by its tax advisors that, although Introspect and its subsidiaries are jointly and severally liable for the payment of such taxes with the other members of the affiliated group, the IRS has not typically pursued former members of affiliated groups for payment of taxes which arise as a result of the sale of such former members. Nevertheless, there can be no assurance that the IRS would not so pursue Introspect or it subsidiaries for payment of these taxes if DAI fails to pay them in full.

                               SCHEDULE 2.18(a)

                            Employee Benefit Plans


    1.  YSI Cafeteria Plan
    2.  YSI Group Health Plan
    3. YSI Life Insurance, Accidental Death & Disability, Long Term Disability Plan
    4.  YSI 401(k) Plan
    5.  YSI Top Hat Plan
    6. Medical Plan for employees of Desert Hills Center for Youth and Families, Inc
    7.  Introspect Health Care Corporation Cafeteria Plan
    8.  Introspect Health Care Corporation 401(k) Plan
    9.  Medical Plan for Employees of YSI of New Mexico
    10. Cafeteria Plan for Employees of YSI of New Mexico
    11. Vacation Pay, Holiday Pay, Sick Pay
    12. YSI Stock Option Plan

                               SCHEDULE 2.18(b)

                             Compliance with ERISA


                                     NONE

                               SCHEDULE 2.18(c)

               Representations Concerning Employee Benefit Plans



                                     NONE

                               SCHEDULE 2.18(d)

                  Compliance with Plan Reporting Obligations


                                 No Exceptions

                               SCHEDULE 2.18(h)

                         Change in Control Agreements

    Pursuant to a letter agreement dated May 27, 1997 by and between YSI and Katherine Wade, Ms. Wade received a cash payment in the amount of $20,000 from YSI upon execution of the letter of intent with the Purchaser, and is entitled to receive additional cash payments in the aggregate amount of $40,000 upon closing of the transaction contemplated hereby in consideration of her assistance to YSI in facilitating the transaction contemplated hereby. In addition, at the closing of the transaction contemplated hereby, all of Ms. Wade's unvested options to purchase shares of YSI stock shall become vested and exercisable and those options and all other vested options shall remain exercisable for a period of one year following the closing notwithstanding the terms of YSI's stock option plans.

                               SCHEDULE 2.18(i)

             Non-Common Law Employee Participants in Benefit Plans


                                     NONE

                                 SCHEDULE 2.19

                      Material Contracts and Commitments


    The following is a list of all (i) material contracts and agreements which require either the Company or any of the Subsidiaries to pay to any other person or entity more than $10,000 per year, and (ii) employment or consulting agreements to which any of the Subsidiaries is a party and agreements pursuant to which any of the Subsidiaries have engaged professionals for the provision of professional services to any of the
Subsidiaries:

    1. Loan and Security Agreement dated as of June 20, 1995 by and between Signet Bank/Maryland (predecessor in interest to Signet Bank) and the Original Borrowers named therein, as amended by First Amendment to Loan and Security Agreement dated as of December 12, 1996 by and among Signet Bank, YSI, Youth Services International of Iowa, Inc., Youth Services International of Tennessee, Inc., Youth Services International of Maryland, Inc., Youth Services International of Baltimore, Inc., Youth Services International of Northern Iowa, Inc., YSI of Central Iowa, Inc., YSI of Utah, Inc., Youth Services International of South Dakota, Inc., Youth Services International of Missouri, Inc. and Southwestern Children's Health Services, Inc.

    2. Assumption Agreement dated as of July 25, 1995 by Youth Services International of New Mexico, Inc., YSI and Signet Bank.

    3. Assumption Agreement dated as of December 12, 1996 by Youth Services International of Texas, Inc., Youth Services International of Florida, Inc., Youth Services International of Virginia, Inc., Developmental Behavioral Consultants, Inc., Introspect Healthcare, Corporation, Desert Hills Center for Youth and Families, Inc., YSI and Signet Bank.

    4. $20,000,000 Amended and Restated Master Revolving Promissory Note dated December 12, 1996 payable to the order of Signet Bank by YSI, Youth Services International of Iowa, Inc., Youth Services International of Tennessee, Inc., Youth Services International of Maryland, Inc., Youth Services International of Baltimore, Inc., Youth Services International of Northern Iowa, Inc., YSI of Central Iowa, Inc., YSI of Utah, Inc., Youth Services International of South Dakota, Inc., Youth Services International of Missouri, Inc. and Southwestern Children's Health Services, Inc., Youth Services International of Texas, Inc., Youth Services International of Florida, Inc., Youth Services International of Virginia, Inc., Developmental Behavioral Consultants, Inc., Introspect Healthcare, Corporation, Desert Hills Center for Youth and Families, Inc. Youth Services International of New Mexico, Inc. and Youth Services International of Mammoth, Inc.

    5. Agreement to Provide Psychiatric Services to Residents of DBC between Eric Benjamin, M.D. and Developmental Behavioral Consultants, Inc. dated 1/16/97.

    6. Agreement to Provide Psychiatric Services to Residents of DBC between Manual Mota, M.D. and Developmental Behavioral Consultants, Inc. dated 2/9/97.

    7. Agreement to Provide Psychiatric Services to Residents of DBC between Jill Zweig, D.O. and Developmental Behavioral Consultants, Inc. dated 1/27/94.

    8. Agreement to Provide Psychiatric Services to Residents of DBC between Laurie Ramsbacher, M.D. and Developmental Behavioral Consultants, Inc. dated 1/31/97.

    9. Agreement to Provide Psychiatric Services to Residents of DBC between Mark Rubin M.D. and Developmental Behavioral Consultants, Inc. dated 1/13/97.

    10. Contract for Professional Services of 5/16/97 to 11/16/97 between Introspect Healthcare Corporation, Inc. d/b/a Desert Hills Center for Youth and Families and Philip Balch, Ph.D.

    11. Professional Services Contract of 6/15/97 to 6/14/98 between Introspect Healthcare Corporation, Inc. d/b/a Desert Hills Center for Youth and Families and Michael W. Cohen, M.D., D.C.

    12. Contract for Professional Services of 6/15/97 to 6/14/98 between Introspect Healthcare Corporation d/b/a Desert Hills Center for Youth and Families and Dawnco, LLC (Dawn Apperson, RN, PNP).

    13. Contract for Professional Services of 1/15/97 to 12/31/97 between Youth Services International, Inc. d/b/a Desert Hills Center for Youth and Families and Eliud Faz, M.D. and Amendment No. Two dated 5/7/97; Contract for Professional Services of 5/15/97 to 6/1/98 between Introspect Healthcare Corporation d/b/a Desert Hills Center for Youth and Families and Eliud Faz, M.D.

    14. Contract for Professional Services of 1/15/97 to 12/31/97 between Youth Services International, Inc. d/b/a Desert Hills Center for Youth and Families and Herbert Grossman, M.D.; Amendment No. Two dated 1/28/97 and Amendment No. Three dated 5/6/97.

    15. Introspect Children's Services Professional Services Contract with Intermountain Center for Human Development of 7/1/96.

    16. Agreement for Professional Services of 4/26/95 to be renewed yearly between Introspect Healthcare Corporation, Inc. d/b/a Desert Hills Center for Youth and Families and Curtis Kekahbah as "Native American Liason".

    17. Contract for Professional Services of 1/15/97 to 12/31/97 between Introspect Healthcare Corporation, Inc. d/b/a Desert Hills center for Youth and Families and James Manshardt, M.D.

    18. Contract of 2/1/97 to 10/15/97 between Desert Hills Center for Youth and Families, Ocotillo Clinic, Ft Huachuca Outpatient Services, and Practitioner's Billing Specialist.

    19. Contract for Professional Services between Introspect and Howard Toff, M.D.; Amendment One effective 11/15/96 to Contract for Professional Services dated 7/1/96 between Introspect Children's Services and Howard Toff, M.D.

    20. Contract for Professional Services of 10/1/95 to 6/30/97 between Introspect Healthcare Corporation d/b/a Desert Hills Center for Youth and Families and University Physicians, Inc.

    21. Contract for Professional Services of 5/27/97 to 5/26/98 between Introspect Healthcare Corporation d/b/a Desert Hills Center for Youth and Families and Michele Way.

    22. Non-Emergency Ambulance Transfer Agreement dated 8/18/95 between Desert Hills Center for Youth and Families and Rural/Metro Corporation

    23. Agreement dated 3/17/95 between Scott Mckenzie, D.M.D. and Stanley Kolker, D.D.S. and Desert Hills Center for Youth and Families.

    24. Agreement for Operation of Water and Distribution System dated as of 6/4/95 between Desert Hills and Frank Bowyer.

    25. Memorandum of Understanding Customer Service Agreement dated 3/96 between Harvard Medical Ltd. and Desert Hills whereby Desert Hills agrees to retain HML as its duly authorized representative in Europe.

    26. Agreement dated as of 12/1/95 between Introspect Children's Services Network and La Paloma Family Services, Inc.

    27. Level II Behavioral Health Facility Contract effective 1/2/96 between Introspect Healthcare Corporation, Inc. d/b/a Desert Hills Center for Youth and Families and La Paloma Family Services.

    28. Agreement dated 2/1/96 between Desert Hills Center for Youth and Families and University Physicians, Inc.

    29.  Agreement effective 1/1/95 between Desert Hills Hospital and
Catholic Community Services of Southern Arizona, Inc. d/b/a Community Outreach Program for the Deaf.

    30. Agreement between Parc Place - Phoenix and Arizona Guidance & Counseling Center, Inc. for services of Robert Shapiro, M.D. effective 11/15/89.

    31. Agreement between Parc Place and Robert Shapiro, M.D. as Medical Director dated 6/97.

    32.  Employment Agreement between Kurt Mahoney, Ph.D. and the
Developmental Consultants Division of Southwestern Children's Health Services, Inc. effective 6/22/95 to 8/31/97, and after the original term, from month to month.

    33. Agreement between Tampa Bay Academy and Heather Rohrer, M.D. for services as Medical Director dated 4/18/96 .

    34. Employment Agreement among Youth Services International, Inc., Youth Services International of Florida, Inc. and Edward C. Hoefle dated 3/27/96.

    35. Collaborative Affiliation and Medical Services Agreement between the University of South Florida and Tampa Bay Academy, Ltd. effective 7/1/93; Renewal and Modification to Collaborative Affiliation and Medical Services Agreement between the University of South Florida and Tampa Bay Academy, Ltd. effective 7/21/94.

    36. Contract for services between Youth Services International of Florida, Inc. d/b/a Tampa Bay Academy and Cindy Adams effective 4/30/97 to 4/30/98.

    37. Consultation Agreement between Tampa Bay Academy and Susan Mike, M.D. for services as Medical Director effective 7/15/97.

    38. Service Rate Agreement between Tampa Bay Academy and Gary L. Wood, Psy. D. Dated June 30, 1994.

    39. Contract of 5/30/97 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Georgia Meyer-Hayes for classroom coverage effective 6/1/97 to 8/30/97.

    40. Contract of 5/12/97 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Clinton Hill Carter for classroom coverage effective 6/1/97 to 8/30/97.

    41. Contract of 5/12/97 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Mike Trujillo for classroom coverage effective 6/1/97 to 8/30/97.

    42. Contract of 5/12/97 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Yvonne Madrid for classroom coverage effective 6/1/97 to 8/30/97.

    43. Contract of 5/12/97 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Michelle Trexler for classroom coverage effective 6/1/97 to 8/30/97.

    44. Contract of 5/12/97 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Trudy Tavarez for classroom coverage effective 6/1/97 to 8/30/97.

    45. Contract of 5/12/97 between Desert Hills Center for Youth and Families of New Mexico Inc. and Charles Russell for classroom coverage effective 6/1/97 to 8/30/97.

    46. Contract of 5/12/97 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Paula Hunt for classroom coverage effective 6/1/97 to 8/30/97.

    47. Contract of 10/24/95 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Bonnie Hanson, ART for professional services.

    48. Agreement dated 12/14/95 between Albuquerque Employee Assistance and Desert Hills.

    49. Contract of 4/4/97 between Desert Hills Center for Youth and Families of New Mexico, Inc. and David Friar, M.D. for professional services.

    50. Contract of 4/23/97 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Leah Rudnick, M.D. for professional services.

    51. Contract of 6/10/96 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Lisa Forrest, M.D. for professional services.

    52. Contact of 6/10/96 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Michael Dudelczyk, M.D. for professional services.

    53. Contract of 6/10/97 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Judith Pentz, M.D. for professional services.

    54. Contract of 6/19/95 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Daniel Rifkin, M.D. for professional services.

    55. Contract for Professional Services between Desert Hills Center for Youth and Families of New Mexico, Inc. and Susan McLees, M.A. effective 4/4/97 to 9/30/97.

    56. Contract for Professional Services between Desert Hills Center for Youth and Families of New Mexico, Inc. and Jewel Osco SW, Inc.

    57. Contract of 6/10/97 between Desert Hills Center for Youth and Families of New Mexico, Inc. and Linda Reineke for professional services.

    58. BioMedical Waste Service Agreement dated 6/96 between Medical Compliance Services, Inc. and Desert Hills Center for Youth and Families of New Mexico, Inc.

    59. Draft of Letter of Agreement between Bryan ISD and Desert Hills Ranch (Los Hermanos Boys' Ranch).

    60. Revised Cooperative Agreement between Desert Hills Center and the College Station Independent School District effective 8/14/96 to 7/31/97.

    61. Contract for Professional Services between Desert Hills of Texas and Bevan Steadman, M.D. effective 12/1/96 to 11/30/97.

    62. Service Agreement between Bryan Medical Laboratories and Desert Hills Center for Youth and Families dated 7/1/93.

    63. Equipment Lease between Desert Hills and Lanier for copier and fax services dated 11/14/96 ($1017.80 per month).

    64. Contract for Professional Services between Los Hermanos and James Hinkle, M.D. effective 3/97.

    65. Software Maintenance Agreement dated 1/1/97 to 12/31/97 between Echo Management Group and Tampa Bay Academy.

    66. Contract for Professional Services between Introspect HealthCare Corporation d/b/a Desert Hills Center for Youth and Families and Mary Boothe effective 7/3/97 to 7/2/98.

    67. Contract for Professional Services between Introspect HealthCare Corporation d/b/a Desert Hills Center for Youth and Families and Steven Shaw, M.D. effective 7/7/97 to 7/6/98.

    68. Contract for Professional Services between Introspect HealthCare Corporation d/b/a Desert Hills Center for Youth and Families and Laura Steiniger effective 5/1/97 to 4/30/98.

    69. Contract for Professional Services between Desert Hills Center for Youth and Families of New Mexico and K-Regent Drugs effective 7/1/97 to 6/30/98.

    70.  Pursuant to a settlement with the Utah Department of Human
Services concerning an alleged overpayment of $121,715 by the Utah Department of Human Services to YSI of Utah, Inc. which is memorialized in a letter of May 16, 1997 from Vaughn Emett of the Utah Department of Human Services to David Dolch of Youth Services International, Inc., YSI of Utah, Inc. is obligated to repay a total of $121,715 in four installments of $30,428.75, the first of which is due on July 31, 1997. (See description on Schedule 2.12).

    Except as provided in the foregoing listing, none of the Subsidiaries nor the Company is a party to any employment contract with any officer, consultant, director or employee thereof.

    Pursuant to the terms of the YSI Stock Option Plans, as in effect from time to time, the following current employees of the Subsidiaries have been granted options to purchase common stock of YSI:

    Kurt Mahoney
    Nicholas J. Mavrolas
    James Oleson
    Katherine B. Wade

    Except as provided for above, neither the Company nor any of the Subsidiaries is a party to any plan, arrangement or contract with any of the employees thereof providing for options, bonuses, stock purchases, deferred compensation or the like, it being understood that YSI has entered into a special bonus arrangement with Katherine Wade which is described generally in
Schedule 2.24.

    The following is a list of material contracts and agreements through which the Company or any of the Subsidiaries provides to any other person or entity services or goods and, in return, receives more than $10,000 per year:

    1. Single Purchase of Care Contract among Regional Behavioral Health Authority (on behalf of the Arizona Department of Health Services, the Arizona Department of Economic Security, the Arizona Department of Juvenile Corrections and the Administrative Office of the Arizona Supreme Court) and Developmental Behavioral Consultants, Inc. dated July 8, 1996; Amendment No. 2 of Contract dated May 20, 1997.

    2. Contract between the Arizona Department of Economic Security and Developmental Behavioral Consultants, Inc. dated December 8, 1992; Contract Amendment dated May 15, 1995; Contract Amendment dated May 15, 1997.

    3. Provider Subcontract Agreement between the Navajo Nation and Desert Hills Center for Youth and Families effective 7/1/95 to 6/30/96; Subcontract Amendment effective 7/1/96 to 6/30/97. [RENEWED]

    4. Subcontract Agreement between Northern Arizona Behavioral Health Authority and Desert Hills Hospital effective 7/1/95 to 6/30/97. [RENEWED]

    5. Subcontract Agreement between Desert Hills Center for Youth and Families and Pascua Yaqui Tribe effective 7/1/96.

    6. Amendment to Contract between Desert Hills Center for Youth and Families and Pinal Gila Behavioral Health Association, Inc. effective 7/1/96.

    7. Preferred Facility Agreement between Desert Hills Center for Youth and Families and Private Healthcare Systems, Inc. effective 5/1/97 to 4/30/98.

    8. Single Purchase of Care Contract among Regional Behavioral Health Authority (on behalf of the Arizona Department of Health Services, the Arizona Department of Economic Security, the Arizona Department of Juvenile Corrections and the Administrative Office of the Arizona Supreme Court) and Desert Hills Center for Youth and Families effective 7/1/96 to 6/30/97. [RENEWED 7/1/97]

    9.   Subcontract Agreement between Southeastern Arizona Behavioral
Health Services, Inc. and Introspect Healthcare Corporation d/b/a Desert Hills effective 7/1/95.

    10. Contract for Services of Independent Contractor between the State of Nevada, acting by and through its Nevada Department of Education, and Desert Hills Center effective 7/1/96.

    11. Contract for Out-of-State Residential Treatment Services between the State of Montana Department of Corrections and Desert Hills, Tucson effective 1/1/97 to 12/31/97.

    12. Contract with Sunnyside School District effective 6/1/95 to 6/30/96. [RENEWED]

    13. Facility Agreement between Value Behavioral Health, Inc. and Desert Hills Center for Youth and Families effective 2/15/96.

    14. Managed Care System Agreement between U.S. Behavioral Health, a wholly owned subsidiary of The Travelers Insurance Company, and Desert Hills Center for Youth and Families effective 5/31/95.

    15. Single Purchase of Care Subcontract Agreement between Community Partnership of Southern Arizona and Desert Hills Center for Youth and Families effective 7/1/96 to 6/30/97. [RENEWED]

    16. Contract between the Arizona Department of Juvenile Corrections and Introspect Healthcare Corporation d/b/a Desert Hills Center for Youth and Families effective 5/1/97 to 7/31/97.

    17. Standard Institution Participation Agreement between Blue Cross and Blue Shield of Arizona, Inc. and Desert Hills Center for Youth and Families effective 4/1/95.

    18. Preferred Provider Agreement between Desert Hills and Carondelet Health Care Corporation of Arizona d/b/a Carondelet Behavioral Health signed 2/10/97.

    19. Assignment Letter of Agreement between Arizona Children's Home Association and Desert Hills Center for Youth and Families assigning subcontract to Southern Arizona Children's Consortium effective 2/1/97.

    20. Subrecipient Subcontract Agreement between CODAC Behavioral Health Services, Inc. and Desert Hills Hospital effective 7/1/96; Assignment Letter of Agreement dated 2/25/97.

    21. Agreement between La Frontera Center, Inc. and Desert Hills Center for Youth and Families effective 7/1/96.

    22. Subrecipient Subcontract Agreement between The Providence Service Corporation and Desert Hills Center for Youth and Families effective 2/1/97.

    23.  Agreement for the Provision of Managed Care Services between
CONTACT, a division of Samaritan Health System, and Introspect Healthcare Corporation d/b/a Desert Hills Center for Youth and Families effective 3/1/96.

    24. Participating Facility Services Agreement between Corphealth, Inc. and Desert Hills Center for Youth and Families dated 2/1/95; Addendum to Agreement effective 4/2/97.

    25. Participating Provider Agreement between Foundation Health PsychCare Services, Inc. and Desert Hills Center for Youth and Families effective 4/11/96.

    26. Service Contract between Hopi Tribe, Social Services Program, and Desert Hills Center for Youth and Families effective 1/1/97 to 12/30/97.

    27. Behavioral Health Service Facility Agreement among Introspect HealthCare Corporation d/b/a Desert Hills Center for Youth and Families, Human Affairs International Incorporated and Aetna Health Plans of Arizona, Inc. effective 9/1/96.

    28. Contract between Indian Health Services and Desert Hills Center for Youth and Families, Inc. effective 7/1/92 to 2/14/98.

    30. Subcontract between Carondelet Healthcare Corporation and Youth Services International d/b/a Desert Hills Center for Youth and Families effective 8/1/95 to 7/31/00; Amendment One to Subcontract Agreement dated 3/97.

    31. Health Facility Participation Agreement between Merit Behavioral Care Systems Corporation and Desert Hills Center for Youth and Families of N.M., Inc. effective 1/1/97.

    32. Amendment to the Participating Provider Agreement between Foundation Health PsychCare Services, Inc. d/b/a Catalina Behavioral Health Services and Carondelet Health Care Corporation effective 8/1/95 to 7/31/00.

    33. Affiliation Agreement Purchase of Services Contract Memorandum of Understanding between Carondelet Health Care Corporation and Introspect Healthcare Corporation dated 9/1/94.

    34. Agreement between Desert Hills Center for Youth and Families and University Physicians, Incorporated effective 2/1/96.

    35. Contract between the Arizona Department of Economic Security and Westwind Children's Services, Inc. dated October 10, 1996 and Contract Amendment No. 1 dated November 27, 1996.

    36. Contract between the Arizona Department of Economic Security and Westwind Children's Services, Inc. dated October 25, 1996 (for the provision of shelter care) and Contract Amendment No. 1 dated April 14, 1997.

    37. Provider Service Agreement by and between Westwind Children's Services, Inc. and Promise House, Inc. dated March 29, 1996.

    38. Chemical Dependency Treatment Referral Relationship and Discount Agreement between Parc Place and American Airlines, Inc. effective 1/24/95.

    39. Preferred Provider Network Hospital Agreement with Beech Street of California, Inc.

    40. Standard Institution Participation Agreement between Blue Cross and Blue Shield of Arizona, Inc. and Phoenix Adolescent Recovery Center d/b/a Parc Place effective 4/1/95.

    41.  Facility Service Agreement between Capp Care, Inc. and
Southwestern Children's Health Services, Inc. d/b/a Parc Place effective
9/25/94.

    42. Provider Contract for Chemical Dependency Services between CCN, Inc. and Phoenix Adolescent Recovery Center, Inc. effective 5/1/92; Notification of

Assignment of Contract dated 8/12/94 advising CCN, Inc. that contract has been assigned by Parc Place to Southwestern Children's Health Services, Inc.

    43. Participation Agreement for Substance Use Disorder Rehabilitation Facility Services for CHAMPUS Beneficiaries dated 4/28/95.

    44. Amendment to Institutional Services Agreement between MCC Behavioral Care, Inc, and Parc Place, Inc. dated 2/18/97.

    45. Facility Agreement dated 8/1/94 between CNR Health, Inc. and Parc Place and Agreement Amendment effective 1/1/96.

    46. Inpatient/Alternate Care Facility Letter of Agreement between Parc Place and Health Management Center, Inc. dated 1/26/94.

    47. Service Agreement between Health Risk Management, Inc. and Parc Place dated 10/1/91; Notification of Assignment dated 7/31/94 advising Health Risk Management, Inc. that contract has been assigned by Parc Place to Southwestern Children's Health Services, Inc.

    48. Facility Participation Agreement between Southwestern Children's Health Services d/b/a Parc Place and Aetna Health Management, Inc. effective 4/1/95

    49. Residential Treatment Services Agreement dated 12/7/94 between Holman Family Counseling, Inc. and Southwestern Children's Health Services.

    50.  Facility Provider Agreement between Managed Health Network, Inc.
and Parc Place dated 12/7/90; Notification of Assignment dated 8/17/94 advising Managed Health Network, Inc. that contract has been assigned by Parc Place to Southwestern Children's Health Services, Inc.

    51. Facility Agreement between Pacificare Behavioral Health, Inc. and Parc Place effective 1/1/91.

    52. Facility Provider Agreement between Preferred Mental Health, Inc. and Parc Place effective 1/94.

    53. Mental Health Preferred Hospital Agreement between Parc Place and Private Healthcare Systems, Inc. effective 10/1/95.

    54. Mental Health Care Service Facility Agreement dated 7/1/91 between Parc Place and USA Healthnet, Inc.; Amendment to Agreement dated 4/94.

    55. Revised Travelers Managed Care System Agreement between Parc Place and U.S. Behavioral Health dated 4/94 and First Amendment dated 11/94.

    56. Contract between Parc Place and the Arizona Department of Juvenile Corrections for Residential Treatment Services for Substance Abuse dated April 28, 1995; Amendment effective 7/1/96.

    57. Single Purchase of Care Contract among the Arizona Department of Health Services, the Arizona Department of Economic Security, the Arizona Department of Juvenile Corrections and the Administrative Office of the Arizona Supreme Court and Southwestern Children's Health Services d/b/a Parc Place for 5116 East Thomas Rd. effective 7/1/97 to 6/30/98.

    58. Subcontract Agreement between Pinal Gila Behavioral Health Association, Inc. and Southwestern Children's Health Services d/b/a Parc Place effective 7/1/95 to 6/30/98.

    59. Memorandum of Agreement between Tampa Bay Academy and Green Spring Health Services, Inc. effective July 17, 1993.

    60.  EAP Network Participating Provider Agreement between
Anheuser-Busch Companies, Inc. and Tampa Bay Academy effective 4/7/93.

    61. Facility Contract between Preferred Health Management, Inc. and Tampa Bay Academy effective June 23, 1992.

    62. Participating Facility Agreement between US Behavioral Health Plan, California and Tampa Bay Academy effective 8/1/91.

    63. Facility Agreement between Tampa Bay Academy and Value Behavioral Health, Inc. dated November 8, 1995.

    64. Participating Facility Agreement between Integrated Behavioral Health and Tampa Bay Academy effective 4/1/94.

    65. Facility Provider Agreement between Managed Health Network, Inc. and Tampa Bay Academy effective 2/29/93.

    66. Mental Hospital Provider Agreement between Medical Card System, Inc. and Tampa Bay Academy effective 7/1/95.

    67. PPO Participating Facility Agreement between MultiPlan, Inc. and Tampa Bay Academy, Ltd. dated 11/93.

    68. Mental Health Preferred Hospital Agreement between Private Healthcare Systems, Inc. and Tampa Bay Academy dated July 20, 1995.

    69. Program Provider Agreement between Professional Psychological Services and Tampa Bay Academy dated September 16, 1994.

    70.  Provider Agreement Mental Health/Substance Abuse between
Connecticut General Life Insurance Company ("CIGNA"), acting on behalf of General Motors Corporation and Tampa Bay Academy effective 10/1/95.

    71. Standard Rate Agreement between State of Florida, Department of Health and Rehabilitative Services and Tampa Bay Academy, Ltd. effective 9/1/93.

    72. Letter of Agreement for Participating Provider between American Mental Health Care, Inc. and Tampa Bay Academy dated February 22, 1993.

    73. Outpatient/Inpatient Facility Service Agreement between Choice Behavioral Health Partnership and Tampa Bay Academy effective 3/26/97.

    74. Agreement Number 97CSA.159 between Tampa Bay Academy and the County Board of Arlington, Virginia effective 11/1/96.

    75. Amendment to Contract between Affordable Health Care Concepts and Tampa Bay Academy effective 1/1/95.

    76. Facility Agreement between ComPsych Employee Assistance Program, Inc. and Tampa Bay Academy effective 9/1/95.

    77. Facility Participation Agreement between Comprehensive Behavioral Care, Inc. and Tampa Bay Academy.

    78. Mental Health Care Service Facility Agreement between USA Healthnet, Inc. and Tampa Bay Academy dated August 8, 1991.

    79.  Amendment to Agreement effective 7/1/93 between Blue Cross and
Blue Shield of Florida, Inc. and Tampa Bay Academy amending the Participating Psychiatric and Substance Abuse Facility Services Agreement dated 5/1/92.

    80. FY 1997 Agreement for Purchase of Services between Tampa Bay Academy and Fairfax-Falls Church Community Policy and Management Team effective 1/1/97 to 6/30/98.

    81. Contract for Competency Restoration Services between the Brown Schools of Florida and Tampa Bay Academy effective 6/3/97. [DRAFT]

    82. Standard Contract between the Florida Department of Children and Families and Youth Services International of Florida d/b/a Tampa Bay Academy effective 7/1/97 to 6/30/98.

    83. Agreement between the Oklahoma Department of Human Resources and Tampa Bay Academy as a medical provider under programs administered by the Oklahoma Health Care Authority expiring 3/31/98.

    84. Pursuant to the terms of an Agreement dated as of March 27, 1996 by and among YSI, Youth Services International of Florida, Inc. and American Residential Centers, Inc. ("ARC"), Youth Services International of Florida, Inc. is obligated to make "earn-out" payments to ARC in scheduled amounts as part of the purchase price for the rights of ARC under its Management Agreement with The Tampa Bay Academy (which were acquired in connection with the assets of The Tampa Bay Academy) if the EBITDA of Youth Services International of Florida exceeds certain thresholds as of the June 30, 1997 and June 30, 1998.

    85. Pursuant to the terms of an Asset Purchase Agreement dated as of March 27, 1996 by and among YSI, Youth Services International of Florida, Inc. and The Tampa Bay Academy, Ltd., Youth Services International of Florida, Inc. is obligated to make "earn-out" payments to TBA Partnership, Ltd. (f/k/a The Tampa Bay Academy, Ltd.) in scheduled amounts as part of the purchase price for the assets of The Tampa Bay Academy if the EBITDA of Youth Services International of Florida exceeds certain thresholds as of the June 30, 1997 and June 30, 1998.

    86.  Health Facility Participation Agreement between Merit Behavioral
Care Systems Corporation and Desert Hills Center for Youth and Families of New Mexico, Inc. dated December 18, 1996.

    87.  Participation Agreement for RTC between CHAMPUS Mental Health
Program Branch and Desert Hills Center for Youth and Families dated April 30, 1996.

    88. Participation Agreement for Psychiatric Partial Hospitalization Program between CHAMPUS Mental Health Program Branch and Desert Hills Center for Youth and Families dated April 30, 1996.

    89. Facility Services Agreement between PRO Behavioral Health, Inc. and Desert Hills Center for Youth and Families of New Mexico, Inc. dated February 1, 1997.

    90. PPO Participating Facility Agreement between MultiPlan Managed Care, Inc. and Desert Hills Center for Youth & Families of New Mexico, Inc. effective 6/8/93.

    91. Facility and Program Participation Agreement between Green Spring Health Services, Inc. and Desert Hills Center dated 6/2/93 and 9/8/93.

    92. Letter of Agreement between Psychology Systems, Inc. and Desert Hills Hospital dated March 29, 1996.

    93. Participating Hospital Agreement between Health Management Network and Desert Hills Center for Youth and Families of New Mexico, Inc. effective 12/1/96.

    94. Contract Award No. ###-##-#### providing Adolescent Residential Treatment and Partial Hospitalization Treatment Services between The Indian Health Services and Desert Hills effective 9/35/90.

    95. Letter of Agreement for Participating Provider Organization between AcuCare Group, L.L.P. and Desert Hills Center dated effective 1/18/95.

    96. Participating Specialty Hospital Agreement between New Mexico Blue Cross and Blue Shield, Inc. and Desert Hills effective 8/1/94.

    97. Preferred Provider Agreement between American Airlines Employee Assistance Program and Desert Hills Centers for Youth and Families effective 3/1/93.

    98. Institutional Services Agreement between MCC Managed Behavioral Care, Inc. and Desert Hills Center for Youth and Families effective 1/1/92; Amendment effective 7/31/95.

    99. Network Provider Agreement, and amendment thereto, between Medical Network, Inc. and Desert Hills Center for Youth and Families of New Mexico effective December 1, 1994.

    100. Facility Services Agreement between Mental Health Services and Desert Hills effective 6/15/94.

    101. The Travelers Managed Care System Agreement between U.S. Behavioral Health and Desert Hills - New Mexico effective 4/1/94.

    102. [Draft] Member Agreement between Behavioral Healthcare
Corporation, Inc, and Desert Hills Center for Youth and Families of New Mexico, Inc.

    103. Letter Agreement dated 4/22/97 between Desert Hills Center for Youth and Families of New Mexico, Inc. and National Mental Health Institute for the Deaf.

    104. Management Agreement between Tampa Bay Academy and the National Mental Health Institute on Deafness, Inc. dated April 1, 1995 (and letter dated March 26, 1997 regarding rates thereunder).

    105. Contract for Residential Services between Guadalupe County Juvenile Probation Department and Desert Hills of Texas effective 6/5/97 to 12/31/97.

    106. Contract for Residential Services between the 36th Judicial District Juvenile Probation Department and Brazos Valley Youth Corporation effective 5/1/97 to

5/1/98. (This contract includes the counties of Aransas, Bee, Live Oak, McMullen and San Patricio).

    107. Contract for Residential Services between Criminal Justice Division Grant, Jefferson County and Los Hermanos effective 4/23/97 to 8/31/97.

    108. Contract for Residential Services for between Criminal Justice Division Grant, Wichita County and Los Hermanos effective 1/1/97 to 12/31/97.

    109. Contract for Residential Services between Tarrant County, Texas and Los Hermanos Ranch (Level 5 care) effective 9/96 to 9/30/97.

    110. Contract for Residential Services between Tarrant County, Texas and Los Hermanos Ranch (Level 4 care) effective 9/96 to 9/30/97.

    111. Contract for Residential Services between Brazos County Juvenile Services Dept. and Los Hermanos Ranch effective 1/1/95.

    112. Purchased Child Protective Services Contract No. 200267 (Provisional Contract) between Texas Department of Protective and Regulatory Services and Los Hermanos Ranch effective 12/1/96.

    113. Purchased Child Protective Services Contract No. 200277 between
Texas Department of Protective and Regulatory Services and Brazos Valley Youth Corporation dba Desert Hills of Texas effective 9/1/96 to 8/31/97.

    114. Contract for Out-of-State Residential Treatment Services between Montana Department of Corrections and Brazos Valley Youth Corporation effective 1/1/97 to 12/31/97.

    115. Contract for Services between Bell County, acting through its Probation Department and the Desert Hills Academy effective 11/17/95.

    116. Residential Services Agreement between County of Bexar, Texas and Brazos Valley Youth Corporation effective 10/1/96 to 9/30/97.

    117. Contract for Residential Services between Brazoria County Juvenile Probation Department and Brazos Valley Youth Corporation dba Desert Hills of Texas effective 3/16/97 to 12/31/97.

    118. Contract for Residential Services of 1/1/97 and 12/31/97 between Brazos County Juvenile Services Department and Brazos Valley Youth Corporation dba Desert Hills of Texas.

    119. Contract for Residential Services between Comal Co. Juvenile Probation and Desert Hills effective 10/3/95.

    120. Contract for Residential Services between the County of Cameron and Brazos Valley Youth Corporation dba Desert Hills of Texas effective 1/13/97 to 9/30/97.

    121. Contract for Residential Services between the Dallas County Juvenile Department and Brazos Valley Youth Corp effective 12/1/96 to 9/30/97.

    122. Contract and Agreement between Denton County Court Services and Desert Hills Brazos Valley Youth Corp effective 3/12/97 to 9/11/97.

    123. Contract for Residential Services between the County of El Pasos and Brazos Valley Youth Corporation dba Desert Hills of Texas effective 9/25/95.

    124. Agreement for Residential Services between Fort Bend County and Desert Hills of Texas effective 11/96 to 12/31/97.

    125. Agreement for Residential Services between Harris County Juvenile Board and Brazos Valley Youth Corp dba Desert Hills of Texas effective 9/1/96 to 8/31/97.

    126. Contract for Residential Services between Harrison County Texas Juvenile Board and Desert Hills effective 5/23/96.

    127. Contract for Residential Services between Hays County Juvenile Probation Department and Desert Hills effective 2/95.

    128. Contract for Residential Services between Hidalgo County and Brazos Valley Youth Corporation effective 1/1/97 to 12/31/97.

    129. Contract for Residential Services between Criminal Justice Division Grant, Jefferson County and Desert Hills of Texas effective 10/96 to 8/31/97.

    130. Contract for Foster Care Services between Lubbock County
Texas--Lubbock County Youth Center and Brazos Valley Youth Corp. dba Desert Hills of Texas effective 10/1/96 to 9/30/97.

    131. Professional Services Agreement between Lutheran Social Services of the South, Inc. and Desert Hills of Texas effective 12/19/96.

    132. Contract for Residential Services (unsigned and undated) between the County of Matagorda and Brazos Valley Youth Corporation dba Desert Hills of Texas.

    133. Contract for Residential Services and beyond between Orange County and Brazos Valley Youth Corporation ( authorized to do business in the State of Texas and operating the residential treatment programs known as Desert Hills of Texas, Inc. and Los Hermanos Ranch, Inc.) effective 1/1/97 to 12/31/97.

    134. Contract for Residential Services (Level 4) between Tarrant County, Texas and Desert Hills of Texas effective 9/30/97.

    135. Contract for Residential Services between Tom Green County and Desert Hills of Texas dated 9/23/96.

    136. Contract for Residential Treatment Services and beyond between Travis County and Brazos Valley Youth Corporation d/b/a Desert Hills of Texas effective 9/16/96.

    137. Contract for Residential Services between Wichita County
Commissioners' Court and Brazos Valley Youth Corporation / Desert Hills of Texas effective 1/1/97 to 12/31/97.

    138. Contract for Residential Services between the County of Williamson and Desert Hills effective 11/19/96 to 10/4/97.

    139. Cooperative Program Agreement between College Station Independent School District and Desert Hills of Texas effective 4/14/96 to 7/31/97.

    140. Contract between Tucson and Arizona Office of the Courts effective 1/1/97.

    141. Contract of 3/14/97 between Tucson and BHP (Magma Copper Co.).

    142. DHS Contract between Utah Division of Youth Corrections and Youth Services International of Utah, Inc. effective 7/1/95 to 6/30/98.

    143. DHS Contract between Utah Division of Child and Family Services and Western Region and YSI of Utah effective 7/1/96 to 6/30/98.

    144. Contract between Community Care Network, Inc. and Desert Hills Center for Youth and Families effective 12/15/92.

    145. Contract between Green Spring Health Services, Inc. and Desert Hills Center for Youth and Families effective 9/1/93.

    146. Contract between Health Care Incorporated and Desert Hills Center for Youth and Families effective 5/1/95.

    147. Contract between Holman Professional Counseling Centers and Introspect Healthcare Corporation effective 4/3/96.

    148. Contract between Multiplan Managed Care, Inc. and Desert Hills Center for Youth and Families effective 5/6/93.

    149. Contract between Preferred Mental Health Management and Desert Hills Center for Youth and Families effective 4/20/93.

    150. Contract between United Behavioral Health Systems and Desert Hills effective 7/1/96.

    151. Contract between The School Board of Hillsborough County Florida and The Charter School of Tampa Bay Academy, Inc. effective 7/1/97 to 6/30/00.

    152. Single Purchase of Care Subcontract Agreement between Community Partnership of Southern Arizona and Desert Hills Center for Youth and Families effective 7/1/96.

    153. Management Agreement between Brazos Valley Youth Corporation and Youth Services International of Texas, Inc. dated 9/1/95.

    154. Participation Agreement for a Residential Treatment Center between Tampa Bay Academy and the U.S. Department of Defense for 12012 Boyette Road, Riverview, Florida 33569.

    155. Participation Agreement for a Psychiatric Partial Hospitalization Program between Tampa Bay Academy and the U.S. Department of Defense for 12012 Boyette Road, Riverview, Florida 33569.

                                 SCHEDULE 2.20

              Material Real Property and Personal Property Leases


Developmental Behavioral Consultants, Inc.

     1. Lease for 4652 W. Whitten St., Chandler, AZ 85226, by and between Kurt Mahoney and Patricia Mahoney, Lessors and Developmental Behavioral Consultants, Inc, Lessee, expiring January 31, 1998.

     2. Lease for 1801 E. Winchomb Dr., Phoenix, Az 85022, by and between John Hall & Associates, Broker, and Developmental Behavioral Consultants, Inc., Lessee, expiring June 30, 1997.

     3. Lease for 2706 W. Warner Rd., Chandler, AZ 85224, by and between Al Silberman, Steve Sharon Trust and Anita Aratow, Lessor, and Developmental Behavioral Consultants, Inc., Lessee, expiring March 31, 1998.

     4. Lease for 1201 E. Todd Dr., Tempe, AZ 85283, by and between Kurt Mahoney and Patricia Mahoney, Lessors and Developmental Behavioral Consultants, Inc., Lessee, expiring November 30, 1997.

     5. Lease for 3192 W. Thude Dr., Chandler, AZ 85226, by and between Kurt and Patricia Mahoney, Lessors, and Developmental Behavioral Consultants, Inc., Lessee, expiring January 31, 1998.

     6. Lease for 800 E. Stephens, Tempe, AZ 85283, by and between Al and Marcia Silberman, Lessors, and Developmental Behavioral Consultants, Inc., Lessee, expiring July 31,1998.

     7. Lease for 4515 W. Mercury Way Chandler, AZ 85226, by and between Robert J. Mattus and Mary Louis Delaney, Lessors and Developmental Behavioral Consultants, Inc., Lessee, expiring September 30, 1997.

     8. Lease for 718 E. Manhattan, Tempe, AZ 85282, by and between Steve Sharpe Trust, Lessor and Developmental Behavioral Consultants, Inc., Lessee, expiring November 30, 1997.

     9. Lease for 1900 E. Libra Dr., Tempe, AZ 85183, by and between Steve Sharpe Trust, Lessor and Developmental Behavioral Consultants, Inc., Lessee, expiring December 31, 1997.

     10. Lease for 5917 S. Kenwood La., Tempe, AZ 85283, by and between Kuana Nan and Mai Lei Nan, Lessors and Developmental Behavioral Consultants, Inc., Lessee, expiring May 31, 1998.

     11. Lease for 5934 S. Juniper, Tempe, AZ 85284, by and between Kurt and Patricia Mahoney, Lessors and Developmental Behavioral Consultants, Inc., Lessee, expiring June 30, 1998.

     12. Lease for 5811 S. Hazelton La., Tempe, AZ 85283, by and between Steve Sharpe Trust, Lessor and Developmental Behavioral Consultants, Inc., Lessee, expiring March 31, 1998.

     13. Lease for 1101 W. Erie St., Apartments A, B, C, D, E, and F, Chandler, AZ 85224, by and between Kurt and Patricia Mahoney, Lessor, and Developmental Behavioral Consultants, Inc., Lessee, expiring July 31, 1997.

     14. Lease for 2010 E. Diamond Dr., Tempe, AZ 85283, by and between Realty Executives, Broker and Developmental Behavioral Consultants, Inc., Lessee, expiring July 31, 1997.

     15. Lease for 11010 N. 29th St., Phoenix, AZ 85028, by and between John Hall & Associates, Broker and Developmental Behavioral Consultants, Inc., Lessee, expiring August 31, 1997.

     16. Lease for 2405 E. Southern, Tempe, AZ 85282, by and between Sunny Mesa Realty, Broker and Developmental Behavioral Consultants, Inc., Lessee, expiring May 31, 1999.

     17. Lease for 2123 W. Cheyenne, Chandler, AZ 85224, by and between Kurt and Patricia Mahoney, Lessor and Developmental Behavioral Consultants, Inc., Lessee, expiring April 30, 1998.

     18. Lease for 1405 E. Williams Field Rd., Gilbert, AZ 85296, by and between Kurt and Patricia Mahoney, Lessor and Developmental Behavioral Consultants, Inc., Lessee, expiring May 31, 1998.

     19. Lease for 3706 S. Dorsey Lane, Tempe, AZ 85282, by and between Mary Czaikowski, Lessor and Developmental Behavioral Consultants, Inc., expiring May 31, 1998.

Introspect HealthCare, Corporation

    NONE

Promise House, Inc.

     1. Lease for Residential Property at 105 East Missouri, Phoenix, AZ 85012 by and between L. Dwain Hoover and Beva J. Hoover and Westwind Children's Services, Inc. dated July 1, 1996 (Promise House reimburses Westwind for the payments under this lease pursuant to the Provider Service Agreement between the parties).

     2. General Gross Lease at Paseo Verde Plaza, 4150 W. Peoria Avenue, Phoenix, AZ 85029, Suites 116 and 117 between Paseo Verde Partners L.P. and Promise House, Inc. dated January 6, 1997.

     3. Lease dated October 1, 1994 between Nicholas J. and Susan N. Mavrolas, Lessor and Promise House, Inc., Lessee, for 7137 W. Libby Street, Glendale, AZ 85308, and Amendment to Lease dated 4/1/97 between Nicholas J. Mavrolas and Susan N. Mavrolas and Promise House, Inc. for 7137 W. Libby, Glendale, AZ 85308.

     4. Lease dated October 1, 1994 between Nicholas J. and Susan N. Mavrolas and Promise House, Inc. for 6509 W. Sunnyside Drive, Glendale, AZ 85304.

     5. Oral Lease for 5323 W. Westwind Dr., Glendale, AZ 85023, by and between Promise House, Inc. and Nicholas J. Mavrolas.

     6. Oral Lease for 13113 N. 24th Avenue, Phoenix, AZ 85029, by and between Promise House, Inc. and Nicholas J. Mavrolas.

     7. Oral Lease for 15824 N. 29th Street, Phoenix, AZ 85023, by and between Promise House, Inc. and Nicholas J. Mavrolas.

     8. Oral Lease for 5038 W. Acoma Dr., Phoenix, AZ 85308, by and between Promise House, Inc. and Nicholas J. Mavrolas.

     9. Oral Lease for 15210 N. 5th Avenue, Phoenix, AZ 85023, by and between Promise House, Inc. and Nicholas J. Mavrolas.

     10. Oral Lease for 23848 N. 40th Dr., Glendale, AZ 85310, by and between Promise House, Inc. and Nicholas J. Mavrolas.

Southwestern Children's Health Services, Inc.

     1. Lease for 5128 E. Thomas Road, Phoenix, AZ 85018, first floor, by and between Sal and Catherine Fusco and Parc Place Realty Holdings, Inc., expiring October 31, 1997. Assigned to SWCHS on July 31, 1994 pursuant to the Assignment of Lease dated July 31, 1994 by Parc Place Realty Holdings, Inc. (Assignor) to Southwestern Children's Health Services, Inc. (Assignee).

     2. Lease for 5128 E. Thomas Road, Phoenix, AZ 85018, second floor, by and between Sal and Catherine Fusco and Southwestern Children's Health Services, expiring June 30, 1999.

     3. Lease for First Prince Plaza, 3640 North First Avenue, Tucson, AZ 85719 by and between Paul E. Rossier and Lee M. Rossier and Southwestern Children's Health Services, expiring May 1, 1999.

     4. Office Lease for 5540 W. Glendale Avenue, Suite C-106, Glendale, AZ between Area Enterprises, Ltd., and Cheryl Manor, Partnerships dba Glendale Office Plaza and SWCHS dba Parc Place expiring September 30, 1997.

     5. Lease for 5116 East Thomas Road, Phoenix, Arizona 85018 between National Century Financial Enterprises, Inc. and Southwestern Children's Health Services, Inc., effective December 12, 1996.

Youth Services International of Florida, Inc.

     1. Lease Agreement for The Tampa Bay Academy, 12012 Boyette Road, Riverview, Florida 33569 by and between The Tampa Bay Academy, Ltd. (n/k/a TBA, Ltd.) and Youth Services International of Florida, Inc., expiring February 28, 2006.

Youth Services International of New Mexico, Inc.

     1. Lease for 4900 Sequoia N.W., Albuquerque, NM 87120 by and between Emiliano Saiz and Theresa Saiz and Desert Hills Center for Youth and Families of New Mexico, Inc. expiring January 31, 2010

Youth Services International of Texas, Inc.

     1. Facility Lease and Security Agreement dated as of June 30, 1996 for 15 acre tract in Brazos County Texas between Meditrust of College Station, Inc. (Lessor) and Youth Services International of Texas, Inc. (Lessee). [College Station, 4201 Texas Avenue South, College Station, TX 77845]

     2. Equipment Lease between Desert Hills and Lanier for copier and fax services dated 11/14/96 ($1017.80 per month).

YSI of Utah, Inc.

     1. Commercial Lease Agreement for 130 S. Main, Logan, Utah between Mountain States Property Management, Inc. (lessor) and Youth Services International, (lessee) for 3/17/97 to 3/17/98.

     2. Lease Agreement for 3809 South West Temple, Suite 1-D dated as of 9/5/91 between Highline V Realty Trust and Gary E. Burton, dba Interstate Youth Services; Lease Abstract for 3809 South West Temple, Suite 1-D, Salt Lake City, Utah 84115 between Highline V Realty Trust (lessor) and Gary E. Burton dba Interstate Youth Services (lessee) for 10/7/91 to 9/30/97 as assigned May 30, 1997 to YSI of Utah, Inc..

     3. Office Building Lease dated 2/24/93 between Mountain States - 24th Street, Ltd. and Interstate Youth Services; Amendment to Lease for 289 24th Street, Suite 300, Ogden Utah 84401 between Mountain States-24th Street, Ltd. (lessor) and Youth Services International, Inc. (lessee).

     4. Lease Agreement for 430 East 450 South, Clearfield, Utah 84015 between. Richard M. Webber (lessor) and Youth Services International of Utah, Inc. (lessee) for 9/21/94 to 1/14/00.

     5. Facility Lease for 2604 Madison Avenue, Ogden, Utah 84401 between G.H. Froerer LTD Partnership (lessor) and YSI of Utah, Inc. (lessee) for 3/15/95 (or 10 days after substantial completion of remodeling, whichever is later) to 3/15/00.

     6. Commercial Lease and Deposit Receipt for 200 North Anderson Lane , Linden, Utah 84042 between Davis Brothers L.C. d/b/a Valley Square (lessor) and YSI of Utah, Inc. (lessee) for 7/28/94 to 7/31/97.

     7. Lease for 35 S. Main between Russell Westward, Duane Chase, and Alan Wade (lessors) and YSI of Utah (lessee) for 9/21/95 to 9/21/98.

     8. Lease for 199 West Center Street, Orem, Utah 84059 between Hammond Company, Suzanne Hammond, general partner (lessor) and Youth Services International (lessee) for 5/1/94 to 4/30/96; Letter extending lease to 4/98.

     9. Lease and Addendum to Facility Lease for 606 23rd Street, Ogden, Utah 84401 between Thomas Dysart (lessor) and YSI of Utah, Inc. (lessee) for 8/29/94 to 10/1/94.

     10. Commercial Lease for 177 North 500 East, Lehi, Utah 84043 between Marty Hallam (lessor) and YSI of Utah, Inc. (lessee) for 1/15/97 to 12/31/02.

     11. Lease Agreement for Blackhawk Property (Santaquin, Utah) and Orem Office (560 S. State Street, Orem, Utah) between Punky, L.C. (lessor) and YSI of Utah, Inc. (lessee) for 7/1/96 to 7/1/03.

          Agreement for property located at 560 S. State Street, Orem, Utah 84058 between Dynamic Realty Group as agent and O.F.F.A. for 4/1/97 to 3/31/98.

          YSI of Utah entered into the lease which covers both the Blackhawk Property and the Orem Office as part of its acquisition of Youth Quest, Inc. in July 1996. The lease was to expire in 2003. The obligations of YSI of Utah with respect to the Blackhawk Property were terminated, however, pursuant to an oral agreement reached with Punky, L.C. in March 1997. On March 20, 1997, YSI of Utah, acting through the Dynamic Realty Group, subleased the Orem Office to O.F.F.A. for a term commencing April 1, 1997 and ending on March 31, 1998.

     12. Agreement for Office Rental dated January 1, 1997 between Youth Services International of Utah and Ronald Bond for the use of his home as an office at 739 West 200 North, Vernal City, Utah.

                                SCHEDULE 2.21.1

                                 Real Property


Developmental Behavioral Consultants, Inc.

      1.  4652 W. Whitten St., Chandler, AZ  85226
      2.  1801 E. Winchomb Dr., Phoenix, AZ  85022
      3.  2706 W. Warner Rd., Chandler, AZ  85224
      4.  1201 E. Todd Dr., Tempe, AZ  85283
      5.  3192 W. Thude Dr., Chandler, AZ  85226
      6.  800 E. Stephens, Tempe, AZ  85283
      7.  4515 W. Mercury Way, Chandler, AZ  85226
      8.  718 E. Manhattan, Tempe, AZ  85282
      9.  1900 E. Libra Dr., Tempe, AZ  85183
     10.  5917 S. Kenwood La., Tempe, AZ  85283
     11.  5934 S. Juniper, Tempe, AZ  85284
     12.  5811 S. Hazelton La., Tempe, AZ  85283
     13.  1101 W. Erie St., Apartments A, B, C, D, E and F, Chandler, AZ
          85224
     14.  2010 E. Diamond Dr., Tempe, AZ  85283
     15.  11010 N. 29th St., Phoenix, AZ  85028
     16.  2405 E. Southern, Tempe, AZ  85282
     17.  2123 W. Cheyenne, Chandler, AZ  85224
     18.  1405 E. Williams Field Rd., Gilbert, AZ  85296
     19.  3706 S. Dorsey Lane, Tempe, AZ  85282

Introspect HealthCare, Corporation

      1.  5245 North Camino do Oeste, Tucson, AZ 85745
      2.  2797 N. Introspect Drive, Tucson, AZ 85745

Promise House, Inc.

      1.  105 East Missouri, Phoenix, AZ 85012
      2.  4150 W. Peoria Avenue, Suites 116 and 117, Phoenix, AZ 85029
      3.  7137 W. Libby Street, Glendale, AZ 85308
      4.  6509 W. Sunnyside Drive, Glendale, AZ 85304.
      5.  5323 W. Westwind Dr., Glendale, AZ 85023
      6.  13113 N. 24th Avenue,  Phoenix, AZ 85029
      7.  15824 N. 29th Street, Phoenix, AZ 85023
      8.  5038 W. Acoma Dr., Phoenix, AZ 85308
      9.  15210 N. 5th Avenue, Phoenix, AZ 85023
     10.  23848 N. 40th Dr., Glendale, AZ 85310

Southwestern Children's Health Services, Inc.

      1.  5128 E. Thomas Road, first floor, Phoenix, AZ 85018
      2.  5128 E. Thomas Road, second floor, Phoenix, AZ 85018
      3.  First Prince Plaza, 3640 North First Avenue, Tucson, AZ 85719
      4.  5116 E. Thomas Road, Phoenix, AZ 85018

Youth Services International of Florida, Inc.

      1.  12012 Boyette Road, Riverview, Florida 33569

Youth Services International of New Mexico, Inc.

      1.  4900 Sequoia N.W., Albuquerque, NM  87120 (leasehold title)

      2.  5310 Sequoia N.W., Albuquerque, NM  87120 (fee title)

Youth Services International of Texas, Inc.

      1.  Los Hermanos Ranch, 6955 Broach Road, Bryan, TX 77845 (fee title)

      2. 15 acre tract of land in Brazos County Texas (A.K.A College Station, 4201 Texas Avenue South, College Station, TX 77845 (leasehold title)

YSI of Utah, Inc.

      1.  130 S. Main, Logan, Utah 84321
      2.  3809 South West Temple, Suite 1-D, Salt Lake City, Utah 84115
      3.  289 24th Street Suite 300,  Ogden, Utah 84401
      4.  430 East 450 South, Clearfield, Utah 84015
      5.  2604 Madison Avenue, Ogden, Utah 84401
      6.  200 North Anderson Lane, Linden, Utah 84042
      7.  35 S. Main
      8.  199 West Center St., Orem, Utah 84059
      9.  177 North 500 East, Lehi, Utah 84043
     10.  560 South State Street, Orem, Utah
     11.  Ronald Bond's Home, 739 West 200 North, Vernal City, Utah
     12.  606 23rd Street, Ogden, Utah 84401
     13.  235 North 2420 West, Provo, Utah 84057

                                SCHEDULE 2.21.2

                 Other Permitted Encumbrances on Real Property

    1. 12012 Boyette Road, Riverview, Florida 33569 -- Pipeline right-of-way easement granted by The Tampa Bay Academy, Ltd. to the Central Florida Pipeline Corporation on 6/7/95

    2. Pursuant to a Sublease Agreement dated March 20, 1997, YSI of Utah, Inc. subleased Suite B in the office building located at 560 South State Street, Orem, Utah (the "Orem Office") to O.F.F.A. for the period beginning April 1, 1997 through March 31, 1998.

                                SCHEDULE 2.21.3

                      Contributions of Property or Money


                                     NONE

                                SCHEDULE 2.21.4

                            Property Reassessments



                                     NONE

                                 SCHEDULE 2.22

           Security Interests and Encumbrances on Personal Property

    1. Pursuant to (a) the Loan and Security Agreement dated as of June 20, 1995 by and between Signet Bank/Maryland (predecessor in interest to Signet
Bank) and the Original Borrowers named therein, as amended by First Amendment to Loan and Security Agreement dated as of December 12, 1996 by and among Signet Bank, YSI, Youth Services International of Iowa, Inc., Youth Services International of Tennessee, Inc., Youth Services International of Maryland, Inc., Youth Services International of Baltimore, Inc., Youth Services International of Northern Iowa, Inc., YSI of Central Iowa, Inc., YSI of Utah, Inc., Youth Services International of South Dakota, Inc., Youth Services International of Missouri, Inc. and Southwestern Children's Health Services, Inc.; (b) the Assumption Agreement dated as of July 25, 1995 by Youth Services International of New Mexico, Inc., YSI and Signet Bank; and (c) the Assumption Agreement dated as of December 12, 1996 by Youth Services International of Texas, Inc., Youth Services International of Florida, Inc., Youth Services International of Virginia, Inc., Developmental Behavioral Consultants, Inc., Introspect Healthcare, Corporation, Desert Hills Center for Youth and Families, Inc., YSI and Signet Bank, each of the Behavioral Health Subsidiaries granted security interests in, and liens on, substantially all of their assets in order to secure to Signet Bank their respective obligations thereunder.

    2. Pursuant to the terms of the Facility Lease and Security Agreement dated as of June 30, 1995 by and between Meditrust of College Station, Inc. ("Meditrust"), as lessor, and Youth Services International of Texas, Inc., ("YSI of Texas"), as lessee, YSI of Texas granted to Meditrust a security interest in and a lien on substantially all of its assets, whether then owned or thereafter acquired, in order to secure to Meditrust the prompt payment and performance of its obligations under the Facility Lease and Security Agreement.

    3. Please see chart entitled "Liens on Personal Property" attached hereto as Attachment 2.22.

                                 SCHEDULE 2.23

                                 Environmental


                                 No Exceptions

                                 SCHEDULE 2.24

                          Company Broker Arrangements

    Pursuant to a letter agreement dated April 14, 1997, YSI engaged Equitable Securities Corporation to provide certain financial advisory and investment banking services to YSI in connection with the proposed sale of its behavioral health businesses and the transactions contemplated hereby. A portion of Equitable's fees for such services are contingent upon the occurrence of the closing of the transaction contemplated hereby.

                                  SCHEDULE 3.5

                           Broker's and Finder's Fees

Investment banking fee to an affiliate of CGW Southeast Partners III, L.P. not to exceed 1.5% of the total capital contribution necessary to close the acquisition of all the outstanding stock of YSI Holdings - Georgia, Inc.

                                  SCHEDULE 3.6

                               Required Consents

        Pursuant to Section 4.2.7 of the Credit Agreement dated as of April 24, 1997 among Youth and Family Centered Services, Inc., Various Lenders and ING (U.S.) Capital Corporation, ING (U.S.) Capital Corporation must receive written approval from each lender having 66 2/3% or more of the aggregate loan commitment prior to making an acquisition loan to the Purchaser.

                                  SCHEDULE 4.9

                            VACATION AND HOLIDAY PAY

To be provided prior to Closing.

                                 SCHEDULE 4.19

                            TRANSFER OF 401(k) PLAN

Introspect Health Care Corporation 401(k) Plan